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Exhibit 99(a)(1)(A)

This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you are encouraged to consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. The Offer has not been approved or disapproved by the SEC or any securities regulatory authority in Canada or the United States or any other jurisdiction nor has any securities regulatory authority expressed an opinion about, or passed upon the fairness or merits of, the Offer contained in this document or the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

RIO TINTO CANADA HOLDING INC.,
an indirect wholly-owned subsidiary of

Rio Tinto plc,
OFFERS TO PURCHASE FOR CASH
all of the outstanding Common Shares
of
ALCAN INC.
at a price of
U.S.$101 Per Common Share

        Rio Tinto Canada Holding Inc. (referred to herein as the "Offeror"), a corporation incorporated under the laws of Canada, and an indirect wholly-owned subsidiary of Rio Tinto plc, a public limited company organized under the laws of England and Wales ("Rio Tinto"), hereby offers to purchase (the "Offer"), upon the terms and subject to the conditions set forth in this Offer and in the related letter of transmittal (the "Letter of Transmittal"), each issued and outstanding common share of Alcan Inc. ("Alcan"), together with the associated rights (the "Alcan Rights") (and, together with the common shares of Alcan, the "Alcan Common Shares") issued and outstanding under Alcan's Shareholder Rights Plan which is described under "Shareholder Rights Plan" in this take-over bid circular (the "Circular"), for U.S.$101 (equivalent to Cdn$105.44 based on the July 20, 2007 Bank of Canada Noon Rate) per Alcan Common Share in cash (less any applicable withholding taxes and without interest) (the "Offer Consideration"). The Offer Consideration represents a 65.5% premium over the closing price of Alcan Common Shares on the New York Stock Exchange (the "NYSE") on May 4, 2007, the last trading day prior to the announcement of an offer by Alcoa Inc. to purchase all of the outstanding Alcan Common Shares, which offer was withdrawn on July 12, 2007.

        The Offer will be open for acceptance until 6:00 p.m., Eastern Time, on September 24, 2007, unless extended or withdrawn by the Offeror (the "Expiry Time"). The Offeror will not amend the Offer in such a manner as would cause the Expiry Time of the Offer to occur earlier than such date and time, take up any shares prior to the Expiry Time, alter the withdrawal rights of Alcan shareholders or shorten or eliminate the Subsequent Offering Period (as defined below), except with the consent of Alcan. Alcan Common Shares deposited under the Offer may be withdrawn at any time prior to being taken up.

        THE BOARD OF DIRECTORS OF ALCAN HAS UNANIMOUSLY DETERMINED THAT THE OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF ALCAN COMMON SHARES AND IN THE BEST INTERESTS OF ALCAN AND THE HOLDERS OF ALCAN COMMON SHARES AND UNANIMOUSLY RECOMMENDS THAT SUCH HOLDERS ACCEPT THE OFFER AND DEPOSIT THEIR ALCAN COMMON SHARES UNDER THE OFFER.

        The Offer is subject to certain conditions, which are described in the section entitled "Offer — Conditions of the Offer" beginning on page 17, including, without limitation, there having been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Alcan Common Shares that, when added to the Alcan Common Shares then owned by the Offeror or any of its subsidiaries, constitutes at least 66 2/3% of the Alcan Common Shares outstanding (calculated on a fully diluted basis) at the time Alcan Common Shares are taken up under the Offer. Subject to applicable law and to the terms of the Support Agreement dated July 12, 2007, as amended on July 20, 2007 with effect as of July 12, 2007, between Alcan, the Offeror and Rio Tinto (the "Support Agreement"), the Offeror reserves the right to withdraw the Offer and not to take up and pay for any Alcan Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or prior to the Expiry Time. The Offer is not conditional upon the Offeror entering into any financing arrangements and is not subject to any financing condition.

        The Dealer Managers for the Offer are:

In the United States:	In Canada:
Deutsche Bank Securities Inc.	CIBC World Markets Inc.
Toll Free: 1 (877) 221-7676	Toll Free: 1 (866) 744-2030 (English) Telephone: 1 (514) 847-6638 (French)

July 24, 2007

        The Offeror is making the Offer to acquire all the outstanding Alcan Common Shares. If Alcan Common Shares validly deposited under the Offer are taken up and paid for, the Offeror will, subject to applicable law, seek to acquire, directly or indirectly, all outstanding Alcan Common Shares not deposited under the Offer by way of a subsequent acquisition transaction. The terms of any such subsequent acquisition transaction will provide that each such outstanding Alcan Common Share will entitle its holder to receive the same consideration as that paid under the Offer. The acquisition of the Alcan Common Shares under the Offer is also subject to the approval of the shareholders of Rio Tinto and Rio Tinto Limited at general meetings to be duly called and held for the purposes of obtaining the approval of the acquisition of the Alcan Common Shares pursuant to the Offer by the shareholders of Rio Tinto and of Rio Tinto Limited voting as a joint electorate and, in the case of Rio Tinto, the sanction by the shareholders of Rio Tinto to the borrowings of the "RT Group" and the "RTL Group" (both expressions as defined in Rio Tinto's Articles of Association) exceeding an amount of one and a half times "Unified Group Share Capital and Reserves" (as defined in Rio Tinto's Articles of Association) in order to allow the entering into of the Facility Agreement (as defined below) by Rio Tinto, the Offeror and Rio Tinto Finance plc. See section entitled "Circular — Source and Amount of Funds".

        Pursuant to the Support Agreement, Alcan has agreed to support the Offer, subject to the conditions set forth therein. Alcan Common Shares are currently traded on the Toronto Stock Exchange (the "TSX"), the NYSE and the SWX Swiss Exchange (the "SWX") under the symbol "AL", on the London Stock Exchange (the "LSE") under the symbol "AAN" and on Euronext Paris under the symbol "ALC". Unsponsored international depositary receipts ("IDRs") representing Alcan Common Shares are also traded on Euronext Brussels under ISIN code BE 004389244.

        If you wish to accept the Offer you should either (i) complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing deposited Alcan Common Shares, and any other required documents, to Computershare Investor Services Inc., as depositary (the "Depositary"), at any of its offices specified in the Letter of Transmittal, (ii) deposit your Alcan Common Shares under the Offer pursuant to the procedures for book-entry transfer set forth in the section entitled "Offer — Manner of Acceptance," or (iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Alcan Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee if you wish to deposit your Alcan Common Shares under the Offer.

        If you wish to deposit your Alcan Common Shares under the Offer and (i) the certificates representing your Alcan Common Shares are not immediately available, (ii) you cannot deliver the certificates representing Alcan Common Shares and/or Alcan Rights, if applicable, and all other required documents to the Depositary before the Expiry Time, (iii) you cannot comply with the procedures for book-entry transfer on a timely basis, or (iv) the Separation Time (as defined under the section entitled "Offer — Shareholder Rights Plan") has occurred before the Expiry Time but Rights Certificates have not been distributed to Alcan shareholders before the Expiry Time, your Alcan Common Shares may nevertheless be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying notice of guaranteed delivery (the "Notice of Guaranteed Delivery"). See the section entitled "Offer — Manner of Acceptance".

        All Alcan Common Shares taken up under the Offer will be paid for in U.S. dollars only.

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, or either of the Dealer Managers at their telephone numbers, in each case, as set forth on the back cover of this document. Requests for additional copies of this document, the accompanying Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at the Offeror's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

        The Offeror has not authorized anyone to provide any information or make any representation about the Offeror or its affiliates that is different from, or in addition to, the information and representations contained in the Offer or in any materials regarding the Offeror or its affiliates accompanying this document or incorporated by reference herein or therein. You should not rely on any information or any representation regarding the

Offeror or its affiliates not contained in this document or not contained in any material accompanying this document or incorporated by reference in it.

        While the Offer is being made to all holders of Alcan Common Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in, nor will deposits be accepted in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction. Any holder of Alcan Common Shares in a jurisdiction in which such an offer or solicitation is unlawful may collect copies of this document and related documents at the offices of the Depositary set forth on the back cover.

        The information contained in this document speaks only as of the date of this document, and the Offeror does not undertake any duty to update any such information, except to reflect a material change in the information previously disclosed as required by applicable law.

        THIS DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL AND, IF APPLICABLE, NOTICE OF GUARANTEED DELIVERY CONTAIN IMPORTANT INFORMATION AND YOU SHOULD CAREFULLY READ THEM IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

        ADDITIONAL INFORMATION ABOUT THE RIO TINTO GROUP AND ALCAN IS AVAILABLE AT THE INTERNET WEBSITES MAINTAINED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") AND CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEC.GOV AND WWW.SEDAR.COM, RESPECTIVELY. THIS DOCUMENT, THE TENDER OFFER STATEMENT ON SCHEDULE TO PREPARED BY THE OFFEROR AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 PREPARED BY ALCAN CAN BE OBTAINED FROM THE SEC'S WEBSITE FREE OF CHARGE, ONCE FILED. THE INFORMATION CONTAINED ON THE WEBSITES IS NOT INCORPORATED BY REFERENCE INTO THE OFFER AND YOU SHOULD NOT CONSIDER INFORMATION CONTAINED ON THE WEBSITES AS PART OF THE OFFER. PLEASE SEE THE SECTION ENTITLED "WHERE YOU CAN FIND ADDITIONAL INFORMATION".

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        Shareholders in the United States should be aware that the disposition of Alcan Common Shares by you as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and you are encouraged to consult your tax advisors. See "Material U.S. Federal Income Tax Considerations" beginning on page 63 and "Material Canadian Federal Income Tax Considerations" beginning on page 58.

        The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Offeror is organized under the laws of Canada, that all of the Offeror's officers and directors reside outside the United States and that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States.

        To the extent permissible under Canadian and U.S. law, the Offeror, Rio Tinto and their nominees, advisors or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, Alcan Common Shares outside the United States during the period in which the Offer remains open for acceptance. Any such purchases, or arrangements to purchase, must comply with applicable Canadian rules, including the restriction that such purchases not exceed 5% of the outstanding Alcan Common Shares as of the date of the Offer. The Offeror will disclose such purchases, if any, as required by Canadian law or the rules and regulations of the TSX and will also publicly release such information in the United States. Any Alcan Common Shares purchased by the Offeror during the Offer other than pursuant to the Offer would be counted in the determination as to whether the Minimum Tender Condition has been fulfilled.

        The Offeror reserves the right to commence a Subsequent Offering Period (as defined below) pursuant to Rule 14d-11 under the Exchange Act which will commence immediately after the Expiry Time. To the extent that there is a Subsequent Offering Period, unless otherwise agreed with Alcan, it shall remain open for at least ten business days and may be extended in accordance with Rule 14d-11 or as otherwise permitted by the SEC.

NOTICE TO SHAREHOLDERS IN FRANCE

        The Offer can only be made to holders in France of Shares admitted to trading on Euronext Paris (the "French Shares") after review by the Autorité des Marchés Financiers of a French offer notice (Communiqué établi conformément à l'article 231-24 du Règlement général), addressing issues specific to holders of French Shares (the "French Offer Notice"). This French Offer Notice will be distributed in France to holders of French Shares and the Offer will be made to such holders. The French Offer Notice makes reference to the Offer, the Circular and other documents incorporated by reference therein.

HOLDERS IN BELGIUM OF SHARES AND IDRs

        The Belgian supplement, addressing issues specific to holders of Alcan Common Shares and/or international depositary receipts in Belgium (the "IDRs") in Belgium (the "Belgian Supplement") is expected to be approved, together with this document, by the Belgian Banking, Finance and Insurance Commission. Until such approval has been obtained, the Offer cannot be made in Belgium to any holders of Alcan Common Shares and/or IDRs. Once such approval has been obtained, this document will be distributed in Belgium to all holders of Alcan Common Shares and/or IDRs but only together with the Belgian Supplement, and the Offer will then be made to such holders.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Alcan Common Shares. The Offer is not made for any options or any other rights (other than Alcan Rights) to acquire Alcan Common Shares (including options to purchase shares of Pechiney (the "Pechiney Options")) (such options, together with the Pechiney Options are referred to in this document as the "Options"). Subject to the receipt of all required regulatory approvals, Alcan has agreed in the Support Agreement to take steps to permit holders of Options issued under the Alcan Stock Option Plans, whether currently exercisable or not, to exercise all such Options on a cashless basis for the underlying Alcan Common Shares (and solely for the purpose of tendering such Alcan Common Shares under the Offer), which exercise shall be conditional upon the Offeror taking up the Alcan Common Shares deposited under the Offer.

        If a holder of Options does not exercise such Options or, in the case of the Pechiney Options, such Pechiney Options are not according to their terms otherwise exercisable, such Options will be redeemed and cancelled, conditional upon, and effective immediately before, the Offeror taking up the Alcan Common Shares under the Offer and the holder of such Options will receive for each Option held (i) where the Offer Consideration (or, in the case of Pechiney Options, such Offer Consideration multiplied by the number of Alcan Common Shares to be issued on the exchange of each share issued under the Pechiney Option as determined under the terms of the Liquidity Agreement entered into by holders of Pechiney Options) exceeds the exercise price per Common Share under the Option or the exercise price per share of Pechiney under the Pechiney Option, a cash payment equal to the amount of such excess (less any applicable Taxes), and (ii) otherwise, no consideration.

        The tax consequences to holders of Options of exercising their Options, or having them redeemed and cancelled, are not described in the Offer or the Circular. Holders of Options should consult their tax advisors for advice with respect to potential tax consequences to them in connection with the decision to exercise or not exercise their Options.

EXCHANGE RATE INFORMATION

        In this document, "$" and "U.S.$" refer to U.S. dollars, and "Cdn$" refers to Canadian dollars.

        On July 20, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the Bank of Canada Noon Rate was Cdn$1.0440.

FORWARD-LOOKING STATEMENTS

        Certain statements and assumptions in this Offer and the Circular about the Offeror, Rio Tinto, and Alcan, including statements made in the sections entitled, "Purpose of the Offer," and "Acquisition of Shares Not Deposited," contain or are based on "forward-looking" information and involve risks and uncertainties. Such statements include, but are not limited to, statements with regard to the outcome of the Offer, and may be (but are not necessarily) identified by the use of phrases such as "will", "expect", "intends" "anticipate", and "believe". By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future and may be outside the control of the Offeror, Rio Tinto or Alcan. Actual results and developments may differ materially from those expressed or implied in such statements because of a number of factors, including the outcome of the Offer and such other factors identified in Rio Tinto's most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC or Alcan's most recent periodic and current reports on Form 10-K, 10-Q or 8-K filed with the SEC (as the case may be).

CERTAIN DEFINED TERMS

        Unless otherwise defined, capitalized terms used in this Circular have the meanings given to them in the Support Agreement. The Support Agreement and the amendment to the Support Agreement dated July 20, 2007 were filed by Alcan with securities regulators in Canada on SEDAR (and are available free of charge at www.sedar.com under Alcan's profile) and with the SEC under Form 8-K. Documents filed with the SEC are available free of charge at www.sec.gov under Alcan's profile.

v

SUPPORT AGREEMENT	38
Support of the Offer by Alcan	38
The Offer	38
Shareholder Rights Plan	38
Alcan Board Representation	39
No Solicitation Covenant	39
Ability of Alcan to Accept a Superior Proposal	40
Opportunity to Match	41
Reaffirmation of Recommendation by the Board of Directors of Alcan	42
Subsequent Acquisition Transaction	42
Pre-Acquisition Reorganization	42
Termination of the Support Agreement	42
Termination Payments	44
Expense Reimbursement	44
Representations and Warranties	45
Conduct of Business	45
Rio Tinto Shareholders Approval	46
Other Covenants	46
Alcan Officers and Directors	46
Outstanding Alcan Options	47
PURPOSE OF THE OFFER	47
Purpose; Subsequent Acquisition Transaction	47
Reasons for Accepting the Offer	47
Other Plans	48
Treatment of Other Alcan Securities	49
SOURCE AND AMOUNT OF FUNDS	49
FEES AND EXPENSES	50
EFFECT OF THE OFFER ON THE MARKET FOR ALCAN COMMON SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE	51
REGULATORY MATTERS	51
Hart-Scott-Rodino Act	51
Exon-Florio Act	52
Competition Act (Canada)	52
Investment Canada Act	53
EC Merger Regulation	53
Australia	53
Trade Practices Act (Australia)	53
Foreign Acquisitions and Takeovers Act (Australia)	53
France	54
Securities Regulatory Matters	54
Other Governmental or Regulatory Consents or Approvals	54
ACQUISITION OF SHARES NOT DEPOSITED	54
Compulsory Acquisition	54
Compelled Acquisition	55
Alternative Subsequent Acquisition Transaction	55
Judicial Developments	58
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	58
Introduction	58
Holders Resident in Canada	59
Compulsory Acquisition	59
Compelled Acquisition	60
Alternative Subsequent Acquisition Transaction	60
Qualified Investment	61
Holders Not Resident in Canada	61
Compulsory Acquisition	62
Compelled Acquisition	62
Alternative Subsequent Acquisition Transaction	62
Delisting of Alcan Common Shares Following Completion of the Offer	62
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	63
Disposition of Alcan Common Shares and Receipt of Cash Pursuant to the Offer	64
Acquisition of Alcan Common Shares Not Deposited	64
Information Reporting and Backup Withholding	65
WHERE YOU CAN FIND ADDITIONAL INFORMATION	65
ALCAN INFORMATION	65
LEGAL MATTERS	65
STATUTORY RIGHTS	65
DIRECTORS' APPROVAL	65
APPROVAL AND CERTIFICATE OF RIO TINTO CANADA HOLDING INC.	66
APPENDIX A DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND RIO TINTO	A-1
Directors and Executive Officers of Rio Tinto plc	A-1
Directors of Rio Tinto Canada Holding Inc.	A-12

QUESTIONS AND ANSWERS

        The following are questions and answers regarding the Offer that may be of interest to holders of Alcan Common Shares. This information is to be read in conjunction with, and is qualified in its entirety by, the more detailed information contained in the Circular and related material, including the Letter of Transmittal and Notice of Guaranteed Delivery accompanying this Circular.

        The Circular as well as other materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. The Tender Offer Statement on Schedule TO filed with the SEC by the Offeror and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC by Alcan are available electronically without charge at the SEC's website, www.sec.gov. These materials are also available without charge at Rio Tinto's website, www.riotinto.com.

WHO IS OFFERING TO PURCHASE ALCAN COMMON SHARES?

        An indirect wholly-owned subsidiary of Rio Tinto is offering to purchase all of the outstanding Alcan Common Shares. Rio Tinto is one of the world's leading mining and exploration companies.

WHAT IS THE OFFER?

        The Offer Consideration is a cash amount of U.S.$101 (equivalent to Cdn$105.44 based on the July 20, 2007 Bank of Canada noon rate) per Alcan Common Share (less any applicable withholding taxes and without interest).

WHY SHOULD I ACCEPT THE OFFER?

        You should consider the following factors in deciding whether to accept the Offer:

  •
  The Offer Consideration represents a premium of 65.5% over the closing share price of Alcan Common Shares on the NYSE on May 4, 2007 (the last trading day prior to the announcement of an offer by Alcoa Inc. to purchase all of the outstanding Alcan Common Shares, which offer was withdrawn on July 12, 2007), the then all-time high closing share price of Alcan Common Shares on the NYSE, and a 12.7% premium over the closing price of Alcan Common Shares on the NYSE on July 11, 2007 (the last trading day prior to the announcement of the Offer). The Offer also represents a premium of 32.8% over the implied value of Alcoa's offer of U.S.$76.03, based on Alcoa's closing share price on July 11, 2007 (the last trading day prior to Alcoa's withdrawal of its offer on July 12, 2007).

  •
  The Offer Consideration is payable entirely in cash.

  •
  The Offeror believes that no material regulatory, competition or anti-trust issues are likely to arise in relation to the Offer and that it will receive the required regulatory clearances.

  •
  The board of directors of Alcan has determined that the conditions to the Continuity Agreement between Alcan and the Government of Québec have been met by Rio Tinto and the Offeror.

  •
  The board of directors of Alcan has unanimously determined that the Offer is fair, from a financial point of view, to the holders of Alcan Common Shares and in the best interests of Alcan and the holders of Alcan Common Shares and recommends that such holders accept the Offer and deposit their Alcan Common Shares under the Offer.

WHAT IS THE STATUS OF THE OFFER WITH RESPECT TO THE CONTINUITY AGREEMENT BETWEEN ALCAN AND THE QUÉBEC GOVERNMENT?

        The board of directors of Alcan has determined that that there is a reasonable basis to believe that Alcan's commitments to the health and prospects of the economy and society of Quebec (within the meaning of the Continuity Agreement) would not be diminished or put at risk in any material respect by the completion of the Offer and that there will not be a direct or indirect net negative impact to the health and prospects of the economy and society of Quebec. On July 12, 2007, Rio Tinto notified the Government of Quebec accordingly. The Government of Quebec's response is expected on or about August 9, 2007.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

        The Offer is subject to a number of conditions including the following:

  •
  there shall be validly deposited under the Offer and not withdrawn a number of Alcan Common Shares that, when added to the Alcan Common Shares then owned by the Offeror or any of its subsidiaries, constitutes at least 66 2/3% of the Alcan Common Shares outstanding (calculated on a fully diluted basis);

  •
  the Offeror shall have determined, acting reasonably, that Alcan's Shareholder Rights Plan does not adversely affect the Offer, Rio Tinto or any Rio Tinto affiliate, either before or on consummation of the Offer, and the board of directors of Alcan shall have confirmed, to the extent permitted under the Shareholder Rights Plan, that the Offer is a Permitted Bid under the Shareholder Rights Plan;

  •
  receipt of certain government and regulatory approvals necessary to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

  •
  there shall not exist or have occurred any change in the business, financial condition, results of operations of Alcan and its subsidiaries taken as a whole which has resulted in a Material Adverse Effect (as defined in the Support Agreement) with respect to Alcan; and

  •
  Rio Tinto's shareholders and Rio Tinto Limited's shareholders, voting together, will have approved the acquisition of the Alcan Common Shares pursuant to the Offer.

        The complete text of the conditions to the Offer can be found in the section entitled "Offer — Conditions of the Offer".

IS THE OFFER SUBJECT TO A FINANCING CONDITION?

        No. Rio Tinto and the Offeror have arranged the necessary financing. See the section entitled "Source and Amount of Funds".

HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY COMMON SHARES UNDER THE OFFER?

        You have until 6:00 p.m., Eastern Time, on September 24, 2007 to deposit your Alcan Common Shares. The Offer is conditional upon, among other things, the receipt of various governmental and regulatory approvals, certain of which the Offeror does not expect to receive prior to September 24, 2007. Accordingly, the Offeror currently intends to extend the Offer beyond September 24, 2007 while regulatory approvals are pending. Rio Tinto will publicly announce all extensions to the Offer.

        If you hold your Alcan Common Shares through a bank, broker, dealer, custodian or nominee, you should contact your financial intermediary to determine the dates that are applicable to you as they may require decisions to be made and actions to be taken earlier than September 24, 2007.

        In the event that Rio Tinto takes up Alcan Common Shares deposited under the Offer, Rio Tinto will extend the Offer for a subsequent offering period of not less than 10 business days after the Expiry Time of the Offer during which you may deposit your Alcan Common Shares not deposited prior to such Expiry Time.

HOW DO I DEPOSIT MY ALCAN COMMON SHARES UNDER THE OFFER?

        If your Alcan Common Shares are registered in the name of a nominee, such as your broker, you should contact your broker for assistance in depositing your shares.

        If you are a registered holder of Alcan Common Shares, you should carefully follow the instructions set out in the Letter of Transmittal accompanying this Circular.

WHEN WILL THE OFFEROR TAKE UP AND PAY FOR MY SHARES DEPOSITED UNDER THE OFFER?

        When all of the conditions to the Offer have been satisfied or waived, the Offeror will take up all of the Alcan Common Shares deposited under the Offer and pay for them promptly and, in any event, within two business days of take up.

CAN I WITHDRAW PREVIOUSLY DEPOSITED ALCAN COMMON SHARES?

        Yes, at any time before they are taken up and paid for under the Offer including during the Subsequent Offering Period.

        To withdraw your deposited Alcan Common Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary for the Offer while the right to withdraw is still available. If your Alcan Common Shares have been deposited by a nominee, such as your broker, that nominee must arrange for the withdrawal of the shares.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS TO ACCEPT THE OFFER?

        No fee or commission will be payable by you to deposit your Alcan Common Shares under the Offer. However, if you hold your Alcan Common Shares through a broker, dealer or nominee, that person may charge you a fee for depositing your Alcan Common Shares on your behalf.

WHO SHOULD I CONTACT FOR QUESTIONS ABOUT THE OFFER?

        You can call Georgeson, the Information Agent for the Offer, at 1 (888) 605-7629 (North American Toll Free) or 00 800 6540 6540 (European Union Free Call) or 1 (800) 216 071 (Australia Free Call).

        You may also contact Deutsche Bank Securities Inc., the Dealer Manager for the Offer in the United States, toll free, at 1 (877) 221-7676, and CIBC World Markets Inc., the dealer manager for the Offer in Canada, at 1 (866) 744-2030 (English) or (514) 847-6638 (French).

SUMMARY OF THE OFFER

        This summary highlights information more fully described elsewhere herein and may not contain all the information that is important to you. To fully understand the Offer, you should carefully read the entire Circular and all other documents to which the Circular refers. See "Where You Can Find Additional Information" on page 65. Page numbers in parentheses following certain of the headings in this summary refer to other places in this document which may contain more detailed information regarding the subject matter summarized.

The Offer (Page 12)

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror is offering to purchase each issued and outstanding Alcan Common Share, including any Alcan Common Shares that may become outstanding upon the exercise of Options after the date of the Offer but before the completion of the Offer, for U.S.$101 (equivalent to Cdn$105.44 based on the July 20, 2007 Bank of Canada Noon Rate) per Alcan Common Share in cash (less any applicable withholding taxes and without interest). The cash offered pursuant to the Offer is referred to as the "Offer Consideration".

        Shareholders who have deposited Alcan Common Shares under the Offer will be deemed to have deposited the Alcan Rights associated with such Alcan Common Shares. No additional payment will be made for the Alcan Rights and no amount of the Offer Consideration will be allocated to the Alcan Rights.

Currency of Payment

        All Alcan Common Shares taken up under the Offer will be paid for in U.S. dollars only.

Treatment of Other Alcan Securities

        The Offer is made only for Alcan Common Shares. The Offer is not made for any Options or any other rights (other than Alcan Rights) to acquire Alcan Common Shares. Subject to the receipt of all required regulatory approvals, Alcan has agreed in the Support Agreement to take steps to permit holders of Options issued under the Alcan Stock Option Plans, whether currently exercisable or not, to exercise all such Options on a cashless basis for the underlying Alcan Common Shares (and solely for the purpose of tendering such Alcan Common Shares under the Offer), which exercise shall be conditional upon the Offeror taking up the Alcan Common Shares deposited under the Offer.

        If a holder of Options does not exercise such Options or, in the case of the Pechiney Options, such Pechiney Options are not according to their terms otherwise exercisable, such Options will be redeemed and cancelled, conditional upon, and effective immediately before, the Offeror taking up the Alcan Common Shares under the Offer and the holder of such Options will receive for each Option held (i) where the Offer Consideration (or, in the case of Pechiney Options, such Offer Consideration multiplied by the number of Alcan Common Shares to be issued on the exchange of each share issued under the Pechiney Option as determined under the terms of the Liquidity Agreement entered into by holders of Pechiney Options) exceeds the exercise price per Alcan Common Share under the Option or the exercise price per share of Pechiney under the Pechiney Option, a cash payment equal to the amount of such excess (less any applicable Taxes), and (ii) otherwise, no consideration.

        Under the Support Agreement, Alcan has undertaken to take, as soon as reasonably practical, all action necessary to redeem and cancel in accordance with their terms all of the Alcan Preferred Shares outstanding, provided that such redemption and cancellation shall have been completed no later than the day immediately preceding the Expiry Time.

About Rio Tinto (Page 30)

        Rio Tinto is a leading international mining group headquartered in the United Kingdom, combining Rio Tinto and its group undertakings and Rio Tinto Limited and its group undertakings in a dual listed companies structure that has created a single economic enterprise (collectively referred to herein as the "Rio Tinto Group" or the "Group").

        Rio Tinto Group's business is finding, mining and processing mineral resources. Major products include aluminum, copper, diamonds, energy (coal and uranium), gold, industrial minerals (borax, titanium dioxide, salt and talc) and iron ore. The Group's activities span the world but it is strongly represented in Australia and North America and has significant businesses in South America, Asia, Europe and southern Africa.

        For the fiscal year ended December 31, 2006, the Rio Tinto Group had gross sales revenue of U.S.$25.4 billion and net earnings of U.S.$7.4 billion.

        Rio Tinto is incorporated in England and Wales and its registered office is at 6 St James's Square, London, SW1Y 4LD (telephone: +44 20 7930 2399). Rio Tinto's website is www.riotinto.com. Rio Tinto Limited is incorporated in the State of Victoria, Australia, and its registered office is at 120 Collins Street, Melbourne, Victoria, Australia (telephone: +61 3 9283 3333).

        The ordinary shares of Rio Tinto are admitted to the Official List (the "Official List") of the UK Listing Authority and are traded on the LSE, and are also traded on Euronext Paris, Euronext Brussels (in the form of unsponsored IDRs) and Deutsche Börse. The shares of Rio Tinto and its American Depositary Receipts ("ADRs") are registered with the SEC pursuant to Section 12(b) of the Exchange Act and the ADRs trade on the NYSE (symbol: RTP).

        The ordinary shares of Rio Tinto Limited are listed on the Australian Securities Exchange and the New Zealand Securities Exchange. Although not admitted to the Official List, the ordinary shares of Rio Tinto Limited are also traded on the LSE and are registered with the SEC pursuant to Section 12(b) of the Exchange Act.

About the Offeror (Page 30)

        Rio Tinto Canada Holding Inc., referred to as the Offeror, is a corporation incorporated under the laws of Canada and an indirect wholly-owned subsidiary of Rio Tinto. The Offeror was incorporated specifically for the purpose of acquiring Alcan Common Shares and has not carried on any other business to date. The Offeror's registered office is located at 770 Sherbrooke Street West, Suite 1800, Montréal, Québec H3A 1G1, Canada (telephone: +1 (514) 288-8400).

About Alcan Inc. (Page 31)

        Alcan is the parent company of an international group involved in many aspects of the aluminum, engineered products and packaging industries. Through subsidiaries, joint ventures and related companies around the world, the activities of Alcan include bauxite mining, alumina refining, production of specialty alumina, aluminum smelting, manufacturing and recycling, engineered products, flexible and specialty packaging, as well as related research and development. Alcan operates through four business groups, each responsible for the different business units of which they are comprised, including Bauxite and Alumina, Primary Metals, Engineered Products and Packaging.

        Alcan was first chartered as Northern Aluminum Company, Limited in 1902, in Canada. Alcan's principal executive offices are located at 1188 Sherbrooke Street West, Montréal, Québec, Canada H3A 3G2, and Alcan's telephone number is +1 (514) 848-8000. Alcan's website is www.alcan.com. The information contained on the website is not incorporated by reference into the Circular, and you should not consider information contained on the website as part of the Offer or the Circular.

        Alcan Common Shares are listed on the NYSE, the TSX and the SWX under the symbol "AL," on the LSE under the symbol "AAN," and on Euronext Paris under the symbol "ALC". Unsponsored IDRs representing Alcan Common Shares are also traded on Euronext Brussels under ISIN code BE 004389244.

Support Agreement (Page 38)

        Alcan has entered into the Support Agreement with the Offeror and Rio Tinto, which sets out, among other things, the terms and conditions upon which the Offer is made. Pursuant to the Support Agreement, Alcan has agreed to support the Offer and to not solicit Acquisition Proposals. See the section entitled "Support Agreement".

Purpose of the Offer (Page 47)

        The Offeror is making the Offer in order to acquire all of the issued and outstanding Alcan Common Shares. If Alcan Common Shares validly deposited under the Offer are taken up and paid for, the Offeror will, subject to applicable law, seek to acquire, directly or indirectly, all remaining outstanding Alcan Common Shares by way of a subsequent acquisition transaction. In order to effect a subsequent acquisition transaction, the Offeror may seek to cause a special meeting of the Alcan shareholders to be called to consider an amalgamation, plan of arrangement, capital reorganization, consolidation or other transaction as a result of which the Offeror or one of its affiliates would, directly or indirectly, acquire all of the remaining Alcan Common Shares.

        In any such subsequent acquisition transaction, Alcan Common Shares will be acquired for the same consideration as is paid to Alcan shareholders under the Offer.

Reasons for Accepting the Offer (Page 47)

        You should consider the following factors in deciding whether to accept the Offer:

  •
  The Offer Consideration represents a premium of 65.5% over the closing share price of Alcan Common Shares on the NYSE on May 4, 2007 (the last trading day prior to the announcement of the offer by Alcoa Inc. to purchase all of the outstanding Alcan Common Shares, which offer was withdrawn on July 12, 2007), the then all-time high closing share price of Alcan Common Shares on the NYSE, and a 12.7% premium over the closing price of Alcan Common Shares on the NYSE on July 11, 2007 (the last trading day prior to the announcement of the Offer). The Offer also represents a premium of 32.8% over the implied value of Alcoa's offer of U.S.$76.03, based on Alcoa's closing share price on July 11, 2007 prior to Alcoa's withdrawal of its offer on July 12, 2007.

  •
  The Offer Consideration is payable entirely in cash.

  •
  The board of directors of Alcan has unanimously determined that the Offer is fair, from a financial point of view, to Alcan shareholders and has unanimously recommended that Alcan shareholders accept the Offer and deposit their Alcan Common Shares under the Offer.

  •
  The Offeror believes that no material regulatory, competition or anti-trust issues are likely to arise in relation to the Offer and that it will receive the required regulatory clearances. Moreover, Rio Tinto has committed in the Support Agreement to effect the sale or disposition of such assets or businesses as may be required to be divested or take other required action in order to obtain competition clearances. The Offeror also believes that its acquisition of Alcan Common Shares pursuant to the Offer will receive any required approval under the Investment Canada Act.

  •
  The board of directors of Alcan has determined under the Continuity Agreement dated December 13, 2006 between Alcan and the Government of Québec (the "Continuity Agreement"), that that there is a reasonable basis to believe that Alcan's commitments to the health and prospects of the economy and society of Quebec (within the meaning of the Continuity Agreement) would not be diminished or put at risk in any material respect by the completion of the Offer and that there will not be a direct or indirect net negative impact to the health and prospects of the economy and society of Quebec.

        See the section entitled "Purpose of the Offer".

Time for Acceptance (Page 12)

        The Offer will be open for acceptance until 6:00 p.m., Eastern Time, on September 24, 2007, unless extended by the Offeror as described in the section entitled "Offer — Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer". The Offeror will not amend the Offer in such a manner as would cause the Expiry Time of the Offer to occur earlier than such date and time. The Offer is conditional upon, among other things, the receipt of various governmental and regulatory approvals, certain of which the Offeror does not expect to receive prior to September 24, 2007 while regulatory approvals are pending. Accordingly, the Offeror currently intends to extend the Offer beyond September 24, 2007. Any decision to extend the Offer, including for how long, will be made at the Expiry Time. The Expiry Time may be subject to multiple extensions. Rio Tinto expects the closing of the Offer to take place in the fourth quarter of 2007.

Manner of Acceptance (Page 12)

        The Offer may be accepted by delivering to the Depositary for the Offer at any of its offices specified in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

  •
  the certificate or certificates representing your Alcan Common Shares in respect of which the Offer is being accepted, or, in the case of a book-entry transfer, a Book-Entry Confirmation (as described in the section entitled "Offer — Manner of Acceptance — Book-Entry Transfer");

  •
  if certificates for Alcan Rights ("Rights Certificates") are distributed by Alcan to Alcan shareholders prior to the time that your Alcan Common Shares are deposited pursuant to the Offer, Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited;

  •
  a Letter of Transmittal in the form accompanying the Offer (or a manually signed facsimile copy), properly completed and manually executed as required by the instructions and rules contained in the Letter of Transmittal, or, in the case of a book-entry transfer for DTC accounts, an Agent's Message (as defined in the section entitled "Offer — Manner of Acceptance — Book-Entry Transfer"); and

  •
  any other relevant documents required by the instructions and rules contained in the Letter of Transmittal. See the section entitled "Offer — Manner of Acceptance — Letter of Transmittal".

        Except as otherwise provided in the instructions and rules contained in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution (as defined under the section entitled "Offer — Manner of Acceptance — Letter of Transmittal").

        If you wish to deposit Alcan Common Shares under the Offer and (i) the certificates representing your Alcan Common Shares are not immediately available, (ii) you cannot deliver the certificates representing the Alcan Common Shares and/or Alcan Rights, if applicable, and all other required documents to the Depositary before the Expiry Time, (iii) you cannot comply with the procedures for book-entry transfer on a timely basis or (iv) if the Separation Time (as defined under the section entitled "Offer — Shareholder Rights Plan") has occurred before the Expiry Time but Rights Certificates have not been distributed to Alcan shareholders before the Expiry Time, you may still validly deposit your Alcan Common Shares under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery. See the section entitled "Offer — Manner of Acceptance — Procedures for Guaranteed Delivery".

        Alcan shareholders whose shares are not registered in their name should contact the Depositary, the Information Agent (see the back page of this document for contact information) or their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Alcan Common Shares.

Subsequent Offering Period (Page 21)

        In the event that the Offeror takes up Alcan Common Shares deposited under the Offer, in order to comply with the provision of the Shareholder Rights Plan relating to a "Permitted Bid," the Offeror will publicly announce and make available a subsequent offering period (a "Subsequent Offering Period") pursuant to Rule 14d-11 under the Exchange Act, which Subsequent Offering Period shall expire no earlier than 10 business days (as defined under the Shareholder Rights Plan) after the date of such announcement and during which Alcan shareholders may deposit Alcan Common Shares not deposited during the Offer. The Offeror will not amend the Offer to shorten or eliminate the Subsequent Offering Period. Once commenced, the Subsequent Offering Period may be extended in accordance with Rule 14d-11 or as otherwise permitted by the SEC but in no event will it remain open for less than 10 Business Days (as defined under the Shareholder Rights Plan)

regardless of when it commences. See the section entitled "Offer — Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer — Subsequent Offering Period".

Conditions of the Offer (Page 17)

        Subject to certain restrictions, the Offeror will have the right to withdraw or terminate the Offer, and will not be required to accept for payment, take up or pay for any Alcan Common Shares deposited under the Offer, unless all of the conditions described in the section entitled "Offer — Conditions of the Offer," have been satisfied or waived at or prior to the Expiry Time.

Source and Amount of Funds (Page 49)

        The total amount of funds required by the Offeror to consummate the Offer and any subsequent acquisition transaction (including to pay for Alcan Common Shares issued as a result of exercised Options) is estimated to be approximately U.S.$38.1 billion, excluding expenses.

        Rio Tinto, the Offeror and Rio Tinto Finance plc, a subsidiary of Rio Tinto, have entered into a facility agreement dated July 12, 2007 (the "Facility Agreement") with Credit Suisse, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale. The Facility Agreement comprises three term facilities and one revolving facility (including a swingline facility) up to a total amount of U.S.$40 billion. The funds made available under the Facility Agreement will be used, among other things, to finance or refinance, directly or indirectly the Offer Consideration or other amounts payable in respect of the Offer. See the sections entitled "Source and Amount of Funds".

Take Up of, and Payment for, Deposited Alcan Common Shares (Page 24)

        Provided all of the conditions to the Offer shall have been waived by the Offeror or satisfied, the Offeror will take up and pay for all of the Alcan Common Shares tendered under the Offer promptly and, in any event, not later than two Business Days following the time at which the Offeror becomes entitled to take up such Alcan Common Shares under the Offer pursuant to applicable securities laws. For greater certainty, the Offeror undertakes not to take up any Alcan Common Shares that have been deposited prior to the Expiry Time, which undertaking shall be irrevocable unless and until the Alcan Shareholder Rights Plan is rendered inoperative with respect to the Offer. Any Alcan Common Shares validly deposited during the Subsequent Offering Period will be taken up immediately and paid for promptly. See the section entitled "Offer — Take Up of, and Payment for, Deposited Alcan Common Shares".

Dividends and Distributions (Page 27)

        Under the Support Agreement, Alcan has undertaken, except with the consent of the Offeror, not to declare, set aside or pay any dividends on or make any other distributions on or in respect of the Alcan Common Shares, nor reduce capital in respect of the Alcan Common Shares, except in respect of dividends payable on the Alcan Preferred Shares and dividends payable on the Alcan Common Shares consistent with Alcan's current dividend policy in effect as at July 12, 2007.

        If Alcan should declare or pay any cash dividend (other than its normal quarterly cash dividend per Alcan Common Share of $0.20 or less in accordance with Alcan's current dividend policy, including as to timing of declaration and payment, which quarterly cash dividend is payable before the take up by the Offeror of Alcan Common Shares) or make any other cash distribution in respect of Alcan Common Shares after July 12, 2007, such dividend or distribution will, subject to the Offeror's take-up and payment for Alcan Common Shares pursuant to the Offer, be received and held by depositing holders of Alcan Common Shares for the account of the Offeror and (i) to the extent that such cash dividends or cash distributions do not exceed the Offer Consideration, such Offer Consideration will be reduced by the amount of any such dividend or distribution; and (ii) the amount by which any such cash dividend or cash distribution exceeds the Offer Consideration shall be remitted promptly by the depositing holders of Alcan Common Shares to the Depositary or another person designated by the Offeror for the Offeror's account accompanied by appropriate documentation of transfer.

Right to Withdraw (Page 25)

        Alcan Common Shares deposited under the Offer may be withdrawn by you or on your behalf (i) at any time before the time Alcan Common Shares are taken up and paid for under the Offer, (ii) during the Subsequent Offering Period, provided, however, that this right of withdrawal will not apply in respect of Alcan Common Shares taken up and paid for by the Offeror prior to the Subsequent Offering Period, or (iii) in certain other circumstances. The Offeror will not amend the Offer to alter the withdrawal rights of Alcan shareholders. See the section entitled "Offer — Right to Withdraw".

Dealer Managers, Soliciting Dealer Group and Information Agent

        The Offeror has engaged the services of CIBC World Markets Inc. in Canada, and Deutsche Bank Securities Inc. in the United States (collectively, the "Dealer Managers") to act as the dealer managers in connection with the Offer. CIBC World Markets Inc. may be requested by the Offeror to form and manage a Soliciting Dealer Group to solicit acceptances of the Offer in Canada. Each member of any such Soliciting Dealer Group, is referred to herein as a "Soliciting Dealer".

        The Offeror has engaged Georgeson as Information Agent to provide a resource for information for Alcan shareholders.

        You will not be required to pay any fee or commission if you accept the Offer by depositing your Alcan Common Shares directly with the Depositary or if you make use of the services of a Soliciting Dealer (if the Offeror decides to form a Soliciting Dealer Group) in Canada, or Dealer Manager to accept the Offer. However, a broker or nominee through whom you own Alcan Common Shares may charge a fee to deposit Alcan Common Shares on your behalf. You should contact your broker or dealer to determine whether any charges will apply. You may also contact the Dealer Managers, the Depositary, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing your Alcan Common Shares with the Depositary.

Material Canadian Federal Income Tax Considerations (Page 58)

        In general, an Alcan shareholder that is a Resident Shareholder (as defined in the Circular below) and who holds Alcan Common Shares as capital property and disposes of those shares under the Offer will realize a capital gain (or capital loss) equal to the amount by which the amount received by such shareholder for Alcan Common Shares, net of any reasonable costs of disposition, exceeds (or is less than) the aggregate adjusted cost base to the shareholder of such Alcan Common Shares.

        In general, an Alcan shareholder that is not resident in Canada will not be subject to Canadian income tax on any gain realized on a disposition of Alcan Common Shares under the Offer unless such Alcan Common Shares constitute "taxable capital property" within the meaning of the Income Tax Act (Canada) and the gain is not otherwise exempt from tax pursuant to the provisions of an applicable income tax convention between Canada and the country in which the non-resident shareholder is resident.

        Alcan shareholders are urged to read carefully the section entitled "Circular — Material Canadian Federal Income Tax Considerations" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Material U.S. Federal Income Tax Considerations (Page 63)

        A U.S. Holder (as defined in the Circular below) that disposes of Alcan Common Shares in the Offer generally will recognize a capital gain or loss equal to the difference between (i) the cash that the U.S. Holder is entitled to receive pursuant to the Offer and (ii) the U.S. Holder's adjusted tax basis in the Alcan Common Shares disposed of in the Offer.

        Alcan shareholders are urged to read carefully the section entitled "Circular — Material U.S. Federal Income Tax Considerations" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Interests of Certain Persons in the Offer (Page 27)

        The current Alcan chief executive officer, Richard B. Evans, will become chief executive of the combined aluminum product group, Rio Tinto Alcan, based in Montréal and will report directly to Rio Tinto's chief executive, Tom Albanese. Furthermore, Rio Tinto will add three new members to its board: two non-executive members of the board of directors of Alcan and Mr. Evans as chief executive of the combined Rio Tinto Alcan aluminum product group.

        Rio Tinto will also establish a Canada Forum based in Montréal to advise the board of directors of Rio Tinto on Canadian political, economic and social issues and appoint an advisor from Alcan's existing group of non-executive directors to assist in relation to business developments in France.

        Except as described herein, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or executive officers of Alcan and no payments or other benefits are proposed to be made or given by the Offeror to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer described herein is consummated.

Other Terms (Page 28)

        The Offeror reserves the right to transfer or assign, in whole or in part, to one or more of its affiliates, the right to purchase all or any portion of the Alcan Common Shares deposited pursuant to the Offer. Any such transfer or assignment shall be agreed to by Alcan and will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Alcan shareholders depositing Alcan Common Shares to receive payment for Alcan Common Shares validly deposited and taken up pursuant to the Offer.

Terminology Used

        Because the Offer is being made pursuant to applicable securities laws in both Canada and the United States, certain terms used may be unfamiliar to U.S shareholders or to Canadian shareholders, as the case may be. In particular, the Canadian term "taken up" is equivalent to "accepted for purchase" in U.S. tender offer terminology, and shares "deposited under" the Offer is the Canadian equivalent to the United States concept of "tendered pursuant to" the Offer. In addition, this document refers in certain instances to a "Circular," which is a Canadian term.

MARKET PRICES

        The NYSE and the TSX are the principal trading markets for Alcan Common Shares, which trade under the symbol "AL". The closing prices per Alcan Common Share as reported on the NYSE and the TSX, in each case, on July 11, 2007, the last full trading day before the announcement of the Offer, were $89.60 and Cdn$94.40, respectively.

        The following table sets forth, for each of the calendar quarters indicated, the high and low sales prices per share, and the aggregate average daily trading volumes, of the Alcan Common Shares:

	Alcan/NYSE			Alcan/TSX
	High	Low	Aggregate Avg. Daily Volume	High		Low		Aggregate Avg. Daily Volume
2005
First Quarter	$47.50	$35.75	1,269,532	Cdn$	58.27	Cdn$	43.35	1,268,361
Second Quarter	39.13	28.75	1,207,673		47.89		36.56	1,468,538
Third Quarter	36.78	30.21	1,231,066		44.18		35.38	1,492,671
Fourth Quarter	41.92	29.49	1,233,368		48.60		34.86	1,678,781
2006
First Quarter	51.55	40.64	1,567,674		59.25		47.05	1,534,425
Second Quarter	59.20	41.55	2,900,325		64.99		46.05	1,804,657
Third Quarter	48.50	37.48	975,374		54.95		41.78	1,335,986
Fourth Quarter	51.31	38.32	1,220,320		58.95		43.25	1,264,882
2007
First Quarter	55.55	44.25	1,872,844		64.80		52.10	1,329,860
Second Quarter	87.84	51.87	3,732,349		94.25		59.93	2,073,346

Source: 2005 and 2006: Alcan 2006 Annual Report on Form 10-K. 2007: Bloomberg Intraday prices.

REPORTING CURRENCIES AND FINANCIAL PRINCIPLES

        All references to "$," "U.S.$" or "dollars" in this document refer to U.S. dollars, and "Cdn$" refers to Canadian dollars, unless otherwise indicated. All financial information contained in the Offer is reported in U.S. dollars unless otherwise noted.

OFFER

TO: THE HOLDERS OF COMMON SHARES OF ALCAN INC.

        This Circular, the accompanying Letter of Transmittal (printed on blue paper) and Notice of Guaranteed Delivery (printed on green paper) contain important information and should be read carefully before making a decision in respect of the Offer. The Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of the Offer.

The Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror is offering to purchase each issued and outstanding Alcan Common Share, including any Alcan Common Shares that may become outstanding upon the exercise of Options after the date of the Offer but before the completion of the Offer, for U.S.$101 (equivalent to Cdn$105.44 based on the July 20, 2007 Bank of Canada Noon Rate) in cash per Alcan Common Share (less any applicable withholding taxes and without interest) (the cash offered pursuant to the Offer is referred to as the "Offer Consideration").

        In the Support Agreement, Alcan has represented to the Offeror and Rio Tinto that as of June 30, 2007, there were 370,975,741 Alcan Common Shares issued and outstanding, and Options outstanding to acquire in aggregate 6,553,113 Alcan Common Shares. The closing price of the Alcan Common Shares on the TSX and the NYSE on May 4, 2007, the last full trading day before the announcement of an offer to acquire all Alcan Common Shares by Alcoa Inc., was Cdn$67.55 and U.S.$61.03, respectively.

Time for Acceptance

        The term "Expiry Time" means 6:00 p.m., Eastern Time, on September 24, 2007 or, the latest date and time to which the time of expiration of the Offer has been extended, as described in the section entitled "Offer — Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer". The Offeror will not amend the Offer in such a manner as would cause the Expiry Time to occur earlier than 6:00 p.m., Eastern Time, on September 24, 2007. The Offer is conditional upon, among other things, the receipt of various governmental and regulatory approvals, certain of which the Offeror does not expect to receive prior to September 24, 2007. Accordingly, the Offeror currently intends to extend the Offer beyond September 24, 2007 while regulatory approvals are pending. However, subject to the terms of the Support Agreement, any decision to extend the Offer, including for how long, will be made at the Expiry Time at the discretion of the Offeror. The Expiry Time may also be subject to multiple extensions. Rio Tinto expects the closing of the Offer to take place in the fourth quarter of 2007. See "Offer — Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer — Subsequent Offering Period" for further details.

Manner of Acceptance

  Letter of Transmittal

        The Offer may be accepted by delivering to the Depositary for the Offer at any of its offices specified in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

  •
  the certificate or certificates representing your Alcan Common Shares in respect of which the Offer is being accepted, or, in the case of a book-entry transfer, a Book-Entry Confirmation (as described in the section entitled "Offer — Manner of Acceptance — Book-Entry Transfer");

  •
  if Rights Certificates are distributed by Alcan to Alcan shareholders prior to the time that your Alcan Common Shares are deposited pursuant to the Offer, Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited;

  •
  a Letter of Transmittal in the form accompanying the Offer (or a manually signed facsimile copy), properly completed and manually executed as required by the instructions and rules contained in the Letter of Transmittal, or, in the case of a book-entry transfer for DTC accounts, an Agent's Message (as defined in the section entitled "Offer — Manner of Acceptance — Book-Entry Transfer"); and

  •
  any other relevant documents required by the instructions and rules contained in the Letter of Transmittal. See the section entitled "Offer — Manner of Acceptance — Letter of Transmittal".

        Except as otherwise provided in the instructions and rules contained in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

        Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Alcan Common Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such shares under the terms of the Offer.

        If a Letter of Transmittal is executed by any person other than the registered holder of the certificate(s) deposited therewith, or if the cash payable is to be delivered to a person other than the registered owner, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

        An "Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Agent Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States.

        Unless waived by the Offeror, holders of Alcan Common Shares are required to deposit one Alcan Right for each Alcan Common Share in order to effect a valid deposit of such Alcan Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect to such Alcan Common Share. If Rights Certificates are not distributed by Alcan to Alcan shareholders before the Expiry Time, a deposit of Alcan Common Shares will also constitute a deposit of the associated Alcan Rights. If Rights Certificates are distributed by Alcan to the Alcan shareholders prior to the time that the holder's Alcan Common Shares are deposited pursuant to the Offer, in order for the Alcan Common Shares to be validly deposited, Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited must be delivered to the Depositary. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time that an Alcan shareholder deposits its Alcan Common Shares pursuant to the Offer, the Alcan shareholder may deposit its Alcan Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure described below. In any case, a deposit of Alcan Common Shares constitutes an agreement by the signatory to deliver Rights Certificate(s) representing Alcan Rights equal in number to the number of Alcan Common Shares deposited pursuant to the Offer to the Depositary, before 5:00 p.m. (local time at the place of deposit) on the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. The Offeror reserves the right to require, if Rights Certificates are required to be issued, that the Depositary, prior to taking up the Alcan Common Shares for payment pursuant to the Offer, receives Rights Certificate(s) from an Alcan shareholder representing Alcan Rights equal in number to the Alcan Common Shares deposited by such holder.

        The Offer will be deemed to be accepted only if the Depositary has actually received the documents referenced above on or before the Expiry Time or the procedures for guaranteed delivery described below under the section entitled "Procedures for Guaranteed Delivery" have been complied with. If you hold your Alcan Common Shares through a broker, dealer, commercial bank, trust company or other nominee, delivery of documentation to them or their book-entry account shall not constitute delivery to the Depositary.

  Currency of Payment

        All Alcan Common Shares taken up under the Offer will be paid for in U.S. dollars only.

  Book-Entry Transfer

        Alcan shareholders who have an account maintained by CDS may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation of an Alcan shareholder's Alcan Common Shares into the Depositary's account at CDS, through the CDS on-line tendering system pursuant to which book-entry transfers may be effected (the "CDSX"), is received by the Depositary at its offices specified in the Letter of Transmittal prior to the Expiry Time of the Offer. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of an Alcan shareholder's Alcan Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-entry transfer will constitute a valid tender under the Offer.

        Alcan shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such CDSX instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

        Alcan shareholders who have an account maintained by DTC may accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent's Message in respect thereof, or a properly completed and duly executed Letter of Transmittal and any other required documents, are received by the Depositary at its offices specified in the Letter of Transmittal prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC's systems may cause DTC to make a book-entry transfer of an Alcan shareholder's Alcan Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, as noted above, although delivery of Alcan Common Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary, at its offices specified in the Letter of Transmittal prior to the Expiry Time of the Offer. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary.

        "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Alcan Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

  Procedures for Guaranteed Delivery

        If you wish to deposit Alcan Common Shares under the Offer and (i) the certificates representing your Alcan Common Shares are not immediately available, (ii) you cannot deliver the certificates representing the Alcan Common Shares (the "Alcan Common Share Certificates") and/or Rights Certificates, if applicable, and all other required documents to the Depositary before the Expiry Time, (iii) you cannot comply with the procedures for book-entry transfer on a timely basis or (iv) if the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Alcan Shareholders before the Expiry Time, your Alcan Common Shares may nevertheless be deposited if all of the following conditions are met: the deposit is made by or through an Eligible Institution; a properly completed and duly executed Notice of Guaranteed Delivery in the form accompanying the Offer (or a manually signed facsimile copy thereof) is received at any of the offices of the Depositary listed in the Notice of Guaranteed Delivery at or before the Expiry Time; the Alcan Common Share Certificates (or Book-Entry Confirmation) representing the deposited Alcan Common Shares and, if Rights Certificates have been distributed to Alcan shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited Alcan Rights, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer for a DTC account, an Agent's Message, in the appropriate form and any other documents required by the Letter of Transmittal, are received at any of the offices of the Depositary provided in the Letter of Transmittal on or before 5:00 p.m. (local time at the place of deposit) on the third trading day on the TSX after the date on which the Expiry Time occurred; in the case of Alcan Rights where the Separation Time has occurred before the Expiry Time but Rights Certificates have not been distributed to Alcan shareholders before the Expiry Time, the Rights Certificate(s) representing the deposited Alcan Rights, together with a Letter of Transmittal (or a manually signed facsimile copy thereof), properly completed and duly executed with signatures guaranteed if so required in accordance with the Letter of Transmittal and all other documents required thereby, are received at any of the offices of the Depositary listed in the Letter of Transmittal on or before 5:00 p.m. (local time at the place of deposit) on the third trading day on the TSX after the date on which Rights Certificates are distributed to shareholders.

        To be effective, the Notice of Guaranteed Delivery must be delivered by hand or courier, transmitted by facsimile or mailed to the Depositary at any of the offices specified in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form provided in that Notice.

  General

        The Offeror will determine questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Alcan Common Shares, in its sole discretion and the Offeror's determination will be final and binding. The Offeror reserves the right to reject any and all tenders of the Alcan Common Shares that it determines are not in proper form or the acceptance for exchange of which may be unlawful. No tender of the Alcan Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. The Offeror's interpretation of the terms and conditions of the Offer, including the acceptance forms and instructions thereto, will be final and binding. There shall be no obligation on the Offeror, the Information Agent, the Depositary, the Dealer Managers or any person acting on its or their behalf to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification. The Offeror reserves the right, in accordance with applicable law, to permit an Alcan shareholder to accept the Offer in a manner other than as set out above.

        You are advised that use of the mail to transmit share certificates, Rights Certificates, Letters of Transmittal, Notices of Guaranteed Delivery and all other required documents is at your risk. We recommend that all such documents be delivered by hand to the Depositary and that a receipt be obtained for their deposit; if documents are mailed, we recommend that insured mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

        You will not be required to pay any fee or commission if you accept the Offer by depositing your Alcan Common Shares directly with the Depositary or if you make use of the services of a Soliciting Dealer (if the Offeror, decides to form a Soliciting Dealer Group) in Canada, or Dealer Manager to accept the Offer. However, a broker or nominee through whom you own Alcan Common Shares may charge a fee to deposit Alcan Common Shares on your behalf. You should contact your broker or dealer to determine whether any charges will apply.

        An Alcan shareholder who wishes to deposit Alcan Common Shares (and Alcan Rights, if applicable) pursuant to the Offer and whose Alcan Common Shares (and Alcan Rights, if applicable) are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Alcan Common Shares (and Alcan Rights, if applicable) pursuant to the Offer.

  Power of Attorney

        The execution of a Letter of Transmittal (or, in the case of Alcan Common Shares deposited by book-entry transfer, the making of a book-entry transfer) irrevocably appoints, effective on and after the date that the Offeror takes up and pays for the deposited Alcan Common Shares, the Offeror or its designee as the true and lawful agent, attorney and attorney-in-fact of the Alcan shareholder delivering the Letter of Transmittal with respect to: (a) all right, title and interest in and to all Alcan Common Shares deposited in accordance with the Offer (the "Purchased Alcan Common Shares"), and (b) any and all stock dividends, securities, rights (including Alcan Rights), warrants or other non-cash interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Alcan Common Shares and which are made payable or distributable to the holders of those Alcan Company Shares of record on a date on or after the date of the Offer (collectively, "Other Securities"). This appointment is effective from and after the date the Purchased Alcan Common Shares are taken up and paid for under the Offer and affords the Offeror full power of substitution (such power of attorney, being coupled with an interest and irrevocable), in the name of and on behalf of such Alcan shareholder, to (i) register, record, transfer and enter the transfer of the Purchased Alcan Common Shares and any Other Securities on the books of Alcan, (ii) vote, execute and deliver any instruments of proxy, authorizations and consents in form and on terms satisfactory to the Offeror in respect of any Purchased Alcan Common Shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to or after the date the Purchased Alcan Common Shares are taken up and paid for under the Offer, designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Alcan shareholder in respect of those Purchased Alcan Common Shares and those Other Securities for all purposes, (iii) execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the holder, and (iv) exercise any and all other rights of a holder of Purchased Alcan Common Shares and any Other Securities, all as set forth in the Letter of Transmittal.

        The foregoing proxies are effective only upon the Offeror taking up and paying for the Alcan Common Shares deposited pursuant to the Offer. All prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the undersigned with respect to those Purchased Alcan Common Shares and Other Securities shall be revoked as of the Effective Time and no subsequent proxies or other authorizations or consents may be given by such Alcan Shareholder with respect to those Purchased Alcan Common Shares or Other Securities.

        An Alcan shareholder accepting the Offer understands that, in order for Alcan Common Shares to be deemed validly deposited, immediately upon the Offeror's taking up of such Alcan Common Shares for payment, the Offeror or its designee must be able to exercise full voting, consent and other rights with respect to such Alcan Common Shares and Other Securities, including, without limitation, voting at any meeting of holders of such securities. Accordingly, from and after the date on which the Purchased Alcan Common Shares are taken up and paid for under the Offer, such Alcan shareholder thereby agrees not to vote any of the Purchased Alcan Common Shares or Other Securities at any meeting (whether annual, special or otherwise or any adjournment or postponement thereof including, without limitation, any meeting to consider a subsequent acquisition transaction) of holders of those securities; except as otherwise may be agreed, not to exercise any of the other rights or privileges attached to any of the securities; and to deliver to the Offeror any and all instruments of proxy, authorizations or consents received in respect of all those securities.

        The Offer does not constitute a solicitation of proxies (absent such take up and payment) for any meeting of Alcan shareholders.

  Depositing Alcan Shareholders' Representations and Warranties

        The deposit of Alcan Common Shares under the Offer will create and constitute a binding agreement between an Alcan Shareholder accepting the Offer and the Offeror upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), including such shareholder's representation and warranty that:

  •
  such shareholder has full power and authority to deposit, sell, assign and transfer the Alcan Common Shares (and any Other Securities) and Alcan Rights being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Alcan Common Shares (and Other Securities) and Alcan Rights to any other person;

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  such shareholder owns the Alcan Common Shares (and any Other Securities) and Alcan Rights being deposited within the meaning of all applicable securities laws;

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  the deposit of such shareholder's Alcan Common Shares (and any Other Securities) and Alcan Rights complies with all applicable securities laws; and

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  when those Alcan Common Shares (and any Other Securities) and Alcan Rights are taken up and paid for under the Offer, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances and claims.

Conditions of the Offer

        Notwithstanding any other provision of the Offer and subject to applicable laws, the Offeror will have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Alcan Common Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or extend the period of time during which the Offer is open and may postpone taking up and paying for, any Alcan Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time (capitalized terms not otherwise defined having the meanings given to them in the Support Agreement):

  •
  there shall have been validly deposited under the Offer and not withdrawn that number of Alcan Common Shares that, when added to the Alcan Common Shares then owned by the Offeror and any of its subsidiaries, constitutes at least 66 2/3% of the Alcan Common Shares outstanding (calculated on a fully-diluted basis) at the time the Alcan Common Shares are taken up under the Offer. This condition may not be waived by the Offeror without the consent of Alcan;

  •
  there shall have been tendered or deposited under the Offer and not withdrawn more than 50% of the Voting Shares (as defined in the Shareholder Rights Plan), held by Independent Shareholders (as defined in the Shareholder Rights Plan). The Offeror has agreed not to waive this condition in order to comply with the "Permitted Bid" provisions of the Shareholder Rights Plan;

  •
  the Offeror shall have determined acting reasonably that, on terms satisfactory to Rio Tinto and the Offeror, the Shareholder Rights Plan does not provide rights to Alcan shareholders to purchase any securities of Alcan as a result of the Offer and does not and will not adversely affect the Offer, Rio Tinto, the Offeror or any affiliate of Rio Tinto either before or on consummation of the Offer; without limiting the generality of the foregoing, Alcan shall have, to the extent permitted to be effected by the board of directors of Alcan under and subject to the terms of the Shareholder Rights Plan: (i) confirmed that the Offer is a Permitted Bid under the Shareholder Rights Plan; (ii) taken all further action necessary in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with the Support Agreement, the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) taken all further action necessary to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; and (iv) taken all further action necessary in order to ensure that, upon the Offeror taking up the Alcan Common Shares under the Offer, all Rights under the Shareholder Rights Plan will have ceased to be exercisable and be redeemed at the Redemption Price as provided under the Shareholder Rights Plan without further formality and to ensure that upon such redemption all Rights become null and void;

  •
  (A)(i) the Canadian Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act (Canada) ("Competition Act") in respect of the purchase of the Alcan Common Shares by Offeror, or (ii) the waiting period under Part IX of the Competition Act shall have expired or have been waived in accordance with the Competition Act and the Canadian Commissioner shall have advised Offeror in writing (which advice shall not have been rescinded or amended) that she has determined not to make an application under Part VIII of the Competition Act in respect of the purchase of the Alcan Common Shares by Offeror; (B) the applicable waiting periods (and any extension thereof) under the U.S. Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated; (C) the applicable waiting periods instituted by the European Commission and/or the Member States Agencies shall have expired or been terminated; (D) the Minister of Industry of Canada shall have approved, or have been deemed to approve, the Contemplated Transactions as being of net benefit to Canada; (E) all approvals required under the Continuity Agreement and any approvals under the Trade Practices Act 1974 (Australia), the Foreign Acquisitions and Takeovers Act 1975 (Australia), the U.S Defence Production Act of 1950 or from the French Minister of Economy or other relevant French Ministers contemplated in the Support Agreement shall have been obtained, or any applicable waiting periods in respect of any of the foregoing shall have expired or been terminated; and (F) Other Clearances (as defined in the Support Agreement) shall have been obtained;

  •
  without limiting the scope of the immediately preceding condition, all government or regulatory approvals (including, without limitation, those of any stock exchanges or other securities regulatory authorities) that are legally necessary to complete the Offer or any subsequent acquisition transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been waived or terminated;

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  the Support Agreement shall not have been terminated by Alcan or by Rio Tinto or the Offeror in accordance with its terms;

  •
  (i) no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court, tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including any individual, corporation, firm, group or other entity) in Canada or elsewhere, whether or not having the force of law, other than any such action, suit or proceeding filed by or on behalf of commercial competitors of Alcan or competing bidders which the Offeror has been advised by counsel is unlikely to succeed, and (ii) no Law (as defined in the Support Agreement) shall have been proposed with retroactive effect, enacted, promulgated or applied, in either (i) or (ii): (A) to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Alcan Common Shares, or the right of the Offeror to own or exercise full rights of ownership of the Alcan Common Shares or the consummation of a subsequent acquisition transaction (other than any sale or disposition of assets or businesses as may be required by Competition Agencies or limitations or conditions imposed in connection therewith), (B) which, if the Offer (or any subsequent acquisition transaction) were consummated, would reasonably be expected to have a Material Adverse Effect in respect of Alcan or Rio Tinto (other than any sale or disposition of assets or businesses as may be required under the Support Agreement for compliance with regulatory requirements or limitations or conditions imposed in connection therewith) or (C) which would materially and adversely affect the ability of the Offeror to proceed with the Offer, effect any subsequent acquisition transaction and/or take up and pay for any Alcan Common Shares deposited under the Offer;

  •
  there shall not exist any prohibition at Law against the Offeror making or maintaining the Offer or taking up and paying for any Alcan Common Shares deposited under the Offer or completing any subsequent acquisition transaction;

  •
  there shall not exist or have occurred (or, if there does exist or has occurred prior to July 11, 2007, there shall not have been disclosed, generally or to Rio Tinto or the Offeror in writing on or before the execution and delivery of the Support Agreement) any change in the business, financial condition, results of operations of Alcan and the Alcan Subsidiaries taken as a whole which has resulted in a Material Adverse Effect with respect to Alcan;

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  Alcan shall have complied in all material respects with its covenants and obligations under the Support Agreement to be complied with at or prior to the Expiry Time;

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  neither Rio Tinto nor the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Alcan with any securities commission or similar securities regulatory authority in Canada or the United States which Rio Tinto or the Offeror shall have reasonably determined, has or may have, a Material Adverse Effect on Alcan or which, if the Offer were consummated, would have a Material Adverse Effect on Rio Tinto or the Offeror;

  •
  the representations and warranties made by Alcan in the Support Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to speak at or as of an earlier time) except for untrue or incorrect representations and warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Alcan or materially and adversely affect the ability of the Offeror to effect the Offer or, if the Offer or any subsequent acquisition transaction were consummated, reasonably be expected to have a Material Adverse Effect on the Offeror or Rio Tinto; and

  •
  Rio Tinto's shareholders and Rio Tinto Limited's shareholders shall have approved the acquisition of the Alcan Common Shares pursuant to the Offer, in accordance with the Listing Rules made by the UK Financial Services Authority, the Articles of Association of Rio Tinto and the Constitution of Rio Tinto Limited.

        In the Support Agreement, "Material Adverse Effect" is defined as, in respect of any person, a change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to have a durationally significant impact that is, both material and adverse to the business, properties, assets, financial condition or results of operations of that person and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence, state of facts or development (i) resulting from the announcement of the Support Agreement or the transactions contemplated thereby; (ii) relating to global, national or regional political conditions (including the outbreak of war or acts of terrorism), to global economic conditions, to the economies of any of the member countries of the Organization for Economic Cooperation and Development or of any jurisdiction where that person or its Subsidiaries operate, or to the securities, currency or banking markets in general; (iii) relating to the metal and mining industries in general or to aluminium prices or energy prices in general; (iv) relating to a change in the market trading price or trading volume of shares of that person, other than as a result of a Material Adverse Effect; (v) relating solely to the failure by that person to meet any earnings, projections, forecasts or estimates, whether internal or previously publicly announced; (vi) relating to any of the principal markets served by that person's business generally (including the business of that person's Subsidiaries) or shortages or price changes with respect to raw materials, metals, transportation or other products or services used or sold by that person or its Subsidiaries; (vii) relating to any generally applicable change in applicable Laws or regulations (other than orders, judgments or decrees against that person or any of its Subsidiaries); (viii) relating to any change in applicable generally accepted accounting principles, including GAAP, or as a result of any reconciliation of financial data into International Financial Reporting Standards; or (ix) resulting from compliance with the terms of the Support Agreement; provided, however, that the change, effect, event, occurrence or state of facts or development referred to in clauses (ii) or (vii) above shall not be excluded from the definition of Material Adverse Effect if it primarily relates to (or has the effect of primarily relating to) that person and its Subsidiaries, taken as a whole, or materially disproportionately adversely affects that person and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which that person and its Subsidiaries operate.

        In the Support Agreement, "Other Clearances" is defined as clearances required from Governmental Entities not specifically contemplated in the Support Agreement in order to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, where (A) the assets, revenues or operations of Rio Tinto and the Offeror, on the one hand or Alcan, on the other, or both in the particular jurisdiction of any such other Governmental Entity are more than de minimis and (B) a party or any director, officer or employee of a party would be subject to criminal penalties for failure to obtain such consent or clearance from such other Governmental Entity.

        The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror, acting reasonably, regardless of the circumstances giving rise to any such assertion; provided, however, that the Offeror shall be entitled to invoke a condition (other than as to minimum number of Alcan Common Shares required to be deposited) only if and to the extent that the circumstances giving rise to the right to invoke the condition are of material significance to Rio Tinto in the context of the Offer. Subject to the provisions of the Support Agreement, the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time without prejudice to any other rights which the Offeror or Rio Tinto may have, except that the condition relating to the minimum number of Alcan Common Shares required to be deposited shall not be waived without the prior written consent of Alcan. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

        Any waiver of a condition or withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at one of its offices indicated in the back page of this document. The Offeror will make a public announcement of the waiver or withdrawal promptly after giving notice to the Depositary and shall cause the Depositary, if required by law, to promptly provide a copy of such notice in the manner provided in the section entitled "Notice" below to all Alcan shareholders. In addition to making a public announcement as described above, any waiver of the Minimum Tender Condition by the Offeror, following agreement with Alcan, will be made in the United States by placing an advertisement in a newspaper with national circulation (such as The Wall Street Journal, National Edition), which will state that a waiver of the Minimum Tender Condition has occurred and advising shareholders to withdraw their tenders immediately if their willingness to tender into the Offer would be affected by a waiver of the Minimum Tender Condition. During the five U.S. business day period after the Offeror makes such announcement, the Offer will be open for acceptances and holders of Alcan Common Shares who have deposited their Alcan Common shares in the Offer will be entitled to withdraw their securities. If the Offer is withdrawn, the Depositary will promptly return all certificates representing deposited Alcan Common Shares and Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited, or, in the case of Alcan Common Shares deposited by book-entry transfer into the Depositary's account at an account maintained by CDS or DTC, as applicable, such Alcan Common Shares will be credited to an account maintained by CDS or DTC, as applicable.

Extension of the Expiry Time, Withdrawal, Variation or Change of the Offer

        The Offer will be open for acceptance until 6:00 p.m., Eastern Time, September 24, 2007 unless extended or withdrawn by the Offeror.

        Subject to the terms of the Support Agreement, the Offeror reserves the right at any time and from time to time to extend the Offer, withdraw the Offer or to vary or change the terms of the Offer by giving written notice or other communication (confirmed in writing) of such extension, withdrawal or variation to the Depositary at any of its offices, and by causing the Depositary, if required by law, to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled "Notice" below to all Alcan shareholders. Notwithstanding anything to the contrary herein, the Offeror will not, without the prior consent of Alcan, increase or decrease the minimum number of Alcan Common Shares required to be deposited, decrease the amount of Alcan Common Shares for which the Offer is made, impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Alcan shareholders.

        Unless otherwise agreed with Alcan, the Offeror will extend the Offer (i) for one or more successive 20-business-day periods if certain competition and antitrust regulatory clearances set out in the Support Agreement (the "Competition Clearances") have not been obtained at the Expiry Time, (ii) for one additional period of 20 business days following the date the Competition Clearances have been obtained if there shall have been deposited a number of Alcan Common Shares that constitutes less than 90% of the Alcan Common Shares outstanding calculated on a fully diluted basis at such time, (iii) for one final additional period of 20 business days if (A) the Competition Clearances have been obtained at such time, (B) there shall have been deposited a number of the Alcan Common Shares that constitutes a majority of the Alcan Common Shares outstanding on a fully diluted basis at such time, but (C) the condition relating to the minimum number of Alcan Common Shares required to be deposited has not been satisfied or waived at such time.

        The Offeror will not amend the Offer in a manner which would alter the withdrawal rights of Alcan shareholders or shorten or eliminate the Subsequent Offering Period. The Offeror shall make a public announcement of such extension, withdrawal or variation as soon as possible after giving notice of an extension, withdrawal or variation to the Depositary (and in the case of an extension of the Offer, no later than 9:00 a.m., Eastern Time, on the earlier of (i) the next business day after the extension and (ii) the next business day after the Expiry Time) and provide a copy of the notice to the NYSE and the TSX. Any notice of extension, withdrawal or variation will be deemed to have been given and to be effective on the day it is delivered or otherwise communicated in writing to the Depositary at any of its offices. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to Alcan shareholders in connection with the Offer be promptly sent to those shareholders in a manner reasonably designed to inform them of that change) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than in accordance with the section entitled "Notice" below.

        Notwithstanding the foregoing, the Offer may not be withdrawn by the Offeror if all the conditions of the Offer have been satisfied or waived by the Offeror at or prior to the Expiry Time.

        Under applicable Canadian provincial securities laws, where the terms of the Offer are varied, the Offer will not expire before 10 days after the notice of change or variation has been given to Alcan shareholders, unless otherwise permitted by applicable securities law and subject to abridgment or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable securities regulatory authorities.

        Notwithstanding the foregoing, if prior to the Expiry Time, the Offeror changes the consideration paid pursuant to the Offer, reduces the percentage of the outstanding Alcan Common Shares sought or increases or decreases a dealer's soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such change or variation is first published, mailed or given to Alcan shareholders, pursuant to Rule 14d-4(d) under the Exchange Act, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the time periods set forth under the Offer (other than the section entitled "Offer — Shareholder Rights Plan"), a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Time.

        If, at any time before the Expiry Time, or at any time after the Expiry Time but before the expiration of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of an Alcan shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates), the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the NYSE and the TSX in accordance with the section entitled "Notice" below.

        During any such extension or in the event of any such variation or change in information, all Alcan Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer, subject to the withdrawal rights described in the section entitled "Right to Withdraw" below. An extension of the Expiry Time, a variation of the terms of the Offer or a change in information does not constitute a waiver by the Offeror of any rights described above in the section entitled "Conditions of the Offer". If the Offer Consideration is increased, the increased consideration will be paid to all depositing Alcan shareholders whose Alcan Common Shares are taken up under the Offer.

        The Offeror acknowledges that Rule 14e-1(c) under the Exchange Act requires the Offeror to pay the consideration offered or return the deposited Alcan Common Shares promptly after the termination or withdrawal of the Offer.

  Subsequent Offering Period

        In the event that the Offeror takes up Alcan Common Shares deposited under the Offer, in order to comply with the provision of the Shareholder Rights Plan relating to a "Permitted Bid," the Offeror will publicly announce and make available a Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act, which shall expire no earlier than 10 business days (as defined under the Shareholder Rights Plan) after the date of such announcement and during which Alcan shareholders may deposit Alcan Common Shares not deposited during the Offer. The Offeror will not amend the Offer to shorten or eliminate the Subsequent Offering Period. Once commenced, the Subsequent Offering Period may be extended and remain open for deposits in accordance with Rule 14d-11 or as otherwise permitted by the SEC, but in no event will it remain open less than 10 business days (as defined under the Shareholder Rights Plan) regardless of when it commences.

        A Subsequent Offering Period does not constitute an extension of the Offer for purposes of the Exchange Act, although it does constitute an extension of the Offer under Canadian securities laws. Under Canadian securities laws, in order for the Offeror to take up and pay for additional Alcan Common Shares deposited after the Expiry Time, the Offeror must either (i) extend the Offer in accordance with Canadian securities laws (which extension would be treated as a Subsequent Offering Period in the United States) or (ii) initiate a new offer in respect of Alcan Common Shares, which new offer could not be consummated for at least 35 calendar days. For purposes of the Exchange Act, a Subsequent Offering Period is an additional period of time beginning on the next business day after the Expiry Time during which Alcan shareholders may deposit Alcan Common Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take up of all Alcan Common Shares then deposited under the Offer prior to the Expiry Time, and during which period Alcan shareholders may deposit Alcan Common Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer. In connection with the intended Subsequent Offering Period, for purposes of applicable U.S. federal securities laws, the Offeror will include a statement of its intention to provide a Subsequent Offering Period in the press release announcing the results of the Offer disseminated no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, the Offeror will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in the section entitled "Notice" to all holders of Alcan Common Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Alcan shareholders depositing Alcan Common Shares during the Subsequent Offering Period as would have been paid prior to the commencement of such period. The Offeror will permit withdrawal of Alcan Common Shares deposited during the Subsequent Offering Period, at any time prior to the expiration of such Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Alcan Common Shares taken up by the Offeror prior to the Subsequent Offering Period. Withdrawing holders of Alcan Common Shares who have deposited such Alcan Common Shares during the Subsequent Offering Period and have received payment for such Alcan Common Shares must return such payment to the applicable Offeror prior to any withdrawal. Subject to the following sentence, the Expiry Time with respect to a subsequent Offer shall be 5:00 p.m., Eastern Time, on the last day of the Subsequent Offering Period, unless determined otherwise in accordance with the terms set forth herein. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth in the section of the Offer entitled "Conditions of the Offer" be satisfied or waived at or prior to the Expiry Time, which will be before the commencement of the Subsequent Offering Period.

        Under applicable Canadian securities laws, a Subsequent Offering Period must be open for at least 10 calendar days from the date of notice of extension referred to above. The Offeror may extend the subsequent offering period in accordance with Rule 14d-11 or as permitted by the SEC, but in no event will it remain open less than 10 business days (as defined under the Shareholder Rights Plan) regardless of when it commences.

        In accordance with Canadian securities laws and the Exchange Act, the Offeror will provide a Subsequent Offering Period which shall expire no earlier than 10 business days (as defined under the Shareholder Rights Plan) after the date of the announcement of such Subsequent Offering Period, and which may be extended in the discretion of the Offeror subject to compliance with the U.S. federal securities laws and relief obtained from the SEC, if any.

        The Offeror will immediately take up and promptly pay for all Alcan Common Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

Shareholder Rights Plan

        The following is only a summary of the material provisions of the Shareholder Rights Agreement between Alcan and CIBC Mellon Trust Company, as rights agent, as amended and restated as of April 28, 2005 (the "Shareholder Rights Plan"), and Alcan shareholders are advised to read in its entirety the Shareholder Rights Plan, which is filed with the SEC as Exhibit 99 to Alcan's Current Report on Form 8-K, dated April 29, 2005 and filed on April 29, 2005 under Alcan's profile in the Canadian securities regulatory authorities' SEDAR website at www.sedar.com. Capitalized terms used in this section, unless otherwise defined in this document, have the meanings given to them in the Shareholder Rights Plan.

        The Alcan Rights issued under the Shareholder Rights Plan attach to and trade with the Alcan Common Shares and no separate certificates are issued unless an event triggering the Alcan Rights occurs. Certificates evidencing Alcan Common Shares are legended to reflect that they evidence the Alcan Rights until the Separation Time or the Expiration Time of the Shareholder Rights Plan. Following the Separation Time, the Alcan Rights will separate from the Alcan Common Shares and be transferable, trade separately from the Alcan

Common Shares and become exercisable. Under the Shareholder Rights Plan, the "Separation Time" means the close of business on the tenth business day (each reference to "business day" in this section shall mean any day, other than a Saturday or Sunday, on which banks are generally open for business in the City of Montréal) after the earliest of:

  •
  the first date of public announcement by Alcan or an Acquiring Person (as defined below) that an Acquiring Person has become such;

  •
  the date of the commencement of, or the first public announcement of the intent of any person or entity (other than a person or entity making a Permitted Bid (as defined below) or an offer otherwise permitted under the Shareholder Rights Plan, or Alcan or any subsidiary of Alcan) to commence a take-over bid (other than a Permitted Bid or an offer otherwise permitted under the Shareholder Rights Plan, as the case may be); and

  •
  the date on which a Permitted Bid, or an offer otherwise permitted under the Shareholder Rights Plan, ceases to qualify as such or on such later day as the board of directors of Alcan shall determine acting in good faith; provided that, if any such take-over bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such take-over bid will be deemed, for the purposes of the definition of "Separation Time," never to have been made.

        If any person, including any party acting jointly or in concert with such person, acquires (subject to certain exceptions) beneficial ownership of 20% or more of the outstanding Voting Shares (defined as the Alcan Common Shares and any other shares in the capital of Alcan entitled to vote generally in the election of Alcan directors) without complying with the "Permitted Bid" provisions of the Shareholder Rights Plan (as summarized below), or without the approval of the board of directors of Alcan, each Alcan Right thereafter will entitle its holder, other than the acquiring person or persons related to or acting jointly or in concert with such person, to purchase additional Alcan Common Shares at a 50% discount to the then-current market price. The acquisition by any person (an "Acquiring Person") of 20% or more of the outstanding Voting Shares, other than by way of a Permitted Bid, is referred to as a "Flip-in-Event". Any Alcan Rights held by an Acquiring Person will become void upon the occurrence of a Flip-in-Event.

        A "Permitted Bid" is a take-over bid made by an offeror by means of a take-over bid circular sent to holders of Voting Shares and which complies with the following additional provisions:

  (i)
  the take-over bid is made to all holders of Voting Shares as registered on the books of Alcan, other than the party making the take-over bid;

  (ii)
  the take-over bid contains, and the take-up and payment for securities tendered or deposited to the take-over bid is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the take-over bid (A) prior to the close of business on a date which is not less than 60 days following the date of the take-over bid and (B) only if at such date more than 50% of the Voting Shares held by Independent Shareholders shall have been tendered or deposited pursuant to the take-over bid and not withdrawn;

  (iii)
  unless the take-over bid is withdrawn, the take-over bid contains an irrevocable and unqualified provision that Voting Shares may be deposited pursuant to such take-over bid at any time during the period of time described in clause (ii) above and that any Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and

  (iv)
  the take-over bid also contains an irrevocable and unqualified provision that in the event that the deposit condition set forth in clause (ii)(B) above is satisfied, the party making the take-over bid will make a public announcement of that fact and the take-over bid will remain open for deposits and tenders of Voting Shares for not less than 10 business days from the date of such public announcement.

        The board of directors of Alcan has unanimously determined that the Offer constitutes a "Permitted Bid" under the Shareholder Rights Plan.

        If, at the end of the 60-day period referred to in clause (ii) above, more than 50% of the Voting Shares held by Independent Shareholders have been properly deposited under the Offer and not withdrawn, the Offeror may take-up and pay for the Alcan Common Shares but must extend the take-over bid for a further 10 business days to allow the remaining Alcan shareholders to deposit their Alcan Common Shares, as described in paragraph (iv) above. "Independent Shareholders" is defined in the Shareholders Rights Plan as holders of Voting Shares, not including any Acquiring Person or any person, entity or group which has made an offer to acquire 20% or more of Voting Shares (a "20% Offeror") (including a 20% Offeror who is making a Permitted Bid or offer otherwise permitted under the Shareholder Rights Plan) other than any person, entity or group who is not deemed to beneficially own the Voting Shares held by such person, entity or group, any affiliate or associate of any such Acquiring Person or 20% Offeror or any person, entity or group acting jointly or in concert with such Acquiring Person or 20% Offeror, or persons, entities or groups with rights or powers under any employee stock ownership plans, benefit plans, deferred profit sharing and any other similar plan or trust for the benefit of employees of Alcan or a subsidiary of Alcan, unless the beneficiaries of such plan or trust direct the manner in which such Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a take-over bid.

        Under the Shareholder Rights Plan, the board of directors of Alcan has the discretion prior to the occurrence of a Flip-in Event that would occur by reason of a take-over bid made by means of a take-over bid circular sent to all holders of record of Voting Shares, to waive the application of the Shareholder Rights Plan to such Flip-in Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other Flip-in Event made by means of a take-over bid circular to all holders of record of Voting Shares. The board of directors of Alcan also has the right, acting in good faith and with the prior consent of the holders of Voting Shares or Alcan Rights, at any time prior to the occurrence of a Flip-in Event, to redeem all (but not less than all) of the Alcan Rights at a redemption price of $0.01 per Alcan Right, subject to certain adjustments.

        It is a condition of the Offer that the Offeror shall have determined acting reasonably that, on terms satisfactory to Rio Tinto and the Offeror, the Shareholder Rights Plan does not provide rights to Alcan shareholders to purchase any securities of Alcan as a result of the Offer and does not and will not adversely affect the Offer, Rio Tinto, the Offeror or any affiliate of Rio Tinto either before or on consummation of the Offer; without limiting the generality of the foregoing, Alcan shall have, to the extent permitted to be effected by the board of directors of Alcan under and subject to the terms of the Shareholder Rights Plan: (i) confirmed that the Offer is a Permitted Bid under the Shareholder Rights Plan; (ii) taken all further action necessary in order to ensure that the Separation Time does not occur in connection with the Support Agreement, the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; (iii) taken all further action necessary to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; and (iv) taken all further action necessary in order to ensure that, upon the Offeror taking-up Alcan Common Shares under the Offer, all Rights under the Shareholder Rights Plan will have ceased to be exercisable and be redeemed at the Redemption Price as provided under the Shareholder Rights Plan without further formality and to ensure that upon such redemption all Rights become null and void. See the section entitled "Offer — Conditions of the Offer".

Take Up of, and Payment for, Deposited Alcan Common Shares

        Provided all of the conditions to the Offer shall have been waived by the Offeror or satisfied, the Offeror will take up and pay for all of the Alcan Common Shares tendered under the Offer promptly and, in any event, not later than two Business Days following the time at which the Offeror becomes entitled to take-up such Alcan Common Shares under the Offer pursuant to applicable securities laws. For greater certainty, the Offeror undertakes not to take up any Alcan Common Shares that have been deposited prior to the Expiry Time, which undertaking shall be irrevocable unless and until the Alcan Shareholder Rights Plan is rendered inoperative with respect to the Offer. Any Alcan Common Shares deposited during the Subsequent Offering Period will be taken up immediately and paid for promptly. In the event that the Offeror takes up Alcan Common Shares deposited under the Offer, in order to comply with the provision of the Shareholder Rights Plan relating to a "Permitted Bid," the Offeror will publicly announce and make available a subsequent offering period pursuant to Rule 14d-11 under the Exchange Act, which shall expire no earlier than 10 business days (as defined under the Shareholder Rights Plan) after the date of such announcement and during which Alcan shareholders may deposit Alcan Common Shares not previously deposited during the Offer.

        Alcan Common Shares properly deposited and not withdrawn pursuant to the Offer will be deemed to have been taken up and accepted for payment if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in New York to that effect.

        The Offeror will pay for Alcan Common Shares properly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Alcan shareholders. Under no circumstances will interest accrue or be paid to persons depositing Alcan Common Shares by the Offeror or the Depositary, regardless of any delay in making payment for those shares.

        All Alcan Common Shares taken up under the Offer will be paid for in U.S. dollars only.

        The Depositary will act as the agent of Alcan shareholders who have properly deposited Alcan Common Shares under the Offer for the purposes of receiving payment under the Offer and transmitting that payment to those Alcan shareholders, and receipt of payment by the Depositary will constitute receipt of payment by those Alcan shareholders who have properly deposited Alcan Common Shares. Upon receipt of payment by the Depository, the Depositary will forward a cheque payable in U.S. dollars in respect of the Offer Consideration payable by first class mail representing payment for the Alcan Common Shares taken up. Unless otherwise specified by the Alcan shareholder in the Letter of Transmittal or Notice of Guaranteed Delivery, any cheque will be issued in the name of the registered holder of the Alcan Common Shares so deposited and forwarded by first class mail to the address specified in the Letter of Transmittal. If no address is specified, any cheque will be sent to the address of the Alcan shareholder as shown on the register of Alcan shareholders maintained by or on behalf of Alcan.

        If the Offer Consideration payable pursuant to the Offer is increased before the Expiry Time, the increased consideration will be paid in respect of all Alcan Common Shares acquired pursuant to the Offer, regardless of whether those shares were deposited before that increase in the Offer Consideration.

Right to Withdraw

        Alcan Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Alcan shareholder (unless otherwise required or permitted by applicable law):

  •
  at any time before Alcan Common Shares deposited under the Offer are taken up and paid for by the Offeror under the Offer, which, in any event, will not occur prior to the Expiry Time;

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  during the Subsequent Offering Period; provided, however, that this right of withdrawal will not apply in respect of Alcan Common Shares taken up and paid for by the Offeror prior to the Subsequent Offering Period; or

  •
  at any time before the expiration of the tenth day after the date upon which either: (a) a notice of change relating to a change that has occurred in the information contained in the Offer or the Circular, as amended from time to time, and such change is one that would reasonably be expected to affect the decision of an Alcan shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or its affiliates); provided that such change occurs before the Expiry Time or after the Expiry Time but before the expiration of all rights of withdrawal in respect of the Offer; or (b) a notice of variation concerning a variation of the terms of the Offer (other than a variation consisting solely of an increase in the Offer Consideration where the time for deposit is not extended for a period greater than 10 days) is first mailed, delivered or otherwise properly communicated.

        The 10-day period referred to above may be extended to 10 business days where required by U.S. securities laws.

        Notice of withdrawal of deposited Alcan Common Shares must (i) be made by a method that provides the Depositary with a timely written or printed copy of such notice; (ii) be made by or on behalf of the depositing Alcan shareholder; (iii) be signed by or on behalf of the depositing Alcan shareholder; (iv) specify such Alcan shareholder's identity, the number of Alcan Common Shares to be withdrawn, and the name of the registered Alcan shareholder of the Alcan Common Shares being withdrawn; and (v) be actually received by the Depositary within the applicable time limits specified above.

        If certificates evidencing the Alcan Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless the notice of withdrawal is signed by the registered owner of such Alcan Common Shares or such Alcan Common Shares have been deposited by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Alcan Common Shares have been deposited pursuant to the procedures for book-entry transfer as described in the section entitled "Manner of Acceptance" above, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Alcan Common Shares or otherwise comply with the procedures of CDS or DTC, as applicable.

        Withdrawals may not be rescinded and will take effect upon actual receipt by the Depositary of a properly completed notice of withdrawal. Any Alcan Common Shares withdrawn will be deemed not properly deposited for the purposes of the Offer, but may be re-deposited at any time on or prior to the Expiry Time by following the applicable procedures described in the section entitled "Manner of Acceptance" above.

        The Offeror will not amend the Offer in such a manner as would alter the withdrawal rights of Alcan shareholders.

        In addition to the foregoing withdrawal rights, holders of Alcan Common Shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See the section entitled "Statutory Rights" in the Circular.

Return of Alcan Common Shares

        If any Alcan Common Shares deposited under the Offer are not taken up pursuant to the Offer, or certificates are submitted for more Alcan Common Shares than are properly deposited, certificates representing those Alcan Common Shares that are not taken up (or were not properly deposited) will be returned to the depositing shareholder without expense to the shareholder, or, in the case of Alcan Common Shares deposited by book-entry transfer into an account maintained by the Depositary with CDS or DTC, as applicable, those Alcan Common Shares that have not been taken up or properly deposited will be credited to the depositing shareholder's account maintained by CDS or DTC, as applicable, in each case promptly after the Expiry Time or withdrawal or termination of the Offer.

Mail Service Interruption

        Notwithstanding any other provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and other relevant documents will not be mailed if the Offeror determines, in its reasonable discretion, that delivery by mail may be delayed by a disruption of mail service. Holders of Alcan Common Shares entitled to cheques and/or other relevant documents that are not mailed for this reason may take delivery thereof at the office of the Depositary at which they deposited their Alcan Common Shares until such time as the Offeror has determined, in its reasonable discretion, that delivery by mail will no longer be delayed. Notwithstanding the section entitled "Take Up of, and Payment for, Deposited Alcan Common Shares" above, but subject to the section entitled "Notice" below, cheques and other relevant documents not mailed for this reason will, subject to applicable law, be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Alcan Common Shares were deposited. Notice of any such determination by the Offeror shall be given to holders of Alcan Common Shares in accordance with the section entitled "Notice" below.

Notice

        Except as otherwise provided in the Offer, any notice that the Offeror or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly given if mailed to the registered holders of Alcan Common Shares at their respective addresses appearing in the registers maintained in respect of such Alcan Common Shares and will be deemed to have been delivered and received on the mailing date. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more holders of Alcan Common Shares and notwithstanding interruption of mail service in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to the approval of applicable regulatory authorities, in the event of any interruption of mail service, any notice that the Offeror or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly provided or given to or received by holders of Alcan Common Shares if it is (i) given to the NYSE and the TSX for dissemination through their facilities, (ii) published once in La Presse, The Globe and Mail and The Wall Street Journal, National Edition or (iii) given to the Canada Newswire Service and the Dow Jones Newswire.

Interests of Certain Persons in the Offer

        The current Alcan chief executive officer, Richard B. Evans, will become chief executive of the combined aluminum product group, Rio Tinto Alcan, based in Montréal and will report directly to Rio Tinto's chief executive, Tom Albanese. Furthermore, Rio Tinto will add three new members to its board: two non-executive members of the board of directors of Alcan, and Mr. Evans as chief executive of the combined Rio Tinto Alcan aluminum product group.

        Rio Tinto will also establish a Canada Forum based in Montréal to advise the board of directors of Rio Tinto on Canadian political, economic and social issues and appoint an advisor from Alcan's existing group of non-executive directors to assist in relation to business developments in France.

        Except as described herein, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or executive officers of Alcan and no payments or other benefits are proposed to be made or given by the Offeror to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer described herein is consummated.

Dividends and Distributions

        Under the Support Agreement, Alcan has undertaken, except with the consent of the Offeror, not to declare, set aside or pay any dividends on or make any other distributions on or in respect of the Alcan Common Shares, nor reduce capital in respect of the Alcan Common Shares, except, in respect of dividends payable on the Alcan Preferred Shares and dividends payable on the Alcan Common Shares consistent with Alcan's current dividend policy in effect as at July 12, 2007.

        If Alcan should declare or pay any cash dividend (other than its normal quarterly cash dividend per Alcan Common Share of $0.20 or less in accordance with Alcan's current dividend policy, including as to timing of declaration and payment, which quarterly cash dividend is payable before the take up by the Offeror of Alcan Common Shares) or make any other cash distribution in respect of Alcan Common Shares after July 12, 2007, such dividend or distribution will, subject to the Offeror's take up and payment for Alcan Common Shares pursuant to the Offer, be received and held by depositing holders of Alcan Common Shares for the account of the Offeror and (i) to the extent that such cash dividends or cash distributions do not exceed the Offer Consideration, such Offer Consideration will be reduced by the amount of any such dividend or distribution; and (ii) the amount by which any such cash dividend or cash distribution exceeds the Offer Consideration must be remitted promptly by the depositing holders of Alcan Common Shares to the Depositary or another person designated by the Offeror for the Offeror's account accompanied by appropriate documentation of transfer.

        Alcan Common Shares acquired pursuant to the Offer shall be acquired free and clear of all encumbrances, together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends (other than its normal quarterly cash dividend per Alcan Common Share of $0.20 or less in accordance with Alcan's current dividend policy, including as to timing of declaration and payment), securities, rights, warrants or other interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Alcan Common Shares and which are made payable or distributable to the holders of those Alcan Common Shares of record on a date on or after the date of the Offer.

Market Purchases

        The Offeror reserves the right, to the extent possible under the Exchange Act and Canadian securities laws, to acquire, or to cause an affiliate, or their respective nominees, advisors or brokers (acting as agents), to acquire, make certain purchases of, or arrangements to purchase, Alcan Common Shares or securities immediately convertible or exchangeable for Alcan Common Shares, outside the United States during the period in which the Offer remains open for acceptance. In no event will the Offeror make any such purchases of Alcan Common Shares until the third business day following the date of the Offer. The aggregate number of Alcan Common Shares acquired by the Offeror through the facilities of a stock exchange during the course of the Offer shall not exceed 5% of the outstanding Alcan Common Shares as of the date of the Offer, and the Offeror will issue and file a news release forthwith after the close of business of the TSX on each day on which such Alcan Common Shares have been purchased. To the extent purchases are legally permitted, if the Offeror purchases Alcan Common Shares through the facilities of a stock exchange while the Offer is outstanding, the Alcan Common Shares so purchased shall be counted in any determination as to whether the condition has been met as to the minimum number of shares required to be deposited under the Offer.

        Although the Offeror has no present intention to sell Alcan Common Shares taken up under the Offer, subject to compliance with applicable securities laws, the Offeror reserves the right to make or to enter into an arrangement, commitment or understanding at or prior to the Expiry Time to sell any such shares after the Expiry Time.

Unauthorized Representations

        No person has been authorized to provide any information or make any representation on behalf of the Offeror or its affiliates not contained in, referred to or incorporated by reference into, this document and, if given or made, such information or representation must be considered as not having been authorized by the Offeror.

Other Terms

        The provisions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other documents disseminated therewith collectively comprise the terms and conditions of the Offer.

        The Offeror shall determine all questions relating to the interpretation of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity (including time of receipt) of any acceptance of the Offer and any withdrawal of Alcan Common Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Alcan Common Shares or notice of withdrawal of Alcan Common Shares, and the due completion and execution of the Letter of Transmittal or Notice of Guaranteed Delivery. The Offeror's determination of such matters shall be final and binding for all purposes. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Alcan Common Share or any particular Alcan shareholder. There shall be no obligation on the Offeror, a Soliciting Dealer (if the Offeror decides to form a Soliciting Dealer Group), the Dealer Managers, the Information Agent or the Depositary to give notice of any defects or irregularities in any acceptance or notice of withdrawal and no liability shall be incurred by any of them for failure to give any such notification.

        The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Alcan Common Shares deposited pursuant to the Offer. Any such transfer or assignment shall be agreed to by Alcan and will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Alcan shareholders depositing Alcan Common Shares to receive payment for Alcan Common Shares validly deposited and taken up pursuant to the Offer.

        While the Offer is being made to all holders of Alcan Common Shares, this document does not constitute an offer or a solicitation in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of any such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction. Any holder of Alcan Common Shares in a jurisdiction in which such offer or solicitation is unlawful may collect copies of this document and related documents at the office of the Depositary set forth on the back cover.

        These securityholder materials are being sent to both registered and non-registered owners of Alcan Common Shares. If you are a non-registered owner, and the Offeror or its agents have sent these materials directly to you, your name, address and information about your holding of Alcan Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

        The Circular contains additional information relating to the Offer.

Dated: July 24, 2007

RIO TINTO CANADA HOLDING INC.

By: /s/ IAN C. RATNAGE, Chairman and President

CIRCULAR

        This Circular is furnished in connection with the accompanying Offer dated July 24, 2007 by the Offeror to purchase all of the issued and outstanding Alcan Common Shares, including Alcan Common Shares that may become outstanding upon the exercise of certain Options after the date of the Offer but before the completion of the Offer. You should refer to the Offer for details of the terms and conditions, including details as to payment and withdrawal rights.

        Appendix A (Directors and Executive Officers of the Offeror and Rio Tinto) also forms part of this Circular. Capitalized words and terms used in this Circular but not defined herein shall have the meanings given to them in the Offer.

ABOUT RIO TINTO

        Rio Tinto Group is a leading international mining group combining Rio Tinto and its group undertakings and Rio Tinto Limited and its group undertakings in a dual listed companies structure that has created a single economic enterprise. Both Rio Tinto, which is a London listed public company, and Rio Tinto Limited, whose shares are listed on the Australian Securities Exchange, are legal entities with separate share listings and registers. Rio Tinto is incorporated in England and Wales and its registered office is at 6 St James's Square, London, England SW1Y 4LD (telephone: +44 20 7930 2399). Rio Tinto Limited is incorporated in the State of Victoria, Australia, and its registered office is at 120 Collins Street, Melbourne, Victoria, Australia (telephone: + 61 3 9283 3333). Rio Tinto's agent in the United States may be contacted at Rio Tinto Services Inc., 80 State Street, Albany, New York 12207-2543. Investor relations in the United States are provided by Makinson Cowell US Limited, One Penn Plaza, 250 W. 34th St, Suite 1935, New York, New York 10119.

        Rio Tinto Group's business is finding, mining and processing mineral resources. Rio Tinto Group's mining interests are diverse both in geography and product. Activities span the world but are strongly represented in Australia and North America, with the Group also having significant businesses in South America, Asia, Europe and southern Africa. Businesses include open pit and underground mines, mills, refineries and smelters as well as a number of research and service facilities.

        Rio Tinto Group's fundamental objective is to maximise the overall long term return to the Rio Tinto Group's shareholders by operating responsibly and sustainably in areas of proven expertise where the Group has competitive advantage. Its strategy is to maximise net present value by investing in large, long life, cost competitive mines. Investments are driven by the quality of opportunity, not choice of commodity. The Group consists of wholly and partly owned subsidiaries, jointly controlled assets, jointly controlled entities and associated companies. Rio Tinto's management structure is designed to facilitate a clear focus on the Group's objective. The management structure is based on principal product and global support groups: Iron Ore, Energy, Diamonds and Industrial Minerals, Aluminium, Copper, Business Resources, and Technology and Innovation. The chief executive of each product group and function reports to the chief executive of Rio Tinto. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Rio Tinto and certain other information are set forth in Appendix A (Directors and Executive Officers of the Offeror and Rio Tinto).

ABOUT RIO TINTO CANADA HOLDING INC.

        The Offeror, Rio Tinto Canada Holding Inc., is a corporation incorporated under the laws of Canada, and an indirect wholly-owned subsidiary of Rio Tinto. The Offeror was incorporated specifically for the purposes of making the Offer and acquiring Alcan Common Shares, and to date, has not carried on any other business. The Offeror's registered offices are located at Suite 1800, 770 Sherbrooke Street West, Montréal, Québec, Canada H3A 1G1 (telephone: +1 (514) 288-8400)

        The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Offeror and certain other information are set forth in Appendix A (Directors and Executive Officers of the Offeror and Rio Tinto).

ABOUT ALCAN INC.

        Alcan Inc. is the parent company of an international group involved in many aspects of the aluminum, engineered products and packaging industries. Through subsidiaries, joint ventures and related companies around the world, the activities of Alcan include bauxite mining, alumina refining, production of specialty alumina, aluminum smelting, manufacturing and recycling, engineered products, flexible and specialty packaging, as well as related research and development. Alcan operates through four business groups, each responsible for the different business units of which they are comprised including: Bauxite and Alumina, Primary Metals, Engineered Products and Packaging.

        Alcan was first chartered as Northern Aluminum Company, Limited in 1902, in Canada. Alcan's principal executive offices are located at 1188 Sherbrooke Street West, Montréal, Québec, Canada H3A 3G2, and Alcan's telephone number is (514) 848-8000. Alcan's website is www.alcan.com. The information contained on the website is not incorporated by reference into the Offer, and you should not consider information contained on the website as part of the Offer or this Circular.

        Alcan is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and with the SEC. Such documents are available without charge at www.sedar.com and www.sec.gov. The information contained on the websites is not incorporated by reference into the Offer, and you should not consider information contained on the websites as part of the Offer or this Circular.

Alcan Authorized and Outstanding Share Capital

  Alcan Common Shares

        Alcan is authorized to issue an unlimited number of Alcan Common Shares. In the Support Agreement, Alcan has represented to the Offeror and Rio Tinto that as at June 30, 2007, there were (i) 370,975,741 Alcan Common Shares outstanding and (ii) outstanding Options to acquire in aggregate 6,553,113 Alcan Common Shares.

        The Alcan Common Shares are subject to the prior rights, privileges, restrictions and conditions attached to any outstanding Alcan preference shares and the holders of the Alcan Common Shares are entitled (i) to cast one vote for each share held of record on each matter submitted to vote at all meetings of shareholders of Alcan, except meetings at which only holders of other classes of shares are entitled to vote; (ii) to receive any dividends declared thereon; and (iii) to receive the remaining property of Alcan upon dissolution.

        On May 4, 2007, the last full trading day before Alcoa Inc. announced its offer, the closing price of Alcan Common Shares on the TSX and NYSE was Cdn$67.55 and $61.03, respectively. The average closing price of the Alcan Common Shares on the TSX and NYSE for the 30 trading days ending May 4, 2007 was Cdn$62.81 and $55.36, respectively. We urge you to obtain a recent quotation for the Alcan Common Shares before determining whether or not to deposit your Alcan Common Shares under the Offer.

  Alcan Preference Shares

        Alcan is authorized to issue an unlimited number of preference shares issuable in series, of which, according to representations made by Alcan to the Offeror and Rio Tinto in the Support Agreement, as at June 30, 2007, there were outstanding (i) in the aggregate, 5,699,900 1984 Series C Preference Shares and 1985 Series C Preference Shares; and (ii) 2,999,000 Series E Preference Shares.

        Under the Support Agreement, Alcan has undertaken to take, as soon as reasonably practical, all action necessary to redeem and cancel in accordance with their terms all of the Alcan Preferred Shares outstanding, provided that such redemption and cancellation shall have been completed no later than the day immediately preceding the Expiry Time.

Dividend Policy

        The following table sets forth, for each of the calendar quarters indicated, the amount of dividends paid (or payable) on each Alcan Common Share:

2005
First Quarter	$0.15
Second Quarter	0.15
Third Quarter	0.15
Fourth Quarter	0.15
2006
First Quarter	0.15
Second Quarter	0.15
Third Quarter	0.20
Fourth Quarter	0.20
2007
First Quarter	0.20
Second Quarter	0.20

        According to its Annual Report on Form 10-K for the year ended December 31, 2006, Alcan currently intends to pursue a policy of paying quarterly dividends; however, the payment and level of future dividends will be determined by the board of directors of Alcan in light of earnings from operations, capital requirements and the financial condition of Alcan. According to its Annual Report on Form 10-K for the year ended December 31, 2006, Alcan's cash flow is generated principally from operations and also by dividends and interest payments from subsidiaries, joint ventures and related companies and these dividend and interest payments may be subject, from time to time, to regulatory or contractual restraints, withholding taxes and foreign governmental restrictions affecting repatriation of earnings.

RELATIONSHIPS BETWEEN THE OFFEROR AND ALCAN

Beneficial Ownership of and Trading in Securities of Alcan

        No securities of Alcan, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Alcan, by the Offeror or the Offeror's directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offeror's associates, subsidiaries or affiliates, by any associate of such directors or executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offeror. No person other than Rio Tinto is acting jointly or in concert with the Offeror with respect to the Offer.

        No securities of Alcan have been traded during the 12-month period preceding the date of the Offer by the Offeror or the Offeror's directors or executive officers or, to the knowledge of such directors and executive officers after reasonable inquiry, by any of the Offeror's associates, subsidiaries or affiliates, by any associate of such directors and executive officers or by any person or company owning, directly or indirectly, more than 10% of any class of securities of the Offeror.

Commitments to Acquire Securities of Alcan

        Except pursuant to the Offer, neither the Offeror nor any of the Offeror's directors or executive officers, nor to the knowledge of the Offeror's directors and executive officers after reasonable inquiry, any of the Offeror' associates, subsidiaries or affiliates, any associate of any of the Offeror's directors or executive officers or any person or company beneficially owning, directly or indirectly, more than 10% of any class of securities of the Offeror has entered into any commitments to acquire any equity securities of Alcan.

Market Purchases

        The Offeror reserves the right, to the extent permissible under the Exchange Act and Canadian securities laws, to acquire, or to cause an affiliate, or their respective nominees, advisors or brokers (acting as agents), to acquire, make certain purchases of, or arrangements to purchase, Alcan Common Shares or securities immediately convertible or exchangeable for Alcan Common Shares, outside the United States during the period in which the Offer remains open for acceptance. In no event will the Offeror make any such purchases of Alcan Common Shares until the third business day following the date of the Offer. The aggregate number of Alcan Common Shares acquired by the Offeror through the facilities of a stock exchange during the course of the Offer shall not exceed 5% of the outstanding Alcan Common Shares as of the date of the Offer, and the Offeror will issue and file a news release forthwith after the close of business of the TSX on each day on which such Alcan Common Shares have been purchased. To the extent purchases are legally permitted, if the Offeror purchases Alcan Common Shares through the facilities of a stock exchange while the Offer is outstanding, the Alcan Common Shares so purchased shall be counted in any determination as to whether the condition has been met as to the minimum number of shares required to be deposited under the Offer.

        Although the Offeror has no present intention to sell Alcan Common Shares taken up under the Offer, subject to applicable laws, it reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Alcan Common Shares after the Expiry Time.

Arrangements, Agreements or Understandings

        Except as described herein or in appendices or documents attached hereto or incorporated by reference herein, neither the Offeror nor, to the best of the Offeror's knowledge, any of the Offeror's directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Alcan, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in the Offer, there have been no contacts, negotiations or transactions between the Offeror or, to the best of the Offeror's knowledge, any of the Offeror's directors, executive officers or other affiliates on the one hand, and Alcan or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described herein or in appendices or documents attached hereto or incorporated by reference herein, neither the Offeror, nor, to the best of the Offeror's knowledge, any of the Offeror's directors, executive officers or other affiliates has had any transaction with Alcan or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations applicable to the Offer.

        The current Alcan chief executive officer, Richard B. Evans, will become chief executive of the combined aluminum product group, Rio Tinto Alcan, based in Montréal and will report directly to Rio Tinto's chief executive, Tom Albanese. Furthermore, Rio Tinto will add three new members to its board: two non-executive members of the board of directors of Alcan, and Mr. Evans as chief executive of the combined aluminum product group, Rio Tinto Alcan. The size of Rio Tinto's board of directors will therefore increase following closing of the Offer from 13 to 16.

        Rio Tinto and Alcan are parties to a Confidentiality Agreement dated April 11, 2007 and subsequently amended on June 25, 2007. The Confidentiality Agreement was entered into in connection with the negotiations leading to the execution of the Support Agreement. See section entitled "Circular — Background to the Offer".

        Except as described herein, there are no arrangements or agreements made or proposed to be made between the Offeror and any of the directors or executive officers of Alcan and no payments or other benefits are proposed to be made or given by the Offeror to such directors or executive officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer described herein is consummated.

Material Changes and Other Information

        Except for the Offer described herein and as otherwise disclosed publicly by Alcan, the Offeror is not aware of any information which indicates that any material change has occurred in the affairs of Alcan since May 10, 2007, the date of the last available published financial statements of Alcan. As of the date of this Circular, neither Rio Tinto nor the Offeror has knowledge of any material fact omitted from the Offer which was required to be stated in the Offer or the statement of which was necessary in order to make the other statements in the Offer, in the light of the circumstances under which they were made, not misleading.

BACKGROUND TO THE OFFER

        The provisions of the Support Agreement are the result of arm's length negotiations conducted between representatives of Rio Tinto, the Offeror and Alcan and their respective advisors. The following is a summary of the events leading up to the negotiation of the Support Agreement and the meetings, negotiations, discussions and actions between the parties that preceded the execution and public announcement of the Support Agreement.

        Rio Tinto regularly examines strategic options for its business and from time to time has discussions with various industry participants regarding potential strategic transactions, including business combinations.

        In March 2005, an early stage review of the aluminum industry and potential business combinations with participants in the industry was carried out. This was followed by a further review in June 2005, focusing primarily on Alcan. In March 2006, Rio Tinto began a major strategic review of a transaction involving the acquisition of Alcan in its entirety. This review, which included input from financial advisers and Canadian legal advisers, culminated in a presentation to the board of directors of Rio Tinto on September 14, 2006. The acquisition of Alcan was just one of several strategic initiatives evaluated, assessed and discussed by Rio Tinto's senior management during 2006.

        On October 10, 2006, Leigh Clifford, then Chief Executive of Rio Tinto, and Oscar Groeneveld, Chief Executive Officer of Rio Tinto Aluminium, met in London with Richard Evans, Chief Executive Officer of Alcan, while Mr. Groeneveld and Mr. Evans were in London for LME week. At that meeting, Mr. Clifford first introduced the possibility of combining Alcan and Rio Tinto's aluminum business. It was agreed that a meeting would take place in the following weeks to discuss that possibility further.

        On October 16, 2006, Mr. Evans called Mr. Clifford to arrange a meeting in Paris on October 24, 2006 to discuss a transaction in more detail. At a meeting of the board of directors of Rio Tinto held on October 23, 2006, the board delegated authority to Mr. Clifford and Guy Elliott, Finance Director of Rio Tinto, to continue discussions with Alcan.

        On October 24, 2006, Mr. Clifford and Mr. Elliott met in Paris with Mr. Evans and Yves Fortier, Chairman of the Board of Alcan. At that meeting, the possibility of Rio Tinto making an all-cash offer for all of the Alcan Common Shares was discussed and an indication of potential terms was provided by Messrs. Clifford and Elliott. The parties also discussed the business rationale behind the combination of the two aluminum businesses. Messrs. Fortier and Evans agreed to contact Rio Tinto after the October 25, 2006 meeting of the board of directors of Alcan to provide feedback on the Alcan board's reaction to Rio Tinto's proposal and to discuss next steps.

        On November 1, 2006, Mr. Evans wrote to Mr. Clifford to provide this feedback. Mr. Evans highlighted that Alcan had considerable respect for Rio Tinto and the manner in which it conducted its affairs. Alcan also recognized the potential for synergies, especially in Australia, between the two companies. However, the board of directors of Alcan had determined that the proposed transaction presented in Paris was not of interest to Alcan at that time. Nevertheless, Mr. Evans was asked by the board of directors of Alcan to explore the feasibility of other forms of potential cooperation between Alcan and Rio Tinto.

        From early November 2006 through mid-March 2007, members of management of Alcan and Rio Tinto held two meetings in person and had several telephone conversations to discuss various combination structures. By the end of January 2007 however, Rio Tinto had concluded, and had communicated to Alcan, that it believed the optimal transaction for both parties was an all-cash acquisition of Alcan by Rio Tinto.

        On March 13, 2007, the board of directors of Rio Tinto approved a further approach to Alcan for the acquisition for cash of all of the Alcan Common Shares. On March 20, 2007, Mr. Clifford, Tom Albanese, Chief Executive designate, and Mr. Elliott met Mr. Evans, David McAusland, Executive Vice President, Corporate Development and Chief Legal Officer of Alcan, and Michael Hanley, Chief Financial Officer of Alcan, in Paris and delivered a letter outlining a definitive proposal for the acquisition for cash of all of the Alcan Common Shares. The proposal included a price indication subject to due diligence and Rio Tinto offered to enter into a confidentiality and standstill agreement once Rio Tinto had an agreement in principle that the board of directors of Alcan was prepared to recommend the proposal.

        On March 28, 2007, Mr. Evans called Mr. Clifford to inform him that he was authorized by the board of directors of Alcan to explore cautiously additional dialogue with Rio Tinto. Mr. McAusland for Alcan and Mr. Elliott for Rio Tinto in the following days negotiated the terms of the confidentiality agreement which was entered into on April 11, 2007.

        Following the entering into of the confidentiality agreement, on April 11, 2007, Alcan provided a representative of McCarthy Tétrault LLP, Rio Tinto's Canadian legal advisers, with access to the terms of the Continuity Agreement dated December 13, 2006 between Alcan and the Government of Québec.

        On April 12, 2007, there was a telephone call between Messrs. Clifford, Albanese, Elliott and Trevor Mills, General Manager, Business Evaluation Department of Rio Tinto, and Messrs. Evans, McAusland and Hanley concerning potential issues in Canada, France and Australia and Mr. Evans spoke in terms of cautious engagement with Rio Tinto.

        On April 13, 2007, Mr. Albanese and Mr. Mills discussed in a telephone call with Mr. Hanley the compatibility of the two companies' operating models and there was a further telephone call on April 16, 2007 between Messrs. Clifford, Albanese, Elliott and Mills and Messrs. Evans, Hanley and McAusland to discuss issues in Canada and the upcoming meeting of the board of directors of Alcan. Mr. McAusland called Mr. Elliott on April 18, 2007 to discuss these issues further.

        On April 14, 2007, Paul Skinner, Chairman of the Board of Rio Tinto, and Sir Richard Sykes, Rio Tinto's senior non-executive director, met Mr. Fortier and Paul Tellier, a non-executive director of Alcan, in New York to discuss the scope of a potential transaction and specifically governance issues.

        On April 20, 2007, Mr. Skinner wrote to Mr. Fortier to thank him and Mr. Tellier for taking the time to meet with Sir Richard Sykes and him in New York, emphasizing Rio Tinto's willingness to work closely with the board of directors of Alcan to address issues of concern in Canada, expressing the hope that Rio Tinto's proposal made on March 20, 2007 would receive favorable consideration from the board of directors of Alcan at its April meeting and looking forward to feedback on the outcome of that meeting.

        On May 1, 2007, Mr. Fortier telephoned Mr. Skinner to inform him that Alcan did not wish to proceed further with discussions.

        On May 7, 2007, Alcoa Inc. issued a press release announcing its intention to make an offer for all of the outstanding Alcan Common Shares for a consideration per Alcan Common Share equal to $58.60 in cash and 0.4108 share of Alcoa common stock. On the same date, Alcan issued a press release stating that Alcan had received from Alcoa notice of intent to file an unsolicited offer to acquire all of the outstanding Alcan Common Shares, and that, consistent with its obligations and focus on delivering value to shareholders, the board of directors of Alcan would consider the proposal and how it could impact the interests of Alcan shareholders and other stakeholders. The press release stated that board of directors of Alcan and management remained committed to building and delivering value for shareholders and other stakeholders, and believed that Alcan's strategy and recent performance and accomplishments clearly demonstrated this commitment. The press release also stated that Alcan recommended that its shareholders defer making any decision until the Board had an opportunity to fully review the expected offer and to make a formal recommendation as to its merits.

        On May 7, 2007, Messrs Albanese and Evans had a telephone conversation during which Mr. Albanese reiterated Rio Tinto's interest in pursuing discussions with Alcan and that the board of directors of Rio Tinto was willing to present a compelling proposal to Alcan once it was in a position to conduct further due diligence on Alcan's operations.

        On May 9, 2007 and May 10, 2007, telephone conversations took place between Messrs. Albanese and Evans, the conversation on May 9, 2007 paving the way for the meeting to discuss high level due diligence questions which took place in New York on May 12, 2007 and at which Messrs. Albanese and Mills of Rio Tinto and Mr. Evans and Corey Copeland from Alcan were present. During the telephone conversation on May 10, 2007, Mr. Evans stated that Alcan would consider alternatives other than an acquisition by Rio Tinto. Also on May 10, 2007, during a telephone conversation between Mr. Elliott and Mr. McAusland during which Mr. Elliott indicated that a further proposal could be put to Alcan, Mr. McAusland referred to two other parties being in the process, although they were not identified.

        On May 14, 2007, there was a further telephone conversation between Messrs. Albanese and Evans in which Mr. Evans indicated that he understood Rio Tinto's requirement for due diligence and his willingness to provide some information in advance of Rio Tinto's board meeting on June 5, 2007. There were also two telephone conversations on May 14, 2007 between Messrs. Elliott and McAusland and one telephone conversation on May 15, 2007 between Messrs. Skinner and Fortier.

        On May 17, 2007, Rio Tinto provided Alcan with its high level due diligence questions. Between May 17, 2007 and June 4, 2007, there were a number of telephone conversations between Messrs. Elliott and McAusland on the necessity for and terms of a standstill agreement between Rio Tinto and Alcan, during the course of which Mr. McAusland mentioned the existence of discussions with other parties. The conversations also included discussion of a potential due diligence process and the need for a standstill agreement prior to the process, the issue of exclusivity for Rio Tinto and possible timetables in the light of transaction approval processes. There was also a meeting in Montréal between a representative of McCarthy Tétrault LLP and Mr. McAusland on the Continuity Agreement and a telephone conversation between Messrs. Albanese and Evens primarily on governance issues.

        At the meeting of the board of directors of Rio Tinto held on June 5, 2007, the board discussed a revised proposal to Alcan and authorized Mr. Skinner to put such proposal to Alcan's Chairman.

        On June 6, 2007, Messrs Skinner and Fortier met in The Hague, The Netherlands. At that meeting, Mr. Skinner outlined the revised proposal for the acquisition for cash of all of the outstanding Alcan Common Shares discussed at the meeting of the board of directors of Rio Tinto the previous day.

        In the discussions leading up to the signing of a standstill agreement on June 13, 2007, Mr. McAusland told Mr. Elliott that standstill and confidentiality agreements had been issued to potential competing bidders, although the counterparties were not identified. On June 13, 2007, Alcan and Rio Tinto entered into a standstill agreement and a series of due diligence meetings in New York between Rio Tinto and Alcan's business managers began. These meetings in New York City took place between June 13, 2007 and June 18, 2007 and covered Primary Metals, Bauxite and Alumina, Engineered Products, Packaging, Health Safety and the Environment, litigation and various corporate topics. McCarthy Tétrault LLP and Linklaters LLP took part in some of the meetings. On June 13, 2007, Mr. Albanese and Mr. Mills met Mr. Evans in New York City to discuss the principles of the due diligence exercise, governance issues, the timing of a possible transaction and the communication strategy in relation to any transaction.

        On June 15, 2007, Mr. Skinner met with Messrs Fortier and Tellier in New York City to review the progress of discussions and to discuss governance issues and matters concerning Alcan critical relationships in the Province of Québec.

        Between June 18, 2007 to July 2, 2007, further due diligence and management meetings and presentations were held among the parties and their respective legal advisers. During that period, various financial aspects and other terms of Rio Tinto's proposal were discussed between Rio Tinto and Alcan. There was a meeting on June 23, 2007 between Mr. Albanese and Mr. Evans, when matters covered included organizational issues and governance, and telephone conversations between Messrs. Elliott and McAusland and three letters from Mr. McAusland to Mr. Elliott regarding the terms Alcan wished to see in the Support Agreement, contractual aspects related to the Continuity Agreement and value. During this period, Rio Tinto and its legal counsel worked on preparing definitive transaction documentation, including the Support Agreement, the notification pursuant to the Continuity Agreement and other ancillary documents.

        On July 2, 2007, Rio Tinto delivered a revised proposal to Alcan to be considered at the Alcan committee and board meetings to be held on July 4, 2007 and July 5, 2007.

        On July 6, 2007, there were telephone conversations between Messrs. Skinner and Fortier, Messrs. Albanese and Evans and Messrs. Elliott and McAusland at which feedback on the deliberations of the Alcan committee and board meetings was provided to Rio Tinto. As a result of these conversations, Rio Tinto decided to send a small team, including Mr. Elliott, to Montréal to continue negotiations with Alcan.

        Between July 8, 2007 and July 10, 2007, there were several meetings in Montréal and telephone conversations between Messrs. Elliott and McAusland during the course of which it was made clear to Rio Tinto that Alcan was in active discussion with at least one other party and that there were important issues to resolve in relation to the proposal Rio Tinto had made. Mr. Albanese had one telephone conversation on July 8, 2007 with Mr. Evans to discuss progress on negotiations over the Support Agreement and communications planning and there was a telephone conversation on July 9, 2007 between Mr. Albanese and Mr. Evans and one meeting between Mr. Skinner and Messrs. Fortier and Tellier on July 10, 2007 at which Alcan emphasized the existence of other potential interested parties. Discussions also took place between the respective legal advisers in relation to the terms of the Support Agreement and the undertakings to be provided in relation to the Continuity Agreement.

        Rio Tinto was informed that meetings of board of directors of Alcan and its committees would take place on July 11, 2007 to consider proposals for a transaction involving Alcan and that any proposal should be submitted and considered best and final by the end of the day on July 10, 2007.

        On July 10, 2007, two meetings of the board of directors of Rio Tinto were held. At the first, Mr. Elliott provided an update on discussions with Alcan, with the decision on whether to submit a further offer to Alcan being deferred until a second board meeting later that day. At that second board meeting, it was agreed that an offer within the parameters discussed should be made and that a committee of the Board should be appointed to deal with all matters relating to the offer. Following that second board meeting, Mr. Skinner met Messrs. Fortier and Tellier in Montréal to gain an understanding of the process through which offers from competing bidders would go before the Alcan committees and Board and later telephoned Mr. Fortier to advise him of the key elements of Rio Tinto's proposal. Subsequently, Rio Tinto submitted its proposal to Alcan in writing.

        On July 11, 2007, a committee of the board of directors of Rio Tinto met by telephone conference call to approve the Offer and the entering into of the Support Agreement and other related matters. After discussing various matters relating to the proposed transaction, the committee of the Board of Rio Tinto, among other things, unanimously approved the Offer and the entering into of the Support Agreement.

        On July 11, 2007, the board of directors of the Offeror met to approve the Offer and the entering into of the Support Agreement and other related matters.

        On July 11, 2007, board of directors of Alcan and its committees met to consider the proposals submitted and Mr. Skinner was telephoned by Mr. Fortier in the early evening and informed that Rio Tinto was the preferred bidder subject to final negotiation and agreement on documentation.

        Following negotiation, the final forms of each of the Support Agreement and the announcement were settled between McCarthy Tétrault LLP and Ogilvy Renault and between Rio Tinto, the Offeror and Alcan and the Support Agreement was signed and dated July 12, 2007.

        The Offer was announced on July 12, 2007 and from that date to the date of this document, Rio Tinto and Alcan and their respective advisers had such meetings and telephone calls as were deemed necessary and appropriate to prepare the Offer documentation, including an amendment to the Support Agreement that was entered into on July 20, 2007 with effect as of July 12, 2007.

SUPPORT AGREEMENT

        The Offeror, Rio Tinto and Alcan have entered into the Support Agreement which sets forth, among other things, the terms and conditions upon which Rio Tinto has agreed to cause the Offeror to make, and the Offeror has agreed to make, the Offer and Alcan has agreed to recommend that shareholders accept it.

        The following is a summary of the principal terms of the Support Agreement. It does not purport to be a complete description of all material terms and is subject to, and is qualified in its entirety by reference to, the provisions of the Support Agreement. Capitalized terms have the meanings given to them in the Support Agreement. The Support Agreement was filed by Alcan with the SEC on July 13, 2007 (and is available free of charge at www.sec.gov), with securities regulators in Canada on SEDAR on July 16, 2007 (and is available free of charge at www.sedar.com) and by the Offeror and Rio Tinto with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by the Offeror and Rio Tinto in connection with the Offer (and is available free of charge at www.sec.gov).

  Support of the Offer by Alcan

        Alcan has advised the Offeror and Rio Tinto that the board of directors of Alcan, upon consultation with its financial and legal advisors and following receipt of a recommendation of the Strategic Committee and of the ad hoc Canada and Québec Committees of the board of directors of Alcan established pursuant to the Continuity Agreement, has unanimously determined that the Offer is fair from a financial point of view to all Alcan Shareholders and that the Offer is in the best interests of Alcan and Alcan Shareholders and, accordingly, has unanimously approved the entering into of the Support Agreement and the making of a recommendation that Alcan Shareholders accept the Offer.

  The Offer

        The Offeror has agreed to make the Offer, and Rio Tinto has agreed to cause the Offeror to make the Offer, on the terms and conditions set forth in the Support Agreement, which Offer shall be conditional upon all of the conditions of the Offer set out in the Support Agreement and described in the section entitled "Offer — Conditions of the Offer" having been satisfied or waived by the Offeror.

        The Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided that the Offeror shall not, without the prior consent of Alcan, increase or decrease the minimum number of Alcan Common Shares required to be tendered, decrease the amount of Shares for which the Offer is made, impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Alcan shareholders (provided that, for certainty, the Offeror may in its sole discretion increase the total Offer Consideration and/or add additional consideration). The Offeror may invoke a condition (other than as to the minimum number of Alcan Common Shares required to be tendered) only if and to the extent that the circumstances giving rise to the right to invoke the condition are of material significance to Rio Tinto in the context of the Offer.

  Shareholder Rights Plan

        The board of directors of Alcan has unanimously determined that the Offer constitutes a "Permitted Bid" under the Shareholder Rights Plan. Alcan has also covenanted and agreed that (i) it will not waive the application of the Shareholder Rights Plan to any Acquisition Proposal unless it is a Superior Proposal and Rio Tinto's "opportunity to match" under the Support Agreement has expired and (ii) it will not amend the Shareholder Rights Plan or authorize, approve or adopt any other shareholder rights plan or enter into any agreement providing therefor.

        Alcan has agreed to take all further action necessary to the extent permitted to be effected by the board of directors of Alcan under and subject to the terms of the Shareholder Rights Plan: (i) in order to ensure that the Separation Time (as defined in the Shareholder Rights Plan) does not occur in connection with the Contemplated Transactions, (ii) otherwise to ensure that the Shareholder Rights Plan does not interfere with or impede the success of the Contemplated Transactions; and (iii) in order to ensure that upon Take-Up, all Rights under the Shareholder Rights Plan cease to be exercisable and are redeemed at the Redemption Price as provided under the Shareholder Rights Plan without further formality and to ensure that upon such redemption all Rights become null and void.

  Alcan Board Representation

        Promptly upon the time that at least a majority of the then outstanding Alcan Common Shares (calculated on a fully-diluted basis) are purchased by the Offeror and from time to time thereafter, the Offeror will be entitled to designate such number of members of the board of directors of Alcan, and any committees thereof, as is proportionate to the percentage of the outstanding Alcan Common Shares owned from time to time by the Offeror (the "Offeror Percentage"), and Alcan will co-operate fully with the Offeror, subject to all applicable laws, to enable the Offeror's designees to be elected or appointed and to constitute the Offeror Percentage including, at the request of the Offeror, using its reasonable best efforts to increase the size of the board of directors of Alcan and to secure the resignations of such directors as the Offeror may request.

  No Solicitation Covenant

        Alcan has agreed that, except as otherwise provided in the Support Agreement, it shall not, directly or indirectly, through any officer, director, employee, representative (including financial or other advisors) or agents:

  •
  solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of Alcan or any Alcan Subsidiary, including any material joint ventures or material mineral properties, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding any Acquisition Proposal;

  •
  engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal provided that, for greater certainty, Alcan may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the board of directors of Alcan has so determined;

  •
  withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, modify or qualify) in any manner adverse to Rio Tinto or the Offeror, the approval or recommendation of the board of directors of Alcan of the Support Agreement or the Offer or recommend an Acquisition Proposal;

  •
  approve or recommend, or propose publicly to approve or recommend, or remain neutral with respect to any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered a violation of the non-solicitation provisions of the Support Agreement unless such position has not been withdrawn by or before the end of such 15 calendar day period); or

  •
  accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

        The Support Agreement defines an "Acquisition Proposal" as any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, reorganization, tender offer, issuer bid, liquidation or winding-up or similar transaction or sale of assets, whether in a single transaction or a series of transactions, in respect of Alcan or the Alcan Subsidiaries involving (i) 20% or more of the consolidated assets of Alcan (other than a sale or other disposal of any or all of Alcan's interests in its Packaging Business Group and related assets), (ii) 20% or more of the outstanding shares of any class of equity securities of Alcan or 20% or more of the voting or equity securities of any of the Alcan Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alcan (in each case other than a transaction involving Rio Tinto or Offeror), or (iii) any proposal or offer to, or public announcement of an intention to do so, or any amendment increasing the consideration to be paid pursuant to any existing proposal or offer to do so, any of the foregoing from any person other than Rio Tinto or Offeror, excluding in the case of (i), (ii) and

(iii) above the sale or other disposal of any or all of Alcan's interests in its Packaging Business Group and related assets.

        Alcan has agreed to cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any person by Alcan or any Alcan Subsidiary with respect to any Acquisition Proposal, whether or not initiated by Alcan, and, in connection therewith, Alcan has agreed to discontinue access to any data rooms previously provided to any such person and has agreed to request the return or destruction of all information regarding Alcan and the Alcan Subsidiaries previously provided to any such person, including all material including or incorporating or otherwise reflecting any such information.

        Alcan has agreed not to terminate, waive, amend or modify any provision of an existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it is a party.

        Alcan has agreed to promptly (and in any event within 24 hours) notify Rio Tinto and the Offeror of any proposal, inquiry, offer, expression of interest (or any material amendment to it) or request relating to any actual or potential Acquisition Proposal, an Acquisition Proposal, any request for discussions or negotiations, any request for representation on the board of directors of Alcan and any request for non-public information relating to Alcan or any Alcan Subsidiary or any material joint venture received by Alcan's directors, officers, representatives or agents, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment to it) or request. Alcan has agreed to, at the reasonable request of Rio Tinto or the Offeror, inform Rio Tinto or the Offeror as to the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to any of the foregoing.

  Ability of Alcan to Accept a Superior Proposal

        Notwithstanding Alcan's obligations under the non-solicitation provisions summarized above and any other provision of the Support Agreement, the board of directors of Alcan shall be permitted to: (a) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Rio Tinto or the Offeror the approval or recommendation of the Offer; (b) engage in discussions or negotiations with, or provide information to, any person or governmental or regulatory authority and otherwise cooperate with and assist the person making such Acquisition Proposal in response to an Acquisition Proposal by any such Person, if and only to the extent that:

  (i)
  it has received a bona fide written Acquisition Proposal from such Person and the board of directors of Alcan reasonably determines, after consultation with its outside legal and financial advisers, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to a Superior Proposal;

  (ii)
  in the case of (a) above, Alcan shall have complied with all other requirements relating to the Offeror's "opportunity to match" provision under the Support Agreement;

  (iii)
  the board of directors of Alcan, after consultation with its outside legal advisors, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws;

  (iv)
  in the case of (b) above, prior to providing any information or data to such person or governmental or regulatory authority in connection with such Acquisition Proposal, the board of directors of Alcan receives from such person an executed confidentiality agreement that contains provisions that are not less favourable to Alcan than those contained in the confidentiality agreement entered into between Rio Tinto and Alcan, except that such agreement need not contain any standstill restriction; and provided further that Alcan sends a copy of any such confidentiality agreement to Rio Tinto or the Offeror promptly upon its execution and that Rio Tinto or the Offeror are provided promptly with a list of, or in the case of information that was not previously made available to Rio Tinto or the Offeror, copies of, any material information provided to such person; and

  (v)
  in the case of (ii) above, prior to providing any information or data to any such person or entering into discussions or negotiations with any such person who has made an Acquisition Proposal, Alcan has complied with its notification obligations with respect to Acquisition Proposals set out in the Support Agreement.

        Alcan has agreed not to accept, approve or recommend, nor enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement contemplated by the previous paragraph) unless:

  •
  the Acquisition Proposal constitutes a Superior Proposal;

  •
  Alcan has complied in all material respects with its notification obligations with respect to competing Acquisition Proposals and provided Rio Tinto an opportunity to match in accordance with the Support Agreement;

  •
  Alcan has provided Rio Tinto and the Offeror with notice in writing that there is a Superior Proposal together with a copy thereof and all documentation related to and detailing the Superior Proposal at least five business days prior to the date on which the board of directors of Alcan proposes to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal;

  •
  Alcan causes its financial and legal advisers to negotiate in good faith with Rio Tinto and the Offeror during such five business day period to allow Rio Tinto and the Offeror to make such improvements in the terms and conditions of the Offer so that such Acquisition Proposal ceases to constitute a Superior Proposal;

  •
  five business days shall have elapsed from the later of the date (the "Notice Date") Rio Tinto or the Offeror received notice of Alcan's proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date Rio Tinto or the Offeror received a copy of the written proposal in respect of the Acquisition Proposal and, if Rio Tinto or the Offeror has proposed to amend the terms of the Offer, the board of directors of Alcan (after consultation with its financial and legal advisors) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by Rio Tinto or the Offeror; and

  •
  Alcan concurrently terminates the Support Agreement and pays to Rio Tinto the Rio Tinto Termination Payment.

        The Support Agreement defines a "Superior Proposal" as a bona fide Acquisition Proposal, that did not result from the wilful and intentional breach of the non-solicitation provisions of the Support Agreement by Alcan or any director or officer of Alcan or any representative acting at the direction of or on behalf of Alcan or any director or officer of Alcan, made by a third party to Alcan in writing after July 12, 2007, that offers the same amount of consideration on a per share basis to all Alcan Shareholders (subject to any pro rationing per the terms of such offer), that the board of directors of Alcan determines in good faith, after consultation with its financial and legal advisors, is more favourable to Shareholders from a financial point of view than the Offer, taking into account the form and amount of consideration, the likelihood and timing of completion and the other terms thereof (after due consideration of the legal, financial, regulatory and other aspects of such Acquisition Proposal and other factors deemed relevant by the board of directors of Alcan); provided that for purposes of this definition, "Acquisition Proposal" shall have the meaning set forth above, except that the references in the definition thereof to "20% or more of the outstanding shares of any class of equity securities of Alcan" shall be deemed to be references to "a majority of all outstanding Shares" and references to "20% or more of the consolidated assets of Alcan" shall be deemed to be references to "all or substantially all of the consolidated assets of Alcan".

  Opportunity to Match

        Under the Support Agreement, Alcan has agreed that, during the five business day period following the Notice Date or such longer period as Alcan may approve for such purpose, Rio Tinto or the Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The board of directors of Alcan will review any proposal by Rio Tinto or the Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether the proposal of Rio Tinto or the Offeror to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

  Reaffirmation of Recommendation by the Board of Directors of Alcan

        The board of directors of Alcan has agreed to promptly reaffirm its recommendation of the Offer by press release after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the board of directors of Alcan determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and the Offeror has so amended the terms of the Offer.

  Subsequent Acquisition Transaction

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Common Shares as at the expiration of the Offer, including any extension, excluding Common Shares held by or on behalf of the Offeror or an "associate" or "affiliate" (as those terms are defined in the CBCA) of the Offeror at the date of the Offer, the Offeror has agreed, to the extent possible, to acquire (a "Compulsory Acquisition") the remaining Alcan Common Shares from those Alcan shareholders who have not accepted the Offer pursuant to section 206 of the CBCA. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror has agreed to use its commercially reasonable efforts to pursue other means of acquiring the remaining Alcan Common Shares not tendered to the Offer, provided that the consideration per Common Share offered in connection with such other means of acquiring such Alcan Common Shares shall be at least equivalent in value to the Offer Consideration.

        If the Offeror takes up and pays for Alcan Common Shares under the Offer representing at least a simple majority of the outstanding Alcan Common Shares, the Offeror will use reasonable efforts, with Alcan's assistance, in order to acquire sufficient Alcan Common Shares to successfully complete an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction and, for greater certainty, when the Offeror has acquired sufficient Alcan Common Shares to do so, it shall complete a Subsequent Acquisition Transaction to acquire the remaining Common Shares, provided that the consideration per Alcan Common Share offered in connection with the Subsequent Acquisition Transaction shall be not less than the Offer Consideration.

  Pre-Acquisition Reorganization

        Alcan and the Offeror have agreed to co-operate to identify opportunities to maximize tax efficiencies which may be available in connection with the transactions contemplated under the Offer. If the Offeror and Alcan identify such opportunities by September 30, 2007, they will determine the manner in which they may most effectively be undertaken, including by way of reorganizations of Alcan's business, operations and assets and Alcan will use all commercially reasonable efforts to implement such reorganizations with effect prior to Take-Up. Alcan shall have no obligation to plan for or implement such reorganization unless certain conditions have been met, including that Alcan, its Subsidiaries and their respective officers, directors, employees, agents, advisors and representatives shall have received an indemnity from the Offeror from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such reorganization.

  Termination of the Support Agreement

        The Support Agreement may be terminated at any time prior to the time that persons designated by Rio Tinto represent a majority of the board of directors of Alcan:

  •
  by mutual written consent of the Offeror, Rio Tinto and Alcan;

  •
  by Rio Tinto if: (i) the minimum number of Alcan Common Shares required to be deposited shall not be satisfied at the expiration of the Offer, including any extension; or (ii) any other condition of the Offer shall not be satisfied or waived at the expiration of the Offer, including any extension and the Offeror shall not elect to waive such condition;

  •
  by Rio Tinto or Alcan, if the Offeror does not take up and pay for the Alcan Common Shares deposited under the Offer by a date that is six months following the date of mailing of the Offer, provided that the right to terminate the Support Agreement shall not be available to the party seeking to terminate if any action of such party or its affiliates, or any failure of such party or its affiliates to perform any of its obligations thereunder required to be performed by it, shall have resulted in a condition of the Offer not having been satisfied prior to that date; provided, however, that if the Offeror's take up and payment for Alcan Common Shares deposited under the Offer is delayed by an injunction or order made by a Governmental Entity of competent jurisdiction, or the Offeror not having obtained any waiver, consent or approval of any Governmental Entity which is necessary to permit the Offeror to take up and pay for Alcan Common Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Alcan until the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained or six months from the date of mailing of the Offer, whichever occurs first;

  •
  by Rio Tinto or Alcan, if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated therein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable), which order, decree or ruling is final and non-appealable;

  •
  by Rio Tinto, if: (i) Alcan is in material default under any covenant or obligation under the Support Agreement; or (ii) any representation or warranty made by Alcan under the Support Agreement shall have been on July 12, 2007 untrue or incorrect or, shall have become untrue or incorrect in any material respect at any time prior to the expiration of the Offer, including any extension, except for such inaccuracies in the representations and warranties which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect in respect of Alcan and would not materially and adversely affect the ability of the Offeror to proceed with the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction or, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, reasonably be expected to have a Material Adverse Effect on Rio Tinto, provided that such default or inaccuracy in (i) or (ii) is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the expiration of the Offer, including any extension;

  •
  by Rio Tinto or Alcan if Rio Tinto's shareholders and Rio Tinto Limited's shareholders shall not have approved the acquisition of the Alcan Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting;

  •
  by Alcan if the Rio Tinto Shareholder Meeting shall not have occurred by the date that is nine weeks after the delivery by Alcan of information relating to Alcan required for the purposes of preparing Rio Tinto's circular to be mailed to its shareholders in connection with the Rio Tinto Shareholder Meeting;

  •
  by Alcan, if any representation or warranty of Rio Tinto or the Offeror under the Support Agreement is untrue or incorrect in any material respect at any time prior to the expiration of the Offer, including any extension and such inaccuracy is reasonably likely to prevent, restrict or materially delay consummation of the Offer and is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the expiration of the Offer, including any extension;

  •
  by Alcan, if Rio Tinto or the Offeror is in material default of any covenant or obligation under the Support Agreement and such default is not curable or, if curable, is not cured by the earlier of the date which is 15 days from the date of written notice of such breach and the expiration of the Offer, including any extension;

  •
  by Rio Tinto, if the board of directors of Alcan (i) fails to publicly reaffirm its approval of the Offer as required under the Support Agreement; (ii) withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Offer in any manner adverse to Rio Tinto or Offeror; or (iii) recommends or approves or publicly proposes to recommend or approve an Acquisition Proposal;

  •
  by Alcan, if the board of directors of Rio Tinto or Rio Tinto Limited shall have effected a Change in Rio Tinto Recommendation or if, following July 12, 2007 and prior to the termination of the Support Agreement, a transaction is announced which, if consummated, would result in a change of control of Rio Tinto and the shareholders of Rio Tinto and Rio Tinto Limited do not approve the acquisition of the Alcan Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting; and

  •
  by Alcan, if Alcan proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that Alcan has previously, or concurrently will have paid to, Rio Tinto the Rio Tinto Termination Payment and further provided that Alcan has not breached in a material respect any of its covenants, agreements or obligations in the Support Agreement.

  Termination Payments

        Rio Tinto is entitled to a cash termination payment in an amount equal to $1,049 million (less the amount of any non-resident withholding tax) if the Support Agreement is terminated upon the occurrence of the following events provided that, in each case, neither Rio Tinto nor Offeror is in default in the performance of its obligations under the Support Agreement to a degree that is of material significance to Alcan:

  •
  the board of directors of Alcan (i) fails to publicly reaffirm its approval of the Offer as required under the Support Agreement; (ii) withdraws, modifies, changes or qualifies its approval or recommendation of the Support Agreement or the Offer in any manner adverse to Rio Tinto or Offeror; or (iii) recommends or approves or publicly proposes to recommend or approve an Acquisition Proposal;

  •
  Alcan proposes to enter into a definitive agreement with respect to a Superior Proposal; or

  •
  (i) the minimum number of Alcan Common Shares required to be deposited shall not be satisfied at the expiration of the Offer, including any extension of the Offer or (ii) the Offeror does not take up and pay for the Alcan Common Shares deposited under the Offer by a date that is six months following the date of mailing of the Offer, in each case if, following July 12, 2007 and prior to the termination of the Support Agreement, a competing Acquisition Proposal is made and within 12 months following the termination of the Support Agreement, an Acquisition Proposal is consummated.

        Alcan is entitled to a cash termination payment in an amount equal to equal to the lesser of $1,049 million and one percent of the combined market capitalization of Rio Tinto and Rio Tinto Limited (excluding such part of the market capitalization of Rio Tinto Limited as relates to any shares in Rio Tinto Limited which are held by subsidiaries of Rio Tinto) at the date such payment becomes due and payable (less the amount of any non-resident withholding tax) if the Support Agreement is terminated upon the occurrence of the following events provided that, in each case, Alcan is not in default in the performance of its obligations under the Support Agreement to a degree that is of material significance to Rio Tinto or the Offeror:

  •
  the board of directors of Rio Tinto or Rio Tinto Limited shall have effected a Change in Rio Tinto Recommendation;

  •
  Rio Tinto's shareholders and Rio Tinto Limited's shareholders shall not have approved the acquisition of the Alcan Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting after a transaction is announced which, if consummated, would result in a change of control of Rio Tinto; or

  •
  the Rio Tinto Shareholder Meeting shall not have occurred by the date that is nine weeks after the delivery by Alcan of information relating to Alcan required for the purposes of preparing Rio Tinto's circular to be mailed to its shareholders in connection with the Rio Tinto Shareholder Meeting, after a transaction is announced which, if consummated, would result in a change of control of Rio Tinto.

  Expense Reimbursement

        Unless Rio Tinto has been paid an Alcan Termination Payment, Rio Tinto will be entitled to an expense reimbursement payment of $200 million if the minimum number of Alcan Common Shares required to be deposited shall not be satisfied at the expiration of the Offer, including any extension of the Offer.

        Unless Alcan has been paid a Rio Tinto Termination Payment, Alcan will be entitled to an expense reimbursement payment of $200 million if Rio Tinto's shareholders and Rio Tinto Limited's shareholders shall not have approved the acquisition of the Alcan Common Shares pursuant to the Offer at the Rio Tinto Shareholder Meeting or the Rio Tinto Shareholder Meeting shall not have occurred by the date that is nine weeks after the delivery by Alcan of information relating to Alcan required for the purposes of preparing Rio Tinto's circular to be mailed to its shareholders in connection with the Rio Tinto Shareholder Meeting.

  Representations and Warranties

        The Support Agreement contains a number of customary representations and warranties of the Offeror, Rio Tinto and Alcan relating to, among other things, corporate status and the corporate authorization and enforceability of, and board approval of, the Support Agreement and the Offer. Alcan has represented and warranted to Rio Tinto and Offeror that the board of directors of Alcan has analysed the information, undertakings and commitments provided by Rio Tinto (including the grounds on which the requirements of Paragraph 3 of the Continuity Agreement may be considered to be met), has reviewed the recommendation of its ad hoc Canada Committee and of its ad hoc Québec Committee, and has unanimously determined that Rio Tinto has demonstrated to the satisfaction of the board of directors of Alcan that, following or as a result of the transactions contemplated under the Offer, there is no reasonable basis to believe that (i) the positive commitment of Alcan to the economic health and economic and social prospects of Québec would be diminished or put at risk in any material respect or (ii) there will be a direct or indirect net negative impact to the health and prospects of the economy or society of Québec and that, in relation to the Offer, the requirements of Paragraph 3 of the Continuity Agreement have been fully met.

        The representations and warranties of Alcan also address various matters relating to the business, operations and properties of Alcan and its subsidiaries, including: capitalization; fair presentation of financial statements; absence of any Material Adverse Effect and certain other changes or events since the date of the last audited financial statements; accuracy of reports required to be filed with applicable securities regulatory authorities and internal control over financial reporting. In addition, the Offeror and Rio Tinto have represented that they have made adequate arrangements to ensure that the required funds are available to effect payment in full of the consideration for all of the Alcan Common Shares to be acquired pursuant to the Offer.

  Conduct of Business

        Except for certain permitted actions specified in the Support Agreement or set out in the disclosure letter related to it, Alcan has agreed that, prior to the earlier of (i) the Effective Time and (ii) the termination of the Support Agreement, Alcan will carry on its business (which includes the business of the Alcan Subsidiaries) in the ordinary course in a manner consistent in all material respects with prior practice and will use commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its officers and employees as a group and to preserve its existing relations and goodwill with suppliers, distributors, employees and others having business relationships with them. Among other restrictions but subject to certain exceptions, Alcan has agreed not to acquire or sell any business or capital assets in the upstream business having a value in excess of $50,000,000 in the aggregate per quarter or in the downstream business, having a value in excess of $100,000,000 in the aggregate.

        Rio Tinto has covenanted and agreed that prior to the earlier of the Effective Time and the termination of the Support Agreement, except with the prior written consent of Alcan or as otherwise expressly contemplated or permitted by the Support Agreement, Rio Tinto and its Subsidiaries (including the Offeror) shall carry on business in the Ordinary Course and not enter into any transaction that would reasonably be expected to materially interfere with or be materially inconsistent with the successful completion of the acquisition of Alcan Common Shares by the Offeror pursuant to the Offer or the successful completion of a subsequent acquisition transaction, including any transaction that would be a Class 1 Transaction for Rio Tinto or which would render, or which might reasonably be expected to render, untrue or inaccurate in any material respect any of Rio Tinto, Rio Tinto Limited or the Offeror's representations and warranties set forth in the Support Agreement and shall not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by the foregoing.

        Rio Tinto and Alcan have formed a "Conduct of Business Committee" comprised of two representatives of each of Alcan and Rio Tinto for the purpose of addressing any request for prior consent of Rio Tinto required under terms restricting Alcan's conduct of business set out in the Support Agreement.

  Rio Tinto Shareholders Approval

        Rio Tinto has agreed to, as promptly as reasonably practicable after the execution of the Support Agreement, but no later than the date that is eight weeks following the date of receipt of information from Alcan required, if any, for the preparation of the document for lodging with the UK Listing Authority, convene and hold the Rio Tinto Shareholder Meeting. Rio Tinto has undertaken that the Rio Tinto Circular to be sent to shareholders of Rio Tinto and Rio Tinto Limited will incorporate a unanimous and unqualified recommendation from the board of directors of Rio Tinto or Rio Tinto Limited respectively to vote in favour of the resolutions to be proposed at the Rio Tinto Shareholder Meeting.

        Rio Tinto agreed to procure that the boards of directors of Rio Tinto and Rio Tinto Limited will not withdraw, modify or qualify (or publicly propose to or publicly state that they intend to withdraw, modify or qualify) in any manner adverse to Alcan the recommendations referred to above and will, after the announcement of any transaction which, if consummated, would result in a change of control of Rio Tinto, promptly re-affirm its recommendation, except if, in the good faith judgment of the board of directors of Rio Tinto, after consultation with its legal advisors, failure to take such action would be inconsistent with the board of directors' fiduciary duties under applicable Law.

        Rio Tinto also agreed to procure that the boards of directors of each of Rio Tinto and Rio Tinto Limited will take all reasonable action to solicit their shareholders' approval of the acquisition of the Alcan Common Shares by the Offeror pursuant to the Offer provided that no Change in Rio Tinto Recommendation has been made.

  Other Covenants

        Subject to the terms and conditions of the Support Agreement, each of Alcan, Rio Tinto and the Offeror has agreed to a number of mutual covenants, including to co-operate in good faith and use all reasonable efforts to take all action and do all things necessary, proper or advisable: (a) to consummate and make effective as promptly as is practicable the Offer; (b) for the discharge of its respective obligations under the Offer and the Support Agreement, including its obligations under applicable securities laws; and (c) to obtain all necessary waivers, consents, rulings, orders and approvals and to effect all necessary registrations and filings, including filings under applicable laws and submissions of information requested by governmental entities in connection with the Offer, including in each case the execution and delivery of documents reasonably required by the other party. In addition, upon reasonable notice and subject to the Confidentiality Agreement, Alcan has agreed to provide Rio Tinto and the Offeror and their representatives with reasonable access during normal business hours to all books, records, information and other materials in its possession and access to the personnel of Alcan and the Alcan Subsidiaries on an as reasonably requested basis as well as reasonable access to the properties of Alcan and the Alcan Subsidiaries in order to allow Rio Tinto and the Offeror, for strategic planning and integration, for the structuring of any reorganization, for purposes of applying for the Competition Clearances, Other Clearances and the Foreign Investment Review Clearances, for the preparation of the Rio Tinto Circular and for any other reasons reasonably relating to the contemplated combination of Rio Tinto and Alcan.

  Alcan Officers and Directors

        Rio Tinto agreed that for the period from the Effective Time until seven years after the Effective Time, Rio Tinto will cause Alcan or any successor to Alcan to maintain Alcan's current directors' and officers' insurance policies or policies reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of Alcan than those contained in the policy in effect on July 12, 2007, for all present and former directors and officers of Alcan and the Alcan Subsidiaries, covering claims made prior to or within seven years after the Effective Time. Alternatively, at the discretion of Rio Tinto, Rio Tinto may cause Alcan to purchase as an extension to Alcan's current insurance policies, pre-paid, non-cancellable run-off directors' and officers' liability insurance providing such coverage for such persons on terms no less advantageous to those contained in Alcan's current insurance policies.

        From and after the Effective Time, Rio Tinto shall cause Alcan to indemnify the current and former directors and officers of Alcan and the Alcan Subsidiaries to the fullest extent to which Alcan is permitted to indemnify such officers and directors under applicable law.

  Outstanding Alcan Options

        Alcan has agreed in the Support Agreement, subject to the receipt of all required regulatory approvals, to take steps to permit holders of Options issued under the Alcan Stock Option Plans, whether currently exercisable or not, to exercise all such Options for the underlying Alcan Common Shares (and solely for the purpose of tendering such Alcan Common Shares under the Offer) on a cashless basis, which exercise shall be conditional upon the Offeror taking up the Alcan Common Shares deposited under the Offer.

        If a holder of Options does not exercise such Options or, in the case of the Pechiney Options, such Pechiney Options are not according to their terms otherwise exercisable, such Options will be redeemed and cancelled upon, and effective immediately before, the Offeror taking up the Alcan Common Shares deposited under the Offer and the holder of such options will receive (i) where the Offer Consideration (or, in the case of Pechiney Option, such amount multiplied by the number of Alcan Common Shares to be issued on an exchange of each share issued under the Pechiney Option as determined under the terms of the Liquidity Agreement entered into by holders of Pechiney Options) exceeds the exercise price per Common Share under the Option or the exercise price per share of Pechiney under the Pechiney Option, a cash payment equal to the amount of such excess (less any applicable Taxes), and (ii) otherwise, no consideration.

PURPOSE OF THE OFFER

Purpose; Subsequent Acquisition Transaction

        The Offeror is making the Offer in order to a acquire all of the outstanding Alcan Common Shares. If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the Alcan Common Shares as at the Expiry Time, excluding Alcan Common Shares held by or on behalf of the Offeror or an "associate" or "affiliate" (as those terms are defined in the CBCA) of the Offeror at the date of the Offer, the Offeror shall, to the extent possible, acquire (a "Compulsory Acquisition") the remainder of the Alcan Common Shares from those Alcan Shareholders who have not accepted the Offer pursuant to section 206 of the CBCA. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror will use its commercially reasonable efforts to pursue other means of acquiring the remaining Alcan Common Shares not tendered to the Offer, provided that the consideration per Alcan Common Share offered in connection with such other means of acquiring such Alcan Common Shares shall be at least equivalent in value to the consideration per Alcan Common Share offered under the Offer.

        If the Offeror takes up and pays for Alcan Common Shares under the Offer representing at least a simple majority of the outstanding Alcan Common Shares (calculated on a fully-diluted basis as at the Expiry Time) the Offeror will use reasonable efforts, and Alcan will assist the Offeror, in order to acquire sufficient Alcan Common Shares to successfully complete an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Alcan, Rio Tinto, the Offeror or one or more Rio Tinto Subsidiaries or Subsidiaries of the Offeror (a "Subsequent Acquisition Transaction") and, for greater certainty, when the Offeror has acquired sufficient Common Shares to do so, it shall complete a Subsequent Acquisition Transaction to acquire the remaining Alcan Common Shares, provided that the consideration per Alcan Common Share offered in connection with the Subsequent Acquisition Transaction shall be not less than the consideration per Alcan Common Share offered under the Offer.

Reasons for Accepting the Offer

        You should consider the following factors in deciding whether to accept the Offer:

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  The Offer Consideration represents a premium of 65.5% over the closing share price of Alcan Common Shares on the NYSE on May 4, 2007 (the last trading day prior to the announcement of the offer by

    Alcoa Inc. to purchase all of the outstanding Alcan Common Shares, which offer was withdrawn on July 12, 2007), the then all-time high closing share price of Alcan Common Shares on the NYSE and a 12.7% premium over the closing price of Alcan Common Shares on the NYSE on July 11, 2007 (the last trading day prior to the announcement of the Offer). The Offer also represents a premium of 32.8% over the implied value of Alcoa's offer of U.S.$76.03, based on Alcoa's closing share price on July 11, 2007 prior to Alcoa's withdrawal of its offer on July 12, 2007.

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  The Offer Consideration is payable entirely in cash.

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  The board of directors of Alcan has unanimously determined that the Offer is fair, from a financial point of view, to Alcan shareholders and has unanimously recommended that Alcan shareholders accept the Offer and deposit their Alcan Common Shares under the Offer.

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  The Offeror believes that no material regulatory, competition or anti-trust issues are likely to arise in relation to the Offer and that it will receive the required regulatory clearances. Moreover, Rio Tinto has committed in the Support Agreement to effect the sale or disposition of such assets or businesses as may be required to be divested or take other required action in order to obtain competition clearances. The Offeror also believes that its acquisition of Alcan Common Shares pursuant to the Offer will receive any required approval under the Investment Canada Act. The Offeror does not expect to receive all such clearances prior to September 24, 2007. Accordingly, the Offeror currently intends to extend the Offer beyond September 24, 2007 while regulatory approvals are pending. However, the Offeror expects all clearances to be received and closing of the Offer to take place in the fourth quarter of 2007.

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  The board of directors of Alcan has determined under the Continuity Agreement that that there is reasonable basis to believe that Alcan's commitments to the health and prospects of the economy and society of Quebec will not be diminished or put at risk in any material respect by the Offer.

Other Plans

        Following the completion of the Offer, Rio Tinto intends to focus on the integration of its aluminum business operations with those of Alcan in order to maximize synergies and optimize operational effectiveness. Rio Tinto intends to retain its focus on mining and metals activities by the divestment of Alcan's Packaging division, as jointly agreed with Alcan. The Engineered Products division of Alcan will be retained with a focus on managing the portfolio for optimum value.

        Rio Tinto has given certain undertakings and confirmations to the board of directors of Alcan and the Government of Quebec, including that the combined Rio Tinto Alcan Aluminum product group will maintain its head office and principal place of business in Quebec. Those undertakings and confirmations are described in greater detail in the document entitled "Undertakings and Confirmations made by Rio Tinto and Rio Tinto Canada Holding Inc." dated July 11, 2007 and incorporated herein by reference to Exhibit (d)(2) to the Schedule TO filed with the SEC by Rio Tinto and the Offeror on July 24, 2007, available without charge at www.sec.gov under Alcan's or Rio Tinto's profile.

        Rio Tinto is committed to creating the Rio Tinto Alcan foundation in Canada, which will have an endowment of Cdn.$200 million built up over a five year period. It will replace Alcan's existing practice of donating 1% of pre-tax profits to community, educational, cultural and charitable commitments.

        Other than any subsequent acquisition transaction or as described herein, the Offeror currently does not have any plans or proposals that would result in any extraordinary corporate transaction, such as a merger, reorganization or liquidation, any purchase, sale or transfer of a material amount of assets involving Alcan or any of its subsidiaries, any material change in the present dividend rate or policy, or indebtedness or capitalization of Alcan, any change in the board of directors or management of Alcan, or any material change in Alcan's corporate structure or business. However, if permitted by applicable law, the Offeror intends to cause Alcan to cease to be a reporting issuer under Canadian securities legislation and to apply to delist the Alcan Common Shares from the TSX, NYSE, SWX, LSE, Euronext Paris and Euronext Brussels (with respect to the IDRS) and to cause the Alcan Common Shares to be deregistered under the Exchange Act as soon as practicable after the completion of the Offer.

Treatment of Other Alcan Securities

        The Offer is made only for Alcan Common Shares. The Offer is not made for any Options or any other rights (other than Alcan Rights) to acquire Alcan Common Shares. Subject to receipt of all required regulatory approvals, Alcan has agreed in the Support Agreement to take steps to permit holders of Options issued under the Alcan Stock Option Plans, whether currently exercisable or not, to exercise all such Options on a cashless basis for the underlying Alcan Common Shares (and solely for the purpose of tendering such Alcan Common Shares under the Offer), which exercise shall be conditional upon the Offeror taking up the Alcan Common Shares deposited under the Offer.

        If a holder of Options does not exercise such Options or, in the case of the Pechiney Options, such Pechiney Options are not according to their terms otherwise exercisable, such Options will be redeemed and cancelled, conditional upon, and effective immediately before, the Offeror taking up the Alcan Common Shares under the Offer and the holder of such Options will receive for each Option held (i) where the Offer Consideration (or, in the case of Pechiney Options, such Offer Consideration multiplied by the number of Alcan Common Shares to be issued on the exchange of each share issued under the Pechiney Option as determined under the terms of the Liquidity Agreement entered into by holders of Pechiney Options) exceeds the exercise price per Common Share under the Option or the exercise price per share of Pechiney under the Pechiney Option, a cash payment equal to the amount of such excess (less any applicable Taxes), and (ii) otherwise, no consideration.

        Under the Support Agreement, Alcan has undertaken to take, as soon as reasonably practical, all action necessary to redeem and cancel in accordance with their terms all of the Alcan Preferred Shares outstanding, provided that such redemption and cancellation shall have been completed no later than the day immediately preceding the expiration of the Offer, including any extension. Tax consequences to holders of Alcan preference shares of such redemption are not described in the Offer or this Circular. Holders of Alcan preference shares should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

SOURCE AND AMOUNT OF FUNDS

        The total amount of funds required by the Offeror to consummate the Offer and any subsequent acquisition transaction (including to pay for Alcan Common Shares issued as a result of exercised Options) is estimated to be approximately $38.1 billion excluding expenses.

        Rio Tinto, the Offeror and Rio Tinto Finance plc, a subsidiary of Rio Tinto, have entered into a facility agreement dated July 12, 2007 (the "Facility Agreement") with Credit Suisse, Deutsche Bank AG, London Branch, The Royal Bank of Scotland plc and Société Générale. The Facility Agreement comprises three term facilities and one revolving facility (including a swingline facility) up to a total amount of U.S.$40 billion. The funds made available under the Facility Agreement will be used, among other things, to finance or refinance, directly or indirectly the Offer Consideration or other amounts payable in respect of the Offer.

        Advances under the term and revolving facilities will bear interest at rates per annum equal to the margin (which is dependent on the long term credit rating of Rio Tinto as determined by Moody's and Standard & Poors) plus LIBOR plus any mandatory cost.

        The Facility Agreement contains covenants to be made by and restrictions on Rio Tinto and the Offeror, including that they be required to observe certain customary covenants including but not limited to (i) maintenance of authorisations; (ii) compliance with laws; (iii) change of business negative pledge (subject to certain carve outs); (iv) environmental laws and licences; and (v) subsidiaries incurring financial indebtedness.

        The term facilities are to be repaid on the termination of their respective 364-day (subject to exercise of the extension option), 3-year, 5-year and 1-Business Day terms. No amounts repaid by the borrowers under certain facilities may be re-borrowed. Facility C will cease to be available one month prior to its termination date falling 5 years after the date of the Facility Agreement. All loans made under Facility C are to be repaid on its termination date.

        Rio Tinto has neither sought nor made alternative financing arrangements should the facilities under the Facility Agreement not be available to Rio Tinto and does not believe that any such alternative arrangements are necessary to be able to pay the Offer Consideration.

FEES AND EXPENSES

        The Offeror has engaged the services of CIBC World Markets Inc. in Canada, and Deutsche Bank Securities Inc. in the United States to act as the Dealer Managers in connection with the Offer. The Dealer Managers will not be paid any fees for their services as such, but the Offeror will reimburse the Dealer Managers for out-of-pocket expenses, including reasonable expenses of legal counsel and other advisors. The Offeror has agreed to indemnify the Dealer Managers and their respective affiliates against various liabilities and expenses in connection with their respective services in connection with the transactions contemplated by the Offer and the subsequent acquisition transaction, including various liabilities and expenses under securities laws. The Dealer Managers and their affiliates in the ordinary course of their respective businesses purchase and/or sell debt and equity securities of Rio Tinto and Alcan, including Rio Tinto Common Shares and Alcan Common Shares, for their own accounts and for the accounts of their customers. As a result, the Dealer Managers at any time may own certain of the debt and equity securities of Rio Tinto and Alcan, including the Rio Tinto Common Shares and the Alcan Common Shares. In addition, the Dealer Managers may tender Alcan Common Shares into the Offer for their own accounts. Each of the Dealer Managers or their respective affiliates has in the past performed various investment banking services for Rio Tinto and/or Alcan for which they have received customary compensation.

        In Canada, CIBC World Markets Inc. may be requested by the Offeror to form and manage a Soliciting Dealer Group comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer. Each member of any such Soliciting Dealer Group, is referred to herein as a "Soliciting Dealer". If CIBC World Markets Inc. is so requested by the Offeror to form a Soliciting Dealer Group, the Offeror and CIBC World Markets Inc. would determine at such time the fees, if any, that the Soliciting Dealer Group would be entitled to in respect of any Alcan Common Shares that are taken up and paid for under the Offer.

        You will not be required to pay any fee or commission if you accept the Offer by depositing your Alcan Common Shares directly with the Depositary or if you make use of the services of a Soliciting Dealer (if the Offeror decides to form a Soliciting Dealer Group) in Canada, or a Dealer Manager to accept the Offer. However, a broker or nominee through whom you own Alcan Common Shares may charge a fee to deposit Alcan Common Shares on your behalf. You should contact your broker or dealer to determine whether any charges will apply. You should also contact the Dealer Managers, the Depositary or a broker or dealer for assistance in accepting the Offer and in depositing your Alcan Common Shares with the Depositary.

        The Offeror has retained Georgeson as Information Agent in connection with the Offer. The Information Agent may contact holders of Alcan Common Shares by mail, telephone, fax, messenger service, news wire, advertisement and electronic news distribution and may request brokers, dealers, banks, trust companies and other nominee shareholders to forward material relating to the Offer to beneficial owners of Alcan Common Shares. The Offeror will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Rio Tinto has agreed to indemnify the Information Agent against various liabilities and expenses in connection with the Offer, including various liabilities under the U.S. federal securities laws.

        In addition, the Offeror has retained Computershare Investor Services Inc. as the Depositary. The Offeror will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against various liabilities and expenses, including various liabilities under the U.S. federal securities laws.

        Other than as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Alcan Common Shares pursuant to the Offer. The Offeror will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding Offer materials to their customers.

EFFECT OF THE OFFER ON THE MARKET FOR ALCAN COMMON SHARES;
STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE

        The purchase of any Alcan Common Shares by the Offeror pursuant to the Offer will reduce the number of Alcan Common Shares that might otherwise trade publicly, as well as reduce the number of Alcan shareholders. Depending on the number of Alcan Common Shares purchased pursuant to the Offer, following the completion of the Offer and prior to any subsequent acquisition transaction, it is possible that the Alcan Common Shares would fail to meet the criteria for continued listing on the TSX, NYSE, SWX, LSE and Euronext Paris. If this were to happen, the Alcan Common Shares could be delisted on one or more of these exchanges and this could, in turn, adversely affect the liquidity and market or result in a lack of an established market for the Alcan Common Shares. The extent of the public market for the Alcan Common Shares and the availability of price or other quotations would depend upon the number of Alcan shareholders, the number of Alcan Common Shares publicly held and the aggregate market value of the Alcan Common Shares remaining at such time, the interest in maintaining a market in Alcan Common Shares on the part of securities firms, whether Alcan remains subject to public reporting requirements in Canada and the United States and other factors.

        If permitted by applicable law, Rio Tinto intends to cause Alcan to apply to delist the Alcan Common Shares from the TSX, NYSE, SWX, LSE, and Euronext Paris as soon as practicable after the completion of the Offer. See the sections entitled "Circular — Purpose of the Offer" and "Acquisition of Shares Not Deposited".

        After the purchase of the Alcan Common Shares under the Offer, Alcan may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA and the securities laws of certain provinces and territories of Canada or may request to cease to be a reporting issuer under the securities laws in all provinces and territories of Canada (where such concept exists). If the number of Alcan shareholders is reduced to less than 300, the Alcan Common Shares may become eligible for termination of registration under U.S. securities laws. In such event, to the extent permitted by applicable law, the Offeror intends cause Alcan to terminate the registration of the Alcan Common Shares and to cease to be a reporting company in the United States (meaning, for example, it would no longer be required to file its Annual Reports with the SEC or furnish financial statements to the public). For so long as Alcan has stock options or other rights to acquire Alcan Common Shares, Alcan preference shares or other public securities which remain outstanding, there may be limitations on its ability to cease to have public reporting obligations. See the section entitled "Purpose of the Offer".

        Alcan Common Shares currently are "margin securities" under the regulations of the Board of Governors of the U.S. Federal Reserve System, which status has the effect, among other things, of allowing U.S. brokers to extend credit on the collateral of Alcan Common Shares for purposes of buying, carrying and trading in securities. Upon the delisting of Alcan Common Shares on the NYSE, such shares will not be "margin securities" and, therefore, will no longer be able to be used as collateral for the purpose of loans made by U.S. brokers.

REGULATORY MATTERS

        The Offeror's obligation to take up and pay for Alcan Common Shares deposited under the Offer is conditional upon obtaining certain governmental or regulatory consents or approvals. See the Section entitled "Offer — Conditions of the Offer" beginning on page 17.

        The Offeror expects that the proposed acquisition of Alcan will be reviewed by antitrust regulators in a number of jurisdictions. The Offeror has carefully examined the regulatory issues and believes that no material competition or anti-trust issues are likely to arise in relation to the Offer and that it will receive the required regulatory clearances. The Offeror is also confident that its acquisition of Alcan Common Shares pursuant to the Offer will receive any required approval under the Investment Canada Act.

Hart-Scott-Rodino Act

        The HSR Act requires that the parties to certain transactions file premerger notification reports with the US Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ"), and observe a waiting period before consummation. The Offeror intends to file any required premerger notification report with the FTC and the DOJ within 10 calendar days of receipt by Rio Tinto of information required of Alcan, if any, for the filing.

Exon-Florio Act

        Certain acquisitions of control of US businesses are subject to review and approval by the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment to the US Defense Production Act of 1950 ("Exon-Florio Act"). The Committee reviews such transactions to determine whether they may threaten to impair the national security of the United States. Such transactions are subject to review during an initial 30-day period, following the date of notification. As applicable, the Committee may then close its investigation or extend the investigation for an additional 45 days, after which it is required to forward a recommendation to the President of the United States.

        The Offeror intends to file an application for review pursuant to the Exon-Florio Act within 21 calendar days of the receipt by Rio Tinto of information required of Alcan, if any, for the filing.

Competition Act (Canada)

        Under the Competition Act, an acquisition of voting shares of a corporation that carries on an operating business in Canada is subject to pre-merger notification under Part IX of the Competition Act if certain financial and voting interest thresholds are exceeded. Where pre-merger notification is required, certain information must be provided to the Commissioner of Competition (the "Canadian Commissioner") and the transaction may not be completed until the expiry, waiver or termination of a statutory waiting period.

        Notification may be made either on the basis of a short-form filing (in respect of which there is a 14-day statutory waiting period) or a long-form filing (in respect of which there is a 42-day statutory waiting period). If a short-form filing is made, the Canadian Commissioner may, within the 14-day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing. The Canadian Commissioner's review of the transaction may take longer than the statutory waiting period.

        The Canadian Commissioner may apply to the Canadian Competition Tribunal in respect of a "merger" (as defined under the Competition Act), and if the Canadian Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, the Canadian Competition Tribunal may issue an order to, among other things, prohibit the acquisition of assets or shares in the case of a proposed merger or dispose of assets or shares acquired in the case of a completed merger.

        Alternatively, where the Canadian Commissioner is satisfied by a party or the parties to a transaction that she would not have sufficient grounds to apply to the Canadian Competition Tribunal under the merger provisions of the Competition Act, the Canadian Commissioner may issue an advance ruling certificate ("ARC") in respect of that transaction. Where an ARC is issued, the parties to the transaction are not required to file a pre-merger notification. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Canadian Commissioner cannot seek an order of the Canadian Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued.

        The purchase of the Alcan Common Shares contemplated by the Offer is subject to pre-merger notification and constitutes a "merger" under the Competition Act. The obligation of the Offeror to complete the Offer is, among other things, subject to the condition that (i) the Canadian Commissioner shall have issued an ARC under Section 102 of the Competition Act in respect of the purchase of the Alcan Common Shares by the Offeror, or (ii) the waiting period under Part IX of the Competition Act shall have expired or have been waived in accordance with the Competition Act and the Canadian Commissioner shall have advised the Offeror in writing (which advice shall not have been rescinded or amended) to the reasonable satisfaction of the Offeror acting reasonably that she is of the view that, at that time, grounds do not exist to initiate proceedings before the Canadian Competition Tribunal under the merger provisions of the Competition Act with respect to the purchase of the Alcan Common Shares by the Offeror (or words to that effect).

        The Offeror and Alcan intend to file a notification with the Commissioner and the Offeror intends to apply for an ARC within 21 calendar days of receipt by Rio Tinto of information required of Alcan, if any, for the filing.

Investment Canada Act

        Certain acquisitions of control of Canadian businesses by non-Canadians are subject to review under the Investment Canada Act, a Canadian statute that governs such acquisitions. If an acquisition is reviewable, the offeror must submit an application for review with prescribed information to Industry Canada and, before the acquisition may be completed, the Minister of Federal Cabinet responsible for Industry Canada must determine that the investment is likely to be of "net benefit to Canada". The Minister will consult with affected provinces as part of this process. The Minister has an initial 45-day period to make a determination. The Minister may extend the period for a further 30 days by giving notice to the prospective acquirer, and thereafter with the consent of the prospective acquirer. If the Minister is not satisfied that the investment is likely to be of net benefit to Canada, the Minister must send a notice to that effect to the offeror, and the offeror has 30 days to make representations and submit undertakings to the Minister in an attempt to change his or her decision.

        The Offeror intends to file an application for review pursuant to the Investment Canada Act within 10 calendar days of receipt by Rio Tinto of information required of Alcan, if any, for the filing.

EC Merger Regulation

        As the turnover of Rio Tinto and Alcan meets relevant thresholds, the purchase of the Alcan Common Shares pursuant to the Offer has a "community dimension" under the EC Merger Regulation (ECMR). Notification of the Offer to the European Commission is therefore mandatory. Completion of the Offer cannot take place until the European Commission has granted clearance or has been deemed to have granted clearance due to the expiry of relevant waiting periods.

        The Offeror intends to file a notification in respect of the Offer with the European Commission for review within 35 calendar days of the receipt by Rio Tinto of information required of Alcan, if any, for the filing.

Australia

  Trade Practices Act (Australia)

        Section 50 of the Trade Practices Act (the "TPA") prohibits an acquisition of shares or assets if it would have the likely effect of substantially lessening competition in a market in Australia. There is no compulsory notification requirement in relation to this prohibition. The relevant regulator, the Australian Competition and Consumer Commission (the "ACCC"), has a voluntary informal merger clearance process. Under this process, parties to a proposed acquisition seek an assurance from the ACCC that, based on the information provided to it and any relevant undertakings given by any of the parties, it will not oppose the proposed acquisition.

        The Offeror intends to make an application to the ACCC for informal clearance of the Offer within seven calendar days of the receipt by Rio Tinto of information required of Alcan, if any, for the application. The Offer is conditional upon the ACCC providing informal clearance.

  Foreign Acquisitions and Takeovers Act (Australia)

        An acquirer is required by Australian government policy to notify the Foreign Investment Review Board ("FIRB") of a proposed acquisition if, among other things, it involves the acquisition by a foreign corporation of another foreign corporation whose Australian subsidiaries or gross assets exceed certain monetary thresholds. FIRB will consider the proposed acquisition and make a recommendation to the Treasurer of Australia (the "Treasurer"). The Treasurer may make an order prohibiting the proposed acquisition if it is considered to be "contrary to the national interest". The proposed acquisition may proceed if the Treasurer advises that he does not object to the proposed acquisition, or if a period of 40 days (or longer if extended prior to expiration of that period) elapses from the date on which the acquirer lodged the notice.

        The Offeror has notified FIRB of the Offer in accordance with this process.

France

        Under French foreign investment rules, an authorization of the French Minister of Economy must be obtained including where there is an acquisition of the control (directly or indirectly) of a company conducting certain activities in France which may be of importance to the national interest. Once the Minister has received the foreign investor application, he must make his decision within two months. The authorization is deemed to be granted if the Minister fails to respond within that period. However, if after receipt of the request, the Minister asks for supplementary information, this two-month period only starts to run from the day of the receipt by the Minister of that information. The Minister can either (i) authorize the foreign investment, (ii) refuse to grant the authorization (for example if the protection of national interest would be compromised as a result of the investment, or if there is a significant presumption that the investor is likely to commit an offence such as terrorism) or (iii) attach to his authorization one or several conditions (such as maintaining certain activities in France, guaranteeing the safety of supply or transferring certain activities to an independent third party).

        A request for approval was sent to the relevant services of the French Minister of Economy the day of the signing of the Support Agreement.

Securities Regulatory Matters

        The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively.

Other Governmental or Regulatory Consents or Approvals

        In addition to the governmental or regulatory consents or approvals specifically described above, the Offeror notes that other Governmental Authorities throughout the world claim jurisdiction under competition, antitrust, foreign investment or other laws in respect of certain acquisitions or mergers. A number of these jurisdictions may claim to have jurisdiction over the proposed transaction and the Offeror or Rio Tinto may determine that filings with applicable Governmental Authorities, or governmental or regulatory consents or approvals, in these jurisdictions, are necessary, proper or advisable in connection with the proposed transaction. In such event, the Offeror intends to make such filings and seek such consents or approvals as soon as reasonably practicable.

ACQUISITION OF SHARES NOT DEPOSITED

        Subject to applicable law, if the Offeror takes up and pays for Alcan Common Shares deposited under the Offer, it will use commercial reasonable efforts to enter into a subsequent acquisition transaction to enable the Offeror or another affiliate of Rio Tinto to acquire all Alcan Common Shares not acquired pursuant to the Offer. The timing and details of any such transaction will necessarily depend on a variety of factors, including the number of Alcan Common Shares acquired pursuant to the Offer. However, the terms of any such subsequent acquisition transaction will provide that each outstanding Alcan Common Share will entitle its holder to receive the same consideration paid to Alcan shareholders under the Offer.

        The subsequent acquisition transaction may be implemented as follows:

Compulsory Acquisition

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Alcan Common Shares as at the Expiry Time, excluding Alcan Common Shares held by or on behalf of the Offeror or an "associate" or "affiliate" (as those terms are defined in the CBCA) of the Offeror at the date of the Offer, the Offeror shall, to the extent possible, effect a Compulsory Acquisition to acquire the remainder of the Alcan Common Shares.

        To exercise its statutory right of Compulsory Acquisition, the Offeror must give notice (the "Offeror's Notice") to each holder of Alcan Common Shares who did not accept the Offer (and each person who subsequently acquires any such Alcan Common Shares) (in each case, a "Dissenting Offeree") and the Director under the CBCA of such proposed acquisition on or before the earlier of 60 days following the termination of the Offer and 180 days following the date of the Offer. Within 20 days after having given the Offeror's Notice, the Offeror must pay or transfer to Alcan the consideration the Offeror would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. Within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates evidencing the Alcan Common Shares held by such Dissenting Offeree to Alcan, and must elect either to transfer such Alcan Common Shares to the Offeror on the terms on which the Offeror acquired Alcan Common Shares under the Offer or to demand payment of the fair value of the Alcan Common Shares by so notifying the Offeror. If the Dissenting Offeree fails to notify the Offeror within the applicable time period, the Dissenting Offeree will be deemed to have elected to transfer its Alcan Common Shares to the Offeror on the same terms (including the Offer Consideration) on which the Offeror acquired the Alcan Common Shares under the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of its Alcan Common Shares, the Offeror may apply to a court having jurisdiction to hear the application to fix the fair value of the Alcan Common Shares of that Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after they made the payment or transferred the consideration to Alcan, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If no such application is made by the Dissenting Offeree or Offeror within such periods, the Dissenting Offeree will be deemed to have elected to transfer its Alcan Common Shares to Offeror on the same terms on which Offeror acquired Alcan Common Shares from the Alcan shareholders who accepted the Offer. Any judicial determination of the fair value of the Alcan Common Shares could be more or less than the amount of the Offer Consideration per Alcan Common Share paid pursuant to the Offer.

        The foregoing is only a summary of the statutory right of Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it a substitute for the more detailed information contained in the provisions of section 206 of the CBCA. Holders of Alcan Common Shares should refer to section 206 of the CBCA for the full text of the relevant statutory provisions, and those who wish to be better informed about these provisions should consult their legal advisors. The provisions of section 206 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Holders of Alcan Common Shares who wish to be better informed about the provisions of section 206 of the CBCA should consult their legal advisors.

        See the sections entitled "Material Canadian Federal Income Tax Considerations" and "Material U.S. Federal Income Tax Considerations" for a discussion of the material income tax consequences applicable to Alcan shareholders in the event of a Compulsory Acquisition.

Compelled Acquisition

        If a holder of Alcan Common Shares does not receive the Offeror's Notice, such holder may, within 90 days after the date of the termination of the Offer, or if such holder did not receive the Offer, within 90 days of the later of the date of termination of the Offer and the date on which such holder learns of the Offer, require the Offeror to acquire such holder's Alcan Common Shares on the terms of the Offer (a "Compelled Acquisition").

        The foregoing is only a summary of the right of Compelled Acquisition that may be available to an Alcan shareholder and is not meant to be a substitute for the more detailed information contained in the provisions of section 206.1 of the CBCA. The provisions of section 206.1 of the CBCA are complex and require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Alcan shareholders who wish to be better informed about the provisions of section 206.1 of the CBCA should consult their legal advisors.

        See the sections entitled "Material Canadian Federal Income Tax Considerations" and "Material U.S. Federal Income Tax Considerations" for a discussion of the material income tax consequences applicable to Alcan shareholders in the event of a Compelled Acquisition.

Alternative Subsequent Acquisition Transaction

        If the Offeror takes up and pays for Alcan Common Shares under the Offer representing at least a simple majority of the outstanding Alcan Common Shares (calculated on a fully-diluted basis as at the Expiry Time) and the Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such Compulsory Acquisition, the Offeror will use reasonable efforts, and Alcan will assist the Offeror, in order to acquire sufficient Alcan Common Shares to successfully complete an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving Alcan, Rio Tinto, the Offeror or one or more Rio Tinto Subsidiaries or Subsidiaries of the Offeror (a "Subsequent Acquisition Transaction") and, for greater certainty, when the Offeror has acquired sufficient Common Shares to do so, it shall complete a Subsequent Acquisition Transaction to acquire the remaining Alcan Common Shares, provided that the consideration per Alcan Common Share offered in connection with the Subsequent Acquisition Transaction shall be not less than the consideration per Alcan Common Share offered under the Offer.

        Under such an Alternative Subsequent Acquisition Transaction, Alcan may continue as a separate subsidiary of the Offeror following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Alcan Common Shares acquired pursuant to the Offer. However, the terms of any such Alternative Subsequent Acquisition Transaction will provide that each outstanding Alcan Common Share will entitle its holder to receive the same consideration paid to Alcan shareholders under the Offer. If the Offeror takes up and pays for 66 2/3% of the Alcan Common Shares outstanding, on a fully-diluted basis, under the Offer, the Offeror will own sufficient Alcan Common Shares to effect an Alternative Subsequent Acquisition Transaction.

        Each type of Alternative Subsequent Acquisition Transaction described above would be a "business combination" under Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Business Combinations and Related Party Transactions ("Rule 61-501") and a "going private transaction" under Autorité des marchés financiers du Québec Policy Statement Q-27 — Protection of minority security holders in the course of certain transactions ("Policy Q-27"). In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Alternative Subsequent Acquisition Transactions to be "related party transactions". However, if the Alternative Subsequent Acquisition Transaction is a "business combination" carried out in accordance with Rule 61-501 or a "going private transaction" carried out in accordance with Policy Q-27, the "related party transaction" provisions of Rule 61-501 and Policy Q-27 will not apply to such transaction. The Offeror intends to carry out any such Alternative Subsequent Acquisition Transaction in accordance with Rule 61-501 and Policy Q-27, or any successor provisions, or exemptions therefrom, such that the "related party transaction" provisions of Rule 61-501 and Policy Q-27 will not apply to the "business combination" or the "going private transaction".

        Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a business combination or a going private transaction is required to prepare a valuation of the affected securities (in this case, the Alcan Common Shares) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, the Offeror intends to rely on an available exemption or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and the AMF, respectively, exempting Alcan or Rio Tinto or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Alternative Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 for certain business combinations, and under Policy Q-27 for certain going private transactions, completed within 120 days after the expiration of a formal take-over bid where the consideration under such transaction is at least equal in value to and is in the same form as the consideration that was received in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. The Offeror has provided such disclosure and expect that these exemptions will be available.

        Depending on the nature of the Alternative Subsequent Acquisition Transaction, the Offeror expects that the provisions of the CBCA will require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Alcan Common Shares at a meeting duly called and held for the purpose of approving an Alternative Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a business combination or a going private transaction, the approval of a majority of the votes cast by "minority" holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Alternative Subsequent Acquisition Transaction, the "minority" holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Alcan shareholders other than the Offeror, any other "interested party" of Alcan (within the meaning of Rule 61-501 and Policy Q-27), "related party" of the Offeror or any other "interested party" of Alcan (within the meaning of Rule 61-501 and Policy Q-27), including any director or senior officer of the Offeror, or any affiliate or insider of the Offeror and any of their respective directors or senior officers, or any person acting jointly or in concert with any of the foregoing.

        However, Rule 61-501 and Policy Q-27 also provide that the Offeror may treat Alcan Common Shares acquired pursuant to the Offer as "minority" shares and vote them, or consider them voted, in favor of an Alternative Subsequent Acquisition Transaction that is a business combination or a going private transaction if, among other things, (a) the business combination or going private transaction is completed not later than 120 days after the Expiry Time; (b) the consideration for each Alcan Common Share in the Alternative Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid for Alcan Common Shares pursuant to the Offer; and (c) the Alcan shareholder who deposited such Alcan Common Shares to the Offer was not a direct or indirect party to any "connected transaction" to the Offer (for purpose of Rule 61-501) or entitled to receive directly or indirectly, in connection with the Offer, a "collateral benefit" (for purposes of Rule 61-501). The consideration paid under any Alternative Subsequent Acquisition Transaction proposed by the Offeror will be of the same value and in the same form as the consideration paid to Alcan shareholders under the Offer, and accordingly the Offeror intends to cause Alcan Common Shares acquired pursuant to the Offer to be voted in favor of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

        In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Alcan Common Shares at the time the Alternative Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders.

        Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or an Alternative Subsequent Acquisition Transaction. The Offeror believes that Rule 13e-3 should not be applicable to a Compulsory Acquisition or an Alternative Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Alternative Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after Alcan Common Shares are purchased under the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Alcan and certain information relating to the fairness of the Compulsory Acquisition or the Alternative Subsequent Acquisition Transaction, as the case may be, and the consideration paid to minority Alcan shareholders be filed with the SEC and distributed to minority holders of Alcan Common Shares before the consummation of any such transaction.

        The foregoing discussion of certain provisions of the Exchange Act is not meant to be a substitute for the more detailed information contained in the Exchange Act and the rules and regulations thereunder.

        If the Offeror is unable to complete an Alternative Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Alcan Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Alcan, or taking no further action to acquire additional Alcan Common Shares. Any additional purchases of Alcan Common Shares could be at a price greater than, equal to or less than the value of the Offer Consideration to be paid for Alcan Common Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Alcan Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the value of the Offer Consideration paid for Alcan Common Shares under the Offer.

        Any Alternative Subsequent Acquisition Transaction may also result in Alcan shareholders having the right to dissent and demand payment of the fair value of their Alcan Common Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Alcan Common Shares. The fair value of Alcan Common Shares so determined could be more or less than the amount paid per Alcan Common Shares pursuant to the Alternative Subsequent Acquisition Transaction or the Offer.

        The tax consequences to an Alcan shareholder of an Alternative Subsequent Acquisition Transaction may be substantially similar to, or materially different from, the tax consequences to such Alcan shareholder of accepting the Offer. See "Circular — Material Canadian Federal Income Tax Considerations" and "Circular — Material U.S. Federal Income Tax Considerations". Alcan shareholders should consult their tax advisors as to the tax considerations applicable to them in their particular circumstances. Further, Alcan shareholders should consult their legal advisors for a determination of their legal rights with respect to an Alternative Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

        Certain judicial decisions may be considered relevant to any Alternative Subsequent Acquisition Transaction which may be proposed or effected subsequent to the expiration of the Offer. Prior to the adoption of Rule 61-501 (or its predecessor OSC Policy 9.1) and Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation (including the CBCA) and in Canadian jurisprudence has been toward permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

        Alcan shareholders are encouraged to consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination or going private transaction.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Introduction

        The following is a summary of the principal consequences under the Income Tax Act (Canada) (referred to herein as the "Canadian Tax Act") generally applicable to a holder of Alcan Common Shares who, for the purposes of the Canadian Tax Act and at all relevant times, deals at arm's length with, and is not and will not be affiliated with, Alcan, Rio Tinto and the Offeror and holds its Alcan Common Shares as capital property (a "Holder").

        For this purpose, related persons are deemed not to deal with each other at arm's length. Generally, a person and a corporation are related if the person controls the corporation or is a member of a related group that controls the corporation. It is a question of fact whether persons not related to each other are dealing with each other at arm's length. The Alcan Common Shares will generally be considered to be capital property to a Holder unless either the Holder holds or has acquired such securities in the course of carrying on a business of buying and selling securities or the Holder holds or has acquired such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Resident Shareholders (as defined below), whose Alcan Common Shares might not otherwise be capital property, may, in certain circumstances, be entitled to have the Alcan Common Shares and all other "Canadian securities," as defined in the Canadian Tax Act, owned by such Resident Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act. Holders who may not hold their Alcan Common Shares as capital property should consult their own tax advisors regarding their particular circumstances.

        This summary is based upon the current provisions of the Canadian Tax Act, the regulations thereunder and our understanding of the published administrative practices and policies of the Canadian Revenue Agency (referred to herein as the "CRA"), all in effect as of the date hereof. This summary also takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals"), and assumes that all such Tax Proposals will be enacted substantially as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address other federal or any provincial, territorial or foreign tax considerations. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all.

        This summary is not applicable to a Holder that is a "financial institution" as defined in the Canadian Tax Act for the purposes of the "mark-to-market" rules, to a Holder that is a "specified financial institution" as defined in the Canadian Tax Act, to a Holder of an interest in a "tax shelter investment" within the meaning of the Canadian Tax Act or to a Holder who has acquired Alcan Common Shares on the exercise of Options pursuant to the Alcan Stock Option Plans, the Pechiney Stock Option Plans or any other stock-based compensation plan. Such Holders should consult their own tax advisors.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own tax advisors having regard to their own particular circumstances.

        For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Alcan Common Shares, must be expressed in Canadian dollars, including dividends, adjusted cost base and proceeds of disposition. Amounts denominated in U.S. dollars must be converted into Canadian dollars based on the prevailing U.S. dollar exchange rate, at the relevant times.

Holders Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Canadian Tax Act and any applicable income tax treaty, is, or is deemed to be, resident in Canada (a "Resident Shareholder").

        Generally, a Resident Shareholder who disposes of Alcan Common Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Alcan Common Shares immediately before the disposition. For these purposes, the proceeds of disposition will be equal to the cash consideration received pursuant to the Offer.

        Capital gains realized by individuals and certain trusts may give rise to a liability for alternative minimum tax under the Canadian Tax Act. Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax provisions.

        Generally, a Resident Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain"). Subject to and in accordance with the provisions of the Canadian Tax Act, a Resident Shareholder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances prescribed by the Canadian Tax Act.

        The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of an Alcan Common Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Alcan Common Share to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where an Alcan Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own tax advisors.

        A Resident Shareholder that is throughout the year a "Canadian-controlled private corporation," as defined in the Canadian Tax Act, may be liable for a refundable tax of 6 2/3% on its "aggregate investment income", which is defined to include an amount in respect of taxable capital gains.

  Compulsory Acquisition

        As described above under the heading "Acquisition of Shares Not Deposited", the Offeror may, in certain circumstances, acquire Alcan Common Shares pursuant to section 206 of the CBCA. The tax consequences to a Resident Shareholder of a disposition of Alcan Common Shares in such circumstances will be as described above mutatis mutandis but Resident Shareholders whose Alcan Common Shares may be so acquired should consult their tax advisors in this regard. A Resident Shareholder who dissents in a Compulsory Acquisition and is entitled to receive the fair value of its Alcan Common Shares will be considered to have disposed of the Alcan Common Shares for proceeds of disposition equal to the amount fixed as such by the court (excluding the amount of any interest awarded by the court). As a result, such dissenting Resident Shareholder will realize a capital gain (or a capital loss) generally calculated in the same manner and with the tax consequences as described above mutatis mutandis.

        Any interest awarded to a Dissenting Resident Shareholder by a court will be included in computing such Resident Shareholder's income for the purposes of the Canadian Tax Act.

  Compelled Acquisition

        As described above under the heading "Acquisition of Shares Not Deposited," the Offeror may, in certain circumstances, be required to acquire Alcan Common Shares held by a holder of Alcan Common Shares that did not receive the Offeror's notice. Any Resident Shareholder disposing of its Alcan Common Shares in such circumstances will realized a capital gain (or a capital loss) generally calculated in the same manner and with the same tax consequences as described above mutatis mutandis but Resident Shareholders whose Alcan Common Shares may be so acquired should consult their tax advisors in this regard.

  Alternative Subsequent Acquisition Transaction

        If the compulsory acquisition provisions of section 206 of the CBCA are not utilized for any reason, the Offeror will propose other means of acquiring the remaining issued and outstanding Alcan Common Shares. The tax treatment of any such Alternative Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Alternative Subsequent Acquisition Transaction is carried out. Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Alcan Common Shares acquired pursuant to an Alternative Subsequent Acquisition Transaction, if any. Depending upon the manner in which the Alternative Subsequent Acquisition is carried out, a Resident Shareholder may realize a capital gain or capital loss and/or be deemed to receive a dividend pursuant to an Alternative Subsequent Acquisition Transaction.

        Subject to the potential application of subsection 55(2) of the Canadian Tax Act to Resident Shareholders that are corporations, a Resident Shareholder will be required to include in computing its income for a taxation year any dividends deemed to be received on the Alcan Common Shares and such dividends deemed to be received by a Resident Shareholder that is a corporation will generally be deductible in computing the corporation's taxable income. In the case of a Resident Shareholder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. The Canadian Tax Act provides for an enhanced gross-up and dividend tax credit for "eligible dividends" paid after 2005 by Canadian resident corporations. There can be no assurance that any deemed dividend will be an eligible dividend.

        Subsection 55(2) of the Canadian Tax Act provides that, where a Resident Shareholder that is a corporation is deemed to receive a dividend in certain circumstances, all or part of the deemed dividend may be deemed not to be a dividend and may be treated instead as proceeds on the disposition of the Alcan Common Shares for the purposes of computing the Resident Shareholder's capital gain or capital loss. Accordingly, Resident Shareholders that are corporations should consult their own tax advisors for specific advice with respect to the potential application of this provision to them.

        A Resident Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Canadian Tax Act) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends deemed to be received on the Alcan Common Shares to the extent that such dividends are deductible in computing the Resident Shareholder's taxable income.

        Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Alcan Common Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such shares (excluding any interest awarded by a court). However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard.

        Any interest awarded to the Resident Shareholder by a court will be included in computing the Resident Shareholder's income for the purposes of the Canadian Tax Act.

        Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Alcan Common Shares acquired pursuant to an Alternative Subsequent Acquisition Transaction, if any.

  Qualified Investment

        As described above under "Circular — Effect of the Offer on the Market for Alcan Common Shares; Stock Exchange Listing and Public Disclosure," the Alcan Common Shares may cease to be listed on the TSX, the NYSE, the SWX, the LSE and Euronext Paris following the completion of the Offer and may not be listed on the TSX and the NYSE at the time of their disposition by a Resident Shareholder pursuant to a Compulsory Acquisition, Compelled Acquisition or an Alternative Subsequent Acquisition Transaction. Resident Shareholders are cautioned that the Alcan Common Shares will cease to be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans at any time at which the Alcan Common Shares are not listed on a prescribed stock exchange and Alcan ceases to be a "public corporation" for the purpose of the Canadian Tax Act.

Holders Not Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Canadian Tax Act and any applicable income tax treaty, is not, and is not deemed to be, resident in Canada and does not use or hold the Alcan Common Shares in a business carried on in Canada (a "Non-Resident Shareholder"). Special rules, which are not discussed in this summary, may apply to certain Holders that are (i) insurers carrying on an insurance business in Canada and elsewhere or (ii) an "authorized foreign bank," as defined in the Canadian Tax Act.

        A Non-Resident Shareholder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Alcan Common Shares unless the Alcan Common Shares are "taxable Canadian property" to the Non-Resident Shareholder for purposes of the Canadian Tax Act at the time of the disposition and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

        Generally, the Alcan Common Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Alcan Common Shares are listed at that time on a prescribed stock exchange (which currently includes the TSX and the NYSE) or, at a time after the Tax Proposals have come into effect, on a "designated stock exchange", and (b) none of the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm's length, and the Non-Resident Shareholder together with all such persons, has owned 25% or more of the issued Alcan Common Shares or any class or series of the capital stock of Alcan at any time during the 60-month period that ends at that time.

        Notwithstanding the foregoing, Alcan Common Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Canadian Tax Act.

        Even if the Alcan Common Shares are taxable Canadian property to a Non-Resident Shareholder at the time of disposition of such shares, a capital gain realized upon the disposition of Alcan Common Shares may be exempt from tax under an applicable income tax convention. In the event that Alcan Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences pertaining to capital gains (or capital losses) as described above under "Holders Resident in Canada" will generally apply. Non-Resident Shareholders should consult their own tax advisors regarding any Canadian reporting requirement arising from this transaction.

  Compulsory Acquisition

        As described under "Circular — Acquisition of Shares Not Deposited", the Offeror may, in certain circumstances, acquire Alcan Common Shares not deposited under the Offer pursuant to section 206 of the CBCA. The Canadian federal income tax consequences to a Non-Resident Shareholder who disposes of shares in such circumstances generally will be the same as described above mutatis mutandis but Non-Resident Shareholders whose Alcan Common Shares may be so acquired should consult their tax advisor in this regard.

        Any interest awarded by the court and paid and credited to a Non-Resident Shareholder exercising its right to dissent in respect of a Compulsory Acquisition will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

  Compelled Acquisition

        As described above under the heading "Circular — Acquisition of Shares Not Deposited," the Offeror may, in certain circumstances, be required to acquire Alcan Common Shares held by a holder of Alcan Common Shares that did not receive the Offeror's notice. Any Non-Resident Shareholder disposing of its Alcan Common Shares in such circumstances will realized a capital gain (or a capital loss) generally calculated in the same manner and with the same tax consequences as described above mutatis mutandis but Non-Resident Shareholders whose Alcan Common Shares may be so acquired should consult their tax advisors in this regard.

  Alternative Subsequent Acquisition Transaction

        The tax treatment of an Alternative Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Alternative Subsequent Acquisition Transaction is carried out. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Alcan Common Shares acquired pursuant to an Alternative Subsequent Acquisition Transaction, if any.

        Depending upon the manner in which the Alternative Subsequent Transaction is carried out, a Non-Resident Shareholder may realize a capital gain or a capital loss and/or be deemed to receive a dividend pursuant to a Subsequent Acquisition Transaction, as discussed above under "Holders Resident in Canada — Alternative Subsequent Acquisition Transaction".

        Whether or not a Non-Resident Shareholder would be subject to tax under the Canadian Tax Act on any such capital gain would depend on whether Alcan Common Shares or any share of a taxable Canadian corporation issued as consideration for the Alcan Common Shares are "taxable Canadian property" to the Non-Resident Shareholder for purposes of the Canadian Tax Act at the time of a disposition of such shares and whether the Non-Resident Shareholder is entitled to relief under an applicable income tax convention and other circumstances at that time (see in particular the discussion below under "Delisting of Alcan Common Shares Following Completion of the Offer"). Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder is entitled pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.

        Any interest awarded by a court and paid or credited to a Non-Resident Shareholder exercising its right to dissent in respect of an Alternative Subsequent Acquisition Transaction will be subject to Canadian withholding tax in the same manner as described above under "Holders Not Resident in Canada — Compulsory Acquisition".

  Delisting of Alcan Common Shares Following Completion of the Offer

        As described above under "Circular — Effect of the Offer on the Market for Alcan Common Shares; Stock Exchange Listing and Public Disclosure", the Alcan Common Shares may cease to be listed on the TSX, the NYSE, the LSE, the SWX and Euronext Paris following the completion of the Offer and may not be listed on the TSX and the NYSE at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition, Compelled Acquisition or an Alternative Subsequent Acquisition Transaction.

        Non-Resident Shareholders are cautioned that: (a) if the Alcan Common Shares are not listed on a prescribed stock exchange (which includes the TSX and the NYSE) at the time they are disposed of (or for dispositions after the Tax Proposals have come into effect, on a "designated stock exchange"), the Alcan Common Shares will generally be taxable Canadian property to the Non-Resident Shareholder at the time of the disposition and the Non-Resident Shareholder may be subject to tax under the Canadian Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Canadian Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident; and (b) if the Alcan Common Shares are not listed on a prescribed stock exchange (which includes the TSX and the NYSE) at the time they are disposed of (or for dispositions after the Tax Proposals have come into effect, on a "recognized stock exchange"), the notification and withholding provisions of section 116 of the Canadian Tax Act will apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Canadian Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder.

        Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them, including any reporting requirements, of not disposing of their Alcan Common Shares pursuant to the Offer.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain material U.S. federal income tax considerations generally applicable to holders of Alcan Common Shares with respect to the disposition of Alcan Common Shares pursuant to the Offer or in certain transactions described in this Circular under the heading "Acquisition of Shares Not Deposited". It addresses only holders that hold Alcan Common Shares as capital assets. The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax-deferred accounts, holders that own or have owned 10% or more of Alcan stock by vote (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Alcan Common Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a "functional currency" other than the U.S. dollar, U.S. expatriates, and persons that acquired Alcan Common Shares in a compensation transaction.

        The following is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Treasury Regulations"), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Alcan Common Shares that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, have authority to control all of its substantial decisions or (B) it has properly elected to be treated as a domestic trust for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of a partner in a partnership will depend on the status of the partner and the activities of the partnership. Holders of Alcan Common Shares that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the disposition by the partnership of Alcan Common Shares pursuant to the Offer.

        This discussion assumes that Alcan is not, and has not been at any time during a U.S. Holder's holding period for its Alcan Common Shares, a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. If Alcan has been a PFIC at any time during a U.S. Holder's holding period, materially adverse U.S. federal income tax consequences would result to U.S. Holders.

        This summary is not intended to constitute, and should not be construed to constitute, definitive legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

  Disposition of Alcan Common Shares and Receipt of Cash Pursuant to the Offer

        A U.S. Holder that disposes of Alcan Common Shares in the Offer generally will recognize gain or loss equal to the difference between (i) the cash that the U.S. Holder is entitled to receive pursuant to the Offer and (ii) the U.S. Holder's adjusted tax basis in the Alcan Common Shares disposed of in the Offer. Gain or loss, as well as holding period, must be determined separately for each block of Alcan Common Shares (i.e., Alcan Common Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the block of the Alcan Common Shares were held for more than one year. Any gain or loss will generally be U.S. source.

  Acquisition of Alcan Common Shares Not Deposited

        Compulsory Acquisition or Compelled Acquisition of Alcan Common Shares. The U.S. federal income tax considerations generally applicable to a U.S. Holder that disposes of Alcan Common Shares in a Compulsory Acquisition or a Compelled Acquisition, as described in this Circular, generally will be as described under "— Disposition of Alcan Common Shares and Receipt of Cash Pursuant to the Offer" above.

        U.S. Holders that Demand Payment of the Fair Value of their Alcan Common Shares Disposed of in a Compulsory Acquisition. Although there is no authority directly on point, a U.S. Holder that elects to demand payment of the fair value of its Alcan Common Shares disposed of in a Compulsory Acquisition will likely recognize capital gain or loss at the time of the Compulsory Acquisition (even if the fair value of the Alcan Common Shares has not yet been judicially determined at such time), in an amount equal to the difference between (i) the amount realized by the U.S. Holder and (ii) the U.S. Holder's adjusted tax basis in the Alcan Common Shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the U.S. dollar equivalent amounts, determined at the spot Canadian dollar/U.S. dollar rate, of the trading values for the Alcan Common Shares on the settlement date of the Compulsory Acquisition. In such event, capital gain or loss also may be recognized by the U.S. Holder at the time the actual payment is received, to the extent that such payment exceeds, or is exceeded by, the amount previously realized. In addition, a portion of the actual payment received may instead be characterized as interest income, in which case the U.S. dollar value of the Canadian dollar amount of such portion generally should be included in ordinary income in accordance with the U.S. Holder's method of accounting. U.S. Holders that elect to demand payment of the fair value of their Alcan Common Shares disposed of in a Compulsory Acquisition should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

        Alternative Subsequent Acquisition Transaction. If the statutory right of Compulsory Acquisition is not available for any reason, or the Offeror determines not to exercise such right, the Offeror will effect an Alternative Subsequent Acquisition Transaction, as described in this Circular. The U.S. federal income tax considerations generally applicable to a U.S. Holder that disposes of Alcan Common Shares in an Alternative Subsequent Acquisition Transaction will depend upon the manner in which such transaction is carried out and may be substantially similar to, or materially different from, the considerations described above. U.S. Holders that dispose of Alcan Common Shares pursuant to an Alternative Subsequent Acquisition Transaction should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

        Amounts Subject to Canadian Withholding Tax. A U.S. Holder that elects to demand payment of the fair value of its Alcan Common Shares disposed of in a Compulsory Acquisition or an Alternative Subsequent Acquisition Transaction and that is subject to Canadian withholding tax, as described under "Circular — Material Canadian Federal Income Tax Considerations — Holders Not Resident in Canada" above, may be eligible to claim a deduction or credit for such Canadian taxes withheld. However, since any gain or loss realized on the disposition of Alcan Common Shares will generally be U.S. source, a U.S. Holder may have insufficient foreign source income to utilise foreign tax credits attributable to any Canadian withholding tax imposed on the disposition.

        If a U.S. Holder elects to claim a foreign tax credit, rather than a deduction, in a particular taxable year, such election will apply to all foreign taxes paid by the U.S. Holder in that taxable year. The rules governing the foreign tax credit are complex and the availability of the credit is subject to limitations. U.S. Holders should consult their own tax advisors as to the availability of the foreign tax credit in their particular circumstances.

Information Reporting and Backup Withholding

        Payments of the proceeds of a sale or exchange of Alcan Common Shares pursuant to the Offer by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Rio Tinto files annual reports on Form 20-F to, and furnishes other material information on Form 6-K with, the SEC. You may read and copy this information at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a website at www.sec.gov from which any electronic filings made by Rio Tinto may be obtained without charge. The information contained on the website is not incorporated by reference into the Offer, and you should not consider information contained on the website as part of the Offer or the Circular.

        Alcan files annual, quarterly and current reports and other required information with the SEC. You may obtain copies of the public filings made from time to time by Alcan with the SEC free of charge at www.sec.gov. In addition, documents filed with the SEC by Alcan may be obtained free of charge by contacting Alcan's media or investor relations departments or on Alcan's website at www.alcan.com. Filings made by Alcan with the Canadian securities regulatory authorities are available at www.sedar.com.

ALCAN INFORMATION

        Although it has no reason to doubt the accuracy of Alcan's public filings, the Offeror is not in a position to independently assess or verify the information in Alcan's publicly filed documents.

LEGAL MATTERS

        Certain Canadian and U.S. federal income tax matters will be passed upon by McCarthy Tétrault LLP and Linklaters LLP, respectively.

STATUTORY RIGHTS

        Securities legislation in the provinces and territories of Canada provides you with, in addition to any other rights you may have at law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to you. However, such rights must be exercised within prescribed time limits. You should refer to the applicable provisions of the securities legislation of your province or territory for particulars of those rights or consult with a lawyer.

DIRECTORS' APPROVAL

        The contents of the Offer and the Circular, together with the Appendix included therein, have been approved and the sending thereof to the Alcan shareholders has been authorized by the board of directors of the Offeror.

APPROVAL AND CERTIFICATE OF RIO TINTO CANADA HOLDING INC.

        The contents of the Offer and Circular, together with the Appendix included therein, have been approved by, and the sending thereof to the Alcan shareholders has been authorized by, the board of directors of Rio Tinto Canada Holding Inc. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated: July 24, 2007

/s/ IAN C. RATNAGE President	/s/ MICHEL JUTRAS Secretary
On behalf of the board of directors

/s/ MICHEL JUTRAS Director	/s/ IAN C. RATNAGE Director	/s/ JOCELIN PARADIS Director

APPENDIX A

DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND RIO TINTO

Directors and Executive Officers of Rio Tinto

        The name, age, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Rio Tinto are set forth below. Unless otherwise indicated below, the business address of each person is c/o Rio Tinto, 6 St James's Square, London, SW1Y 4LD (telephone: +44 20 7930 2399). In the past five years, to the best knowledge of the Offeror and Rio Tinto, none of the persons listed in this Appendix A or persons holding more than 10% of any class of equity securities of either the Offeror or Rio Tinto (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanours), or (ii) has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such officer, director or person from future violations of, or prohibiting activities subject to, U.S. federal or U.S. state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Directors (Including Executive Officers Who Are Directors) (as of July 24, 2007)

Paul Skinner (Chairman)	Age:	62

	Citizenship:	United Kingdom

	Director Since:	2001

	Rio Tinto Board Committees:	Nominations Committee (Chairman)

	Principal Occupation:	Chairman of Rio Tinto

	Recent Business Experience:	Paul graduated in law from Cambridge University and in business administration from Manchester Business School. He was previously a managing director of The "Shell" Transport and Trading Company plc and group managing director of The Royal Dutch/Shell Group of Companies, for whom he had worked since 1966. During his career he worked in all Shell's main businesses, including senior appointments in the United Kingdom, Greece, Nigeria, New Zealand and Norway. He was Chief Executive Officer of its global Oil Products business from 1999 to 2003.

	Other Directorships:	Director of Standard Chartered plc since 2003.

Director of the Tetra Laval Group since 2005.

Director of Air Liquide since May 2006.

Chairman of the International Chamber of Commerce (UK) since 2005.

Member of the board of INSEAD business school since 1999.

		Director of the Defence Management Board of the Ministry of Defence since June 2006.

		Director of The 'Shell' Transport and Trading Company plc from 2000 to 2003.

Tom Albanese (CEO)	Age:	49

	Citizenship:	United States

	Director Since:	2006

	Rio Tinto Board Committees:	None

	Principal Occupation:	Chief Executive of Rio Tinto

	Recent Business Experience:	Tom joined Rio Tinto in 1993 on Rio Tinto's acquisition of Nerco and held a series of management positions before being appointed chief executive of the Industrial Minerals group in 2000, after which he became chief executive of the Copper group and head of Exploration in 2004. He took over as chief executive from Leigh Clifford with effect from 1 May 2007.

	Other Directorships:	Director of Ivanhoe Mines Limited since November 2006. Director of Palabora Mining Company from 2004 to 2006. Member of the Executive Committee of the International Copper Association from 2004 to 2006.

Guy Elliott	Age:	51

	Citizenship:	United Kingdom

	Director Since:	2002

	Rio Tinto Board Committees:	None

	Principal Occupation:	Finance Director of Rio Tinto

	Recent Business Experience:	Guy joined the Group in 1980 after gaining an MBA. He has subsequently held a variety of commercial and management positions, including head of Business Evaluation and president of Rio Tinto Brasil.

	Other Directorships:	None

Ashton Calvert	Age:	61

	Citizenship:	Australia

	Director Since:	2005

	Rio Tinto Board Committees:	Nominations Committee, Committee on Social and Environmental Accountability

	Principal Occupation:	Director

	Recent Business Experience:	Ashton retired as secretary of the Department of Foreign Affairs and Trade of the Government of Australia in January 2005 after six and a half years in that position. He was educated at the University of Tasmania and, as a Rhodes scholar, also gained a doctorate in mathematics from Oxford University. During his career in the Australian foreign service he held appointments in Washington and, on four occasions, in Tokyo, where he was ambassador prior to his appointment as secretary. In these and other roles he developed extensive experience of the Asian countries which represent key markets for Rio Tinto.

	Other Directorships:	Director of Woodside Petroleum Limited since 2005.

Director of The Australian Trade Commission between 1998 and 2005.

Director of The Export Finance and Insurance Corporation between 1998 and 2005.

Director of The Australian Strategic Policy Institute between 2001 and 2005.

Sir David Clementi	Age:	58

	Citizenship:	United Kingdom

	Director Since:	2003

	Rio Tinto Board Committees:	Audit Committee, Remuneration Committee

	Principal Occupation:	Director

	Recent Business Experience:	Sir David is chairman of Prudential plc, prior to which he was Deputy Governor of the Bank of England. His earlier career was with Kleinwort Benson where he spent 22 years, holding various positions including chief executive and vice chairman. A graduate of Oxford University and a qualified chartered accountant, Sir David also holds an MBA from Harvard Business School.

	Other Directorships:	Chairman of Prudential plc since 2002.
Member of the Financial Reporting Council since 2003.

Vivienne Cox	Age:	48

	Citizenship:	United Kingdom

	Director Since:	2005

	Rio Tinto Board Committees:	Audit Committee

	Principal Occupation:	Executive Vice President of BP p.l.c. for Gas Power & Renewables and Integrated Supply & Trading.

	Recent Business Experience:	Vivienne is currently executive vice president of BP p.l.c. for Gas Power & Renewables and Integrated Supply & Trading. She is a member of the BP group chief executive's committee. She holds degrees in chemistry from Oxford University and in business administration from INSEAD. During her career in BP she has worked in chemicals, exploration, finance, and refining and marketing.

	Other Directorships:	Non Executive Director of Eurotunnel plc between 2001 and 2004.

Sir Rod Eddington	Age:	57

	Citizenship:	Australia

	Director Since:	2005

	Rio Tinto Board Committees:	Nominations Committee, Committee on Social and Environmental Accountability

	Principal Occupation:	Director

	Recent Business Experience:	Sir Rod was chief executive of British Airways Plc until the end of September 2005. Prior to his role with British Airways, Sir Rod was Managing Director of Cathay Pacific Airways from 1992-1996 and Executive Chairman of Ansett Airlines from 1997-2000.

	Other Directorships:	Director of News Corporation plc since 1999.

Director of John Swire & Son Pty Limited since 1997.

Non executive chairman of JPMorgan Australia and New Zealand since January 2006.

Director of CLP Holdings since January 2006.

Director of Allco Finance Group Limited since July 2006.

Chief executive British Airways Plc from 2000 until 2005.

		Chairman of the EU/Hong Kong Business Co-operation Committee of the Hong Kong Trade Development Council from 2002 until March 2006.

Michael Fitzpatrick	Age:	53

	Citizenship:	Australia

	Director Since:	2006

	Rio Tinto Board Committees:	Audit Committee, Remuneration Committee

	Principal Occupation:	Director

	Recent Business Experience:	Michael recently sold his interest in, and ceased to be a director of, Hastings Funds Management Ltd., the pioneering infrastructure asset management company which he founded in 1994. He is Chairman of the Victorian Funds Management Corporation, which manages funds on behalf of the State of Victoria, and of Treasury Group Limited, an incubator of fund management companies. He is a commissioner of the Australian Football League, having previously played the game professionally, and is a former chairman of the Australian Sports Commission.

	Other Directorships:	Managing director of Hastings Funds Management between 1994 and 2006.

		Chairman of the Victorian Funds Management Corporation since 2006.

		Chairman of Treasury Group Limited since 2005.

		Director of Pacific Hydro Limited between 1996 to 2004.

		Director of Australian Infrastructure Fund Limited from 1994 to 2005.

		Director of the Walter & Eliza Hall Institute of Medical Research since 2001.

Richard Goodmanson	Age:	59

	Citizenship:	United States

	Director Since:	2004

	Rio Tinto Board Committees:	Remuneration Committee, Committee on Social and Environmental Accountability (Chairman)

	Principal Occupation:	Executive Vice President and Chief Operating Officer of DuPont

	Recent Business Experience:	Richard is executive vice president and chief operating officer of DuPont and holds degrees in civil engineering, economics, commerce and a masters of business administration. During his career he has worked at senior levels for McKinsey & Co, PepsiCo and American West Airlines, where he was president and CEO. He joined DuPont in early 1999 and in his current position has responsibility for a number of the global functions, and for the non US operations of DuPont with particular focus on growth in emerging markets.

	Other Directorships:	Chairman of the United Way of Delaware since January 2006 (director since 2002).

Director of the Boise Cascade Corporation between 2000 and 2004.

Andrew Gould	Age:	60

	Citizenship:	United Kingdom

	Director Since:	2002

	Rio Tinto Board Committees:	Audit Committee (Chairman), Remuneration Committee

	Principal Occupation:	Chairman and Chief Executive Officer of Schlumberger Limited

	Recent Business Experience:	Andrew is chairman and chief executive officer of Schlumberger Limited, where he has held a succession of financial and operational management positions, including that of executive vice president of Schlumberger Oilfield Services and president and chief operating officer of Schlumberger Limited. He has worked in Asia, Europe and the US. He joined Schlumberger in 1975. He holds a degree in economic history from Cardiff University and qualified as a chartered accountant with Ernst & Young.

	Other Directorships:	Chairman and Chief Executive Officer of Schlumberger Limited since 2003.

Member of the UK Prime Minister's Council of Science and Technology.

Lord Kerr of Kinlochard	Age:	65

	Citizenship:	United Kingdom

	Director Since:	2003

	Rio Tinto Board Committees:	Audit Committee, Committee on Social and Environmental Accountability

	Principal Occupation:	Director

	Recent Business Experience:	An Oxford graduate, John was a member of the UK Diplomatic Service for 36 years and headed it from 1997 to 2002 as Permanent Under Secretary at the Foreign Office. On a secondment to the UK Treasury he was principal private secretary to two Chancellors of the Exchequer. His foreign service included periods in the Soviet Union and Pakistan, and as Ambassador to the European Union (1990 to 1995), and the US (1995 to 1997). He has been a member of the House of Lords since 2004.

	Other Directorships:	Deputy Chairman of Royal Dutch Shell plc since 2005.

		Director of The "Shell" Transport and Trading Company plc 2002 - 2005.

		Director of The Scottish American Investment Trust plc since 2002.

		Chairman of the Court and Council of Imperial College, London since 2005.

		Trustee of the Rhodes Trust since 1997. Fulbright Commissioner since 2004.

		Trustee of the National Gallery since 2002; Trustee of the Carnegie Trust since 2005.

David Mayhew	Age:	67

	Citizenship:	United Kingdom

	Director Since:	2000

	Rio Tinto Board Committees:	Nominations Committee, Audit Committee (in an advisory capacity)

	Principal Occupation:	Chairman of JP Morgan Cazenove

	Recent Business Experience:	David joined Cazenove in 1969 from Panmure Gordon. In 1972 he became the firm's dealing partner and was subsequently responsible for the Institutional Broking Department. From 1986 until 2001 he was the partner in charge of the firm's Capital Markets Department. He became Chairman of Cazenove on incorporation in 2001 and Chairman of JP Morgan Cazenove in 2005.

	Other Directorships:	Chairman of Cazenove Group Limited (formerly Cazenove Group plc) since 2001.

Sir Richard Sykes	Age:	64

	Citizenship:	United Kingdom

	Director Since:	1997

	Rio Tinto Board Committees:	Remuneration Committee (Chairman), Nominations Committee

	Principal Occupation:	Rector of Imperial College, London

	Recent Business Experience:	After reading microbiology at the University of London, Sir Richard obtained doctorates in microbial chemistry and in science from the University of Bristol and the University of London respectively. A former chairman of GlaxoSmithKline plc Sir Richard is a Fellow of the Royal Society.

	Other Directorships:	Director of Lonza Group Limited since 2003, Deputy Chairman since 2005.

Chairman of the Healthcare Advisory Group (Apax Partners Limited) since 2002.

Chairman of Metabometrix Limited since 2004. Director of Merlion Pharmaceuticals Pte Limited since 2005.

Director of Abraxis BioScience since 2005.

Chairman of Medeus (later Zeneus) Holdings Limited between 2004 and 2005.

Chairman of GlaxoSmithKline plc between 2000 and 2002.

Rector of Imperial College, London since 2001.

Trustee of the Natural History Museum, London between 1996 and 2005 and of the Royal Botanic Gardens, Kew between 2003 and 2005.

Executive Officers Who Are Not Directors (as of July 24, 2007)

Leigh Clifford	Age:	59

	Citizenship:	Australia

	Director:	1994 to 30 April 2007

	Rio Tinto Board Committees:	None

	Principal Occupation:	Executive — Rio Tinto

	Recent Business Experience:	Leigh graduated from the University of Melbourne as a mining engineer and gained a Master of Engineering Science from the same University. He has held various roles in the Group's coal and metalliferous operations since joining in 1970, including managing director of Rio Tinto Limited, chief executive of the Energy group and, from 2000 to end April 2007, Chief Executive of Rio Tinto. He was a member of the Coal Industry Advisory Board of the International Energy Agency for a number of years and its chairman from 1998 to 2000.

	Other Directorships:	Director Barclays Bank plc since 2004.

Director of Freeport-McMoRan Copper & Gold Inc between 2000 and 2004.

Preston Chiaro	Age:	53

	Citizenship:	United States

	Principal Occupation:	Chief Executive of the Rio Tinto Energy group

	Recent Business Experience:	Preston was appointed chief executive of the Energy group in September 2003. He heads the Group's climate change and sustainable development leadership panels. He joined the Group in 1991 at Kennecott Utah Copper's Bingham Canyon mine as vice president, technical services. In 1995 he became vice president and general manager of Boron operations in California. He was chief executive of Rio Tinto Borax from 1999 to 2003.

Bret Clayton	Age:	44

	Citizenship:	United States

	Principal Occupation:	Chief Executive of the Rio Tinto Copper group

	Recent Business Experience:	Bret was appointed chief executive of the Copper group in July 2006. He joined the Group in 1995 and has held a series of management positions, including chief financial officer of Rio Tinto Iron Ore and president and chief executive officer of Rio Tinto Energy America. Prior to joining the Group, Bret worked for PricewaterhouseCoopers for nine years, auditing and consulting to the mining industry. He has been a member of the Executive Committee of the International Copper Association since July 2006.

Oscar Groeneveld	Age:	53

	Citizenship:	Australia

	Principal Occupation:	Chief Executive of the Rio Tinto Aluminium group

	Recent Business Experience:	Oscar has been with the Group for 30 years and was appointed chief executive of the Aluminium group in October 2004. He has qualifications in engineering, science and management and is also responsible for Rio Tinto Japan, Kennecott Land and heads the Group's Safety Leadership Panel. He has occupied senior roles in coal, aluminium and technology and was Copper group chief executive from 1999 to 2004. He was an executive director of the Group from 1998 to 2004.

Keith Johnson	Age:	45

	Citizenship:	United Kingdom

	Principal Occupation:	Chief Executive, Business Resources

	Recent Business Experience:	Keith was appointed chief executive, Business Resources on 1 June 2007, having been Chief Executive, Diamonds since 2003. He holds degrees in mathematics and management and is a Fellow of the Royal Statistical Society. Prior to joining Rio Tinto he worked in analytical roles in the UK Treasury, private consulting and the oil industry. He joined Rio Tinto in 1991 and has held a series of management positions including head of Business Evaluation and most recently as managing director of Comalco Mining and Refining.

Andrew Mackenzie	Age:	50

	Citizenship:	United Kingdom

	Principal Occupation:	Chief Executive of the Rio Tinto Diamonds and Industrial Minerals group

	Recent Business Experience:	Andrew joined Rio Tinto in 2004 as chief executive Industrial Minerals, previously he had been group vice president, BP Petrochemicals. He spent 22 years with BP primarily in the UK and North America in senior positions including head of Capital Markets in BP Finance, chief reservoir engineer with oversight of oil and gas reserves and production, head of Government and Public Affairs worldwide and group vice president Technology which included responsibility for research and development and engineering.

Grant Thorne	Age:	57

	Citizenship:	Australia

	Principal Occupation:	Chief Executive of the Rio Tinto Technology and Innovation group.

	Recent Business Experience:	Grant was appointed Group executive, Technology and Innovation on 1 June 2007. After tertiary study at the University of Queensland, he joined the Group in 1975 and has held senior operational roles in base metals, aluminium and coal. He was Vice-president of Research and Technology for Comalco from 1994 to 1995. His service has included appointments in Australia, Indonesia, Papua New Guinea and UK. Prior to his current appointment, he was Managing Director of Rio Tinto's coal business in Australia. Grant is a Fellow and Chartered Professional (Management) of the Australasian Institute of Mining and Metallurgy.
Member of the Coal Industry Advisory Board to the International Energy Agency from 2002 to 2006. Director of The Wesley Research Institute from 2002 to 2003. President of the Queensland Resources Council from 2002 to 2004. Managing Director of Coal and Allied Industries from 2004 to 2006.

Sam Walsh	Age:	57

	Citizenship:	Australia

	Principal Occupation:	Chief Executive of the Rio Tinto Iron Ore group

	Recent Business Experience:	Sam was appointed chief executive of the Iron Ore group in 2004. He joined Rio Tinto in 1991, following 20 years in the automotive industry at General Motors and Nissan Australia. He has held a number of management positions within the Group, including managing director of Comalco Foundry Products, CRA Industrial Products, Hamersley Iron Sales and Marketing, Hamersley Iron Operations, vice president of Rio Tinto Iron Ore (with responsibility for Hamersley Iron and Robe River) and from 2001 to 2004 chief executive of the Aluminium group. Sam is also a Fellow of the Australian Institute of Management and the Australian Institute of Mining and Metallurgy.

Directors of Rio Tinto Canada Holding Inc.

Ian C. Ratnage	Age:	59

	Citizenship:	United Kingdom

	Principal Occupation:	Global Head of Treasury

	Recent Business Experience:	Ian joined Rio Tinto in 1976 and held a number of senior financial positions prior to becoming Head of Treasury in 1992. He is a Fellow of the Institute of Chartered Accountants in England and Wales and a member of the Association of Corporate Treasurers. He is also a graduate of Harvard Business School (PMD1991).

	Other Directorships:	No external appointments.

Michel Jutras	Age:	57

	Citizenship:	Canada

	Principal Occupation:	Country Representative — Rio Tinto Canada (RTC) and General Counsel and Secretary of Rio Tinto Iron & Titanium

	Recent Business Experience:	Michel joined QIT-Fer et Titane Inc. in 1986 as General Counsel. The business was acquired by the Rio Tinto Group in 1989 and has continued since then under the above banner. He preceded his current association by a 10-year career in private practice and as in-house counsel with a major resource company where he held a number of positions in the company's operations in North America.

	Other Directorships:	In addition to his position as the chief legal officer, Michel also serves on the Boards of several companies and committees of the Group, including Rio Tinto Canada Inc., Diavik Diamond Mines Inc., Richards Bay Iron & Titanium (Pty) Ltd, Kennecott Canada Exploration Inc. and QIT Madagascar Minerals Ltd.

Jocelin Paradis	Age:	41

	Citizenship:	Canada

	Principal Occupation:	Vice-President Tax for Rio Tinto in Canada

	Recent Business Experience:	Vice-President Tax of the Rio Tinto Group in Canada since June 2005. Taxation Executive for Rio Tinto plc from January 2004 to June 2006. Assistant Tax Manager of Rio Tinto Fer et Titane from September 2001 to January 2004.

	Other Directorships:	Rio Tinto Iron & Titanium Inc., The Consolidated Zinc Corporation of Canada Ltd., Waite Lakes Mines Inc., Rio Tinto Canada Inc. and Rio Tinto Services Canada Inc.

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

In Canada
By Mail:	By Registered Mail, Hand or by Courier:
P.O. Box 7025 31 Adelaide Street East Toronto, Ontario M5C 2T1 Attention: Corporate Actions	100 University Avenue 9th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions
Toll Free (North America): 1-866-624-1341 Overseas: +1 (514) 982-7555 Email: corporateactions@computershare.com
Montréal		Vancouver	Calgary
By Hand:	Registered Mail or by Courier:	By Registered Mail, Hand or by Courier:	By Registered Mail, Hand or by Courier:
650 de Maisonneuve Blvd West Suite 700 Montréal, Quebec H3A 3S8	1500 University Street Suite 700 Montréal, Quebec H3A 3S8	510 Burrard Street 2nd Floor Vancouver, British Columbia V6C 3B9	Western Gas Tower Suite 600, 530 8th Avenue S.W. Calgary, Alberta T2P 3S8
In the United States:
By Mail: c/o Computershare Trust Company, N.A. Attention: Corporate Actions P.O. Box 43014 Providence, Rhode Island 02940-3014	By Hand or by Courier: c/o Computershare Trust Company, N.A. Attention: Corporate Actions 250 Royall Street Canton, Massachusetts 02021
The Dealer Managers for the Offer are:
In the United States:	In Canada:

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Toll Free: 1 (877) 221-7676	CIBC World Markets Inc. 161 Bay Street, 6th Floor Toronto, Ontario M5J 2S8 Toll Free: 1 (866) 744-2030 (English) Telephone: (514) 847-6638 (French)

The Information Agent for the Offer is:

100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free: 1 (888) 605-7629

European Union Free Call: 00 800 6540 6540
Australia Free Call: 1 (800) 216 071

        Any questions and requests for assistance may be directed by Alcan Shareholders to the Dealer Managers, the Depositary or the Information Agent at their respective telephone numbers and locations set forth above.

QuickLinks

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO SHAREHOLDERS IN FRANCE
HOLDERS IN BELGIUM OF SHARES AND IDRs
NOTICE TO HOLDERS OF OPTIONS
EXCHANGE RATE INFORMATION
FORWARD-LOOKING STATEMENTS
CERTAIN DEFINED TERMS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS
SUMMARY OF THE OFFER
MARKET PRICES
REPORTING CURRENCIES AND FINANCIAL PRINCIPLES
OFFER
CIRCULAR
ABOUT RIO TINTO
ABOUT RIO TINTO CANADA HOLDING INC.
ABOUT ALCAN INC.
RELATIONSHIPS BETWEEN THE OFFEROR AND ALCAN
BACKGROUND TO THE OFFER
SUPPORT AGREEMENT
PURPOSE OF THE OFFER
SOURCE AND AMOUNT OF FUNDS
FEES AND EXPENSES
EFFECT OF THE OFFER ON THE MARKET FOR ALCAN COMMON SHARES; STOCK EXCHANGE LISTING AND PUBLIC DISCLOSURE
REGULATORY MATTERS
ACQUISITION OF SHARES NOT DEPOSITED
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
ALCAN INFORMATION
LEGAL MATTERS
STATUTORY RIGHTS
DIRECTORS' APPROVAL
APPROVAL AND CERTIFICATE OF RIO TINTO CANADA HOLDING INC.
APPENDIX A DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR AND RIO TINTO
Directors (Including Executive Officers Who Are Directors) (as of July 24, 2007)
Executive Officers Who Are Not Directors (as of July 24, 2007)
Directors of Rio Tinto Canada Holding Inc.
The Depositary for the Offer is: COMPUTERSHARE INVESTOR SERVICES INC.